================================================================================

    As filed with the Securities and Exchange Commission on __________, 1998

                                              Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              -------------------


                              ZIONS BANCORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Utah                                   6712                         87-0227400
              ----                                   ----                         ----------
(State or other jurisdiction of          (Primary Standard Industrial           (IRS Employer
 incorporation or organization)           Classification Code Number)        Identification No.)

                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                                Harris H. Simmons
                      President and Chief Executive Officer
                              Zions Bancorporation
                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              -------------------

                                   Copies to:

   Brian D. Alprin, Esq.                    Kenneth E. Roberts, Esq.
   Laurence S. Lese, Esq.                   Gordon E. Crim, Esq.
   Duane, Morris & Heckscher LLP            Foster Pepper & Shefelman LLP
   1667 K Street, N.W., Suite 700           101 S.W. Main Street, 15th Floor
   Washington, D.C.  20006-1608             Portland, Oregon 97204-3223
   (202) 776-7800                           (503) 221-0607

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Proxy Statement/Prospectus contained herein.

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

========================================================================================================================
                                                              Proposed                 Proposed
                                                              maximum                   maximum
Title of securities to be         Amount to be          offering price per             aggregate           Amount of
        registered                 registered                  share                offering price(1)  registration fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         2,020,791
                                   Shares                        NA                   $22,279,000           $6,573
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) on the basis of the book value of the outstanding shares of Common Stock, $2.50 par value, of The Commerce Bancorporation on June 30, 1998 (the latest practicable date prior to filing the registration statement) of $22,279,000, such stock to be canceled upon effectiveness of the Reorganization described herein.

                              -------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           THE COMMERCE BANCORPORATION
                                 Proxy Statement
                                       For
                         Special Meeting of Shareholders
                          To be Held on ________, 1998

                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                            Up to 2,020,791 Shares of
                                  Common Stock

         The Commerce Bancorporation, a Washington corporation (the "Company"), is furnishing this Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of the Company to be held on ___, 1998 (the "Special Meeting") and at any adjournments or postponements thereof. The Company has first mailed this Proxy Statement/Prospectus and accompanying notice of special meeting and form of proxy ("Proxy") on or about ____, 1998 to its shareholders of record as of __________, 1998 (the "Record Date").

         At the Special Meeting, the holders of each outstanding share of Company common stock, $2.50 par value ("Company Common Stock") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Plan of Reorganization"), dated as of May 13, 1998, between the Company and Zions Bancorporation, a Utah corporation ("Zions"), and the transactions contemplated by the Plan of Reorganization. If the Company's shareholders approve the Plan of Reorganization, the Company will merge with and into Zions, which shall be the surviving corporation (the "Reorganization").

         Upon consummation of the Reorganization, the shareholders of the Company will receive, in exchange for each share of Company Common Stock, that number of shares of Zions common stock, no par value ("Zions Common Stock") calculated by dividing $30.70 by the Average Closing Price (as defined). On ______, 1998, the closing price of Zions Common Stock on the Nasdaq Stock Market was $_____ per share. Assuming that the Reorganization had been consummated as of that date, Zions would have issued approximately of a share of its common stock for each share of Company Common Stock, or an equivalent market value of $30.70 per share of Company Common Stock.

                               ------------------

         For the action of the shareholders to be effective, holders of two-thirds of the issued and outstanding shares of Company Common Stock must vote in favor of the Reorganization. All regulatory approvals have [not yet] been obtained.

                               ------------------

         Neither the Securities and Exchange Commission Nor Any State Securities Commission Has Approved or Disapproved the Shares of Zions Common Stock to Be Issued in the Reorganization or Determined If this Proxy Statement/ Prospectus Is Truthful or Complete. Any Representation to the Contrary Is a Criminal Offense.

         The Shares of Zions Common Stock Offered Hereby Are Not Savings Accounts, Deposits or Other Obligations of a Bank or Savings Association and Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Governmental Agency.

        The date of this Proxy Statement/Prospectus is ___________, 1998.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY.....................................................................1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION.................11

WHERE YOU CAN FIND MORE INFORMATION........................................11

ZIONS DOCUMENTS INCORPORATED BY REFERENCE..................................13

THE SPECIAL MEETING........................................................14
         Date, Time and Place..............................................14
         Matters to be Considered at the Special Meeting...................14
         Record Date; Voting Rights........................................14
         Quorum; Vote Required for Approval................................14
         Voting and Revocation of Proxies..................................15
         Solicitation of Proxies...........................................15
         Security Ownership of Certain Beneficial Owners and Management....15

PLAN OF REORGANIZATION.....................................................15
         The Reorganization................................................16
         Certain Definitions...............................................16
         Background of and Reasons for the Reorganization..................17
         Voting Agreements.................................................20
         Required Vote; Management Recommendation..........................21
         Opinion of Financial Advisor......................................21
         Conversion of Company Shares......................................27
         Company Stock Options.............................................28
         Federal Income Tax Consequences of the Reorganization.............28
         Rights of Dissenting Shareholders.................................29
         Interests of Certain Persons in the Transaction...................31
         Inconsistent Activities...........................................33
         Conduct of Business Pending the Reorganization....................33
         Conditions to the Reorganization..................................34
         Representations and Warranties....................................35
         Amendment and Waiver..............................................36
         Authorized Termination and Damages for Breach.....................36
         Restrictions on Resales by Company Affiliates.....................37
         Expenses .........................................................37
         Government Approvals..............................................37
         Effective Date of the Reorganization..............................38

         Accounting Treatment..............................................38
         Relationship Between Zions and the Company........................38

SUPERVISION AND REGULATION.................................................38
         Zions.............................................................39
         Regulatory Capital Requirements...................................39
         Other Regulatory and Supervisory Issues...........................43
         Deposit Insurance and Other Assessments...........................44
         Interstate Banking................................................45

MONETARY POLICY............................................................46

INFORMATION CONCERNING ZIONS BANCORPORATION................................47
         Selected Financial Data...........................................47
         Stock Prices and Dividends on Zions Common Stock..................49

INFORMATION ABOUT THE COMMERCE BANCORPORATION..............................50
         The Company.......................................................50
         The Bank .........................................................51
         Business Strategy.................................................51
         Products and Services.............................................51
         Competition.......................................................52
         Employees.........................................................53
         Properties........................................................53
         Legal Proceedings.................................................53
         Supervision and Regulation........................................54
         Summary Financial Data............................................58
         Stock Prices and Dividends on Company Common Stock................59
         Certain Transactions of the Company...............................60
         Stockholdings of Directors, Officers and Certain Others...........60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS.........................................62
         Financial Highlights..............................................62
         Net Interest Income...............................................62
         Provision for Loan Losses.........................................63
         Non-Interest Income...............................................63
         Non-Interest Expense..............................................63
         Income Taxes......................................................64
         Investment Portfolio..............................................64
         Loans.............................................................67
         Allowance for Loan Losses.........................................67
         Deposits .........................................................67

         Asset-Liability Management/Interest Rate Sensitivity..............67
         Liquidity.........................................................69
         Capital Resources.................................................70
         Year 2000 Planning................................................70

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ZIONS AND THE
         COMPANY...........................................................70
         General  .........................................................70
         Anti-takeover Matters.............................................71
         Shareholder Rights Plan...........................................74
         Board of Directors................................................75
         Special Shareholders' Meetings....................................77
         Amendment of Articles and Bylaws..................................77
         Dissenters' Rights................................................78
         Preemptive Rights.................................................79
         Dividend Rights...................................................79
         Liquidation Rights................................................79
         Miscellaneous.....................................................80

LEGAL OPINIONS.............................................................80

EXPERTS....................................................................80

OTHER MATTERS..............................................................81

Appendix A - Agreement and Plan of Reorganization between The Commerce
             Bancorporation and Zions Bancorporation

Appendix B - Rights of Dissenters underss ss.ss. 23B.13.010 to 23B.13.310 of the
             Washington Business Corporation Act

Appendix C - Fairness Opinion of Keefe, Bruyette & Woods, Inc.

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Reorganization fully and for a more complete description of the legal terms of the Reorganization, you should read carefully this entire document, including the Appendices and the documents we have referred you to. A copy of the Plan of Reorganization is attached as Appendix A to this Proxy Statement/Prospectus. See "Where You Can Find More Information."

The Parties

         Zions Bancorporation ("Zions") is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions is the second largest bank holding company headquartered in Utah. In 1997, Zions achieved a significant expansion of commercial banking operations in Utah, Nevada, and Arizona, and expanded its franchise by adding banking operations in Colorado, New Mexico, Idaho and California. Its principal subsidiaries are banking subsidiaries which include Zions First National Bank, the second largest commercial banking organization in the state of Utah; Nevada State Bank, the fifth largest commercial bank in Nevada; and National Bank of Arizona, the fifth largest commercial bank in Arizona. Additionally, Zions has significant banking operations in Colorado through its subsidiaries, Val Cor Bancorporation, Inc., which operates through its subsidiary Vectra Bank Colorado, National Association, the [FIFTH] largest commercial bank in Colorado, Pitkin County Bank and Trust Co., and Centennial Savings Bank, F.S.B.; and in California through its subsidiary Grossmont Bank. Upon completion of the pending acquisition of Sumitomo Bank of California, these two California banks will combine to form California Bank and Trust, which will be the fifth largest commercial bank in California. See "Recent Developments" below. Acquisitions during 1997 consisted of Aspen Bancshares and its affiliate banks with branches in Colorado and New Mexico; Tri-State Bank in Idaho, which was merged into Zions First National Bank; 31 Wells Fargo branches in Utah, Idaho, Arizona and Nevada; Sun State Bank in Nevada which was merged into Nevada State Bank; Grossmont Bank in San Diego, California; and the public finance firms of Howarth & Associates in Nevada and Kelling, Northcross and Nobriga, Inc. in California; and during 1998 consisted of Vectra Banking Corporation and its banking subsidiary, Vectra Bank, located in Denver, Colorado; Sky Valley Bank Corp. and its banking subsidiary. The First National Bank in Alamosa, with offices in Alamosa, Center, and Saguache, Colorado; and Tri-State Finance Corporation and its banking subsidiary, Tri-State Bank, in Denver. As of March 31, 1998, Zions had total consolidated assets of $10.6 billion, deposits of $7.8 billion, and shareholders' equity of $724 million. See "Information Concerning Zions Bancorporation." Zions' principal executive offices are at One South Main, Suite 1380, Salt Lake City, Utah 84111 (telephone: 801/524- 4787).

         The Commerce Bancorporation (the "Company") was organized in 1987 under Washington law for the purpose of becoming a bank holding company for The Commerce Bank of Washington, N.A. (the "Bank"), a national banking association that commenced operations in 1988. The Company conducts its business through its sole subsidiary, the Bank, and has no separate operations or facilities. The Company maintains its executive offices at the office of the Bank at 601 Union St., Suite 3600, Seattle, Washington, and its telephone number is 206/292- 3900.

         The Commerce Bank of Washington, N.A., organized in 1988 under federal law as a national banking association, is a commercial bank serving the greater Seattle, Washington, metropolitan area and communities throughout the Puget Sound region. The Bank operates from asingle office at 601 Union St., Suite 3600, Seattle, Washington. As of March 31, 1998, the Bank had total assets of approximately $330.2 million and total deposits of $245.3 million.

The Special Meeting; Purpose

         The Special Meeting of Shareholders of the Company (the "Special Meeting") will be held at _____ a.m., local time, on____________, 1998 at ______________________. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of . The Reorganization and to transact such other business as may properly come before the Special Meeting.

Record Date; Voting Rights

         The The Record Date for determining the shareholders of the Company entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting is the close of business on _________, 1998. Each outstanding share of Company Common Stock entitles its holder of record on the Record Date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Vote Required for Approval

         The Approval of the Plan of Reorganization requires the affirmative vote of a two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Dissenters' Rights

         Under Washington law, shareholders of the Company are entitled to dissent from the Reorganization and to receive cash equal to the fair value for such shares in accordance with procedures established by Washington law. Since exercise and preservation of dissenters' rights are conditioned on strict observance of the applicable section of Washington law, each Company shareholder who chooses to exercise dissenters' rights should consult and strictly observe the procedures set forth in the statute, a copy of which is attached as Appendix B to this Proxy. Statement/Prospectus. Failure to follow the statutory provisions precisely may result in loss of such shareholder's dissenters' rights under Washington law. See "Plan of Reorganization--Rights of Dissenting Shareholders," and Appendix B to this Proxy Statement/Prospectus.

Security Ownership of Certain Beneficial Owners and Management

         As of _____________, 1998, directors, executive officers, and other affiliates of the Company beneficially owned _____ shares, or _____% of the outstanding shares of Company Common Stock. These persons, in their capacity as shareholders, have agreed with Zions to vote their shares in favor of the Plan of Reorganization.

Opinion of Company's Financial Advisor

         The Company has received an opinion from its independent financial advisor which states that the merger consideration to be paid pursuant to the Plan of Reorganization is fair to the Company shareholders from a financial point of view. A copy of the opinion of the independent financial advisor is attached as Appendix C to this Proxy Statement/Prospectus. See "Plan of Reorganization--Opinion of Financial Advisor" and Appendix C.

Proposed Reorganization

         At the Special Meeting, the Company will ask each of the holders of Company Common Stock to consider and approve the Plan of Reorganization. The Plan of Reorganization provides for the merger of the Company into Zions, whereby Zions will be the surviving corporation. After the Reorganization, the Bank will be a wholly-owned subsidiary of Zions. See "Plan of Reorganization." A copy of the Plan of Reorganization is attached as Appendix A to this Proxy Statement/Prospectus.

Reorganization Consideration

         Upon consummation of the Reorganization, Zions will issue shares of its Common Stock to the Company's shareholders. Under the terms of the Plan of Reorganization, each shareholder of the Company will be entitled to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing $30.70 by the Average Closing Price (as defined). On _________, 1998, the closing price of Zions Common Stock on the Nasdaq National Market System ("Nasdaq NMS") was $______ per share. If the Reorganization had been consummated on that date and the Average Closing Price had been $______, Company shareholders would have been entitled to receive approximately _____ of a share of Zions Common Stock for each share of Company Common Stock, or an equivalent market value of $30.70 per share of Company Common Stock. Because the Average Closing Price represents a variable amount, the parties are unable to determine the Exchange Ratio (as defined) and the number of shares of Zions Common Stock that shareholders of the Company will receive for each share of Company Common Stock until the Effective Date. Only at the Effective Date of the Reorganization will these amounts be determined and known.

         Zions will not issue fractional shares of its common stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share will not include the right to vote or to receive dividends or any interest on such share. See "Plan of Reorganization" below.

Reasons for the Reorganization

         Management and the Board of Directors of the Company believe that it is in the best interests of the Company and its shareholders for the Company to merge with Zions. In considering the Plan of Reorganization, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders will receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the communities in which the Bank operates. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by the Company's Board of Directors in determining to recommend the Plan of Reorganization to the Company's shareholders for their approval.

         For Zions, the Reorganization will provide an opportunity to further broaden its franchise through its expansion into the State of Washington, where Zions has not previously had a presence. Zions proposes to broaden its geographical base and diversify its banking operations. The combination of the different skills, resources and services offered by the Company and Zions, together with the additional skills and resources available in the broader Zions organization, will make the resulting banking group able to compete more effectively in its markets with other full-service financial institutions. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

Board of Directors Recommendation

         The Board of Directors of the Company unanimously believes that the Reorganization is in the best interests of the Company, its shareholders, and the employees and customers of the Bank, and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

         Shareholders of the Company are requested to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that, following the Reorganization, James C. Hawkanson, currently chief executive officer of the Bank, will serve as chief executive officer of the Bank or any depository institution which is successor-in-interest to the Bank. Mr. Hawkanson will enter into three-year employment agreement with Zions effective as of the Effective Date. In addition, in recognition of Mr. Hawkanson's contributions to the success of the Company and the successful negotiation of the Plan of Reorganization, the Company's Board granted Mr. Hawkanson a cash bonus of $180,000 effective upon closing of the Reorganization. Robert R. Richards, the Company's president and chief executive officer, will also receive $180,000 cash bonus upon closing, and will be entitled to forgiveness of indebtedness of $75,757 relating to the Company's employee stock loan program. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

Company Stock Options

         Currently, members of senior management of the Company and the Bank hold stock options to purchase an aggregate of 239,614 shares of Company Common Stock. At the Effective Date, each stock option to purchase Company Common Stock not exercised prior to the Effective Date will automatically be converted into an option to acquire shares of Zions Common Stock. See "Plan of Reorganization--Company Stock Options," below.

Tax Consequences

         The parties to the Reorganization intend that the Reorganization will be treated for federal income tax purposes as a tax-free reorganization. In a tax-free reorganization, Company shareholders will recognize no gain or loss upon the exchange of their shares of Company Common Stock for Zions Common Stock (except with respect to cash received by such shareholders in lieu of fractional shares). See "Plan of Reorganization--Federal Income Tax Consequences of the Reorganization."

Conditions to the Reorganization; Regulatory Approval

         Consummation of the Reorganization is subject to satisfaction of a number of conditions, including (i) obtaining requisite approval from the Company shareholders, (ii) obtaining all requisite regulatory approvals from the Board of Governors, the Commissioner of Financial Institutions of the State of Utah (the "Commissioner"), and the Washington Department of Financial Institutions (the "Department"), (iii) receiving an opinion of counsel with respect to certain tax aspects of the Reorganization, (iv) the absence of any material adverse change with respect to the operations and financial condition of the Company or Zions, (v) a concurrence that no act or conduct by the Company or its affiliates will prevent the Reorganization from being treated for accounting purposes as a pooling of interests, and (vi) satisfaction of other customary closing conditions. All regulatory approvals have [not yet] been obtained. See "Plan of Reorganization--Conditions to the Reorganization; Government Approvals."

Effective Date of the Reorganization

         If the shareholders of the Company approve the Plan of Reorganization, the parties expect that the Reorganization will become effective in the third quarter of 1998. However, there can be no assurance that all conditions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization--Effective Date of the Reorganization."

Accounting Treatment

         The parties expect the Reorganization to qualify as a "pooling of interests" in accordance with APB Opinion No. 16, which means that the companies will be treated for accounting purposes as if they had always been combined. As a condition of closing, the Plan of Reorganization requires receipt of a concurrence of the Company's determination that the Reorganization should be treated as a pooling of interests. See "Plan of Reorganization--Accounting Treatment."

Summary Financial Information

         The following table sets forth certain unaudited historical financial information for Zions and the Company. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the pooling of interests method of accounting, see "Unaudited Pro Forma Combined Financial Information," below. This information is based on the respective historical financial statements of Zions incorporated into this Proxy Statement/Prospectus by reference and of the Company which are included in this Proxy Statement/Prospectus. Shareholders of the Company should read the financial statements and the related notes with respect to Zions and the Company.


                                           Three Months
                                          Ended March 31,                               Year Ended December 31,
                                   ---------------------------    -------------------------------------------------------------
                                        1998         1997           1997           1996           1995       1994      1993
                                        ----         ----           ----           ----           ----       ----      ----
                                                              (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income............    $107,943     $ 82,898    $   351,799      $ 289,166      $ 233,547    $ 198,606  $174,657
  Provision for loan losses......       3,256        1,835          6,175          4,640          3,000        2,181     2,993
  Net income.....................      36,441       30,585        122,362        107,423         82,385       63,827    58,205

Per Share
  Net income (basic).............    $   0.53     $   0.46    $      1.92      $    1.70      $    1.39    $    1.11  $   1.03
  Net income (diluted) ..........        0.52         0.45           1.89           1.68           1.37         1.09      1.02
  Cash Dividends.................        0.12         0.11           0.47          0.425         0.3525         0.29     0.245

                                           Three Months
                                          Ended March 31,                               Year Ended December 31,
                                   ---------------------------    ---------------------------------------------------------------
                                        1998         1997           1997           1996           1995        1994         1993
                                        ----         ----           ----           ----           ----        ----         ----
                                                              (In Thousands, Except Per Share Amounts)
Statement of Condition at
  Period End
  Assets........................   $10,611,585  $8,508,537       $9,521,770    $7,116,413     $6,095,515   $4,934,095  $4,801,054
  Deposits......................     7,799,027   5,728,585        6,854,462     5,119,692      4,511,184    3,705,976   3,432,289
  Long-term debt................       276,387     258,704          258,566       251,620         56,229       58,182      59,587
  Shareholders' equity..........       723,814     591,581          655,460       554,610        469,678      365,770     312,592

Company
Earnings
  Net interest income...........   $     3,425  $    2,839       $   12,596    $   10,106     $    8,900   $    7,155  $    5,410
  Provision for loan losses.....            29          75              300           270            332          144         140
  Net income....................         1,288         917            4,458         3,342          2,464        1,948       1,307

Per Share
  Net income (basic)............   $      0.54  $     0.38       $     1.86    $     1.44     $     1.09   $     0.91  $     0.61
  Net income (diluted)..........          0.45        0.33             1.63          1.26           0.95         0.86        0.58
  Cash Dividends................          0.30        0.25             0.25            --             --           --          --

Statement of Condition at
  Period End
  Assets........................   $   330,118  $  244,221       $  298,478    $  237,517     $  182,129   $  152,590  $  125,341
  Deposits......................       245,310     192,308          235,771       185,740        144,823      130,213     110,088
  Long-term debt................            --          --               --            --             --
  Shareholders' equity..........        24,482      20,173           23,890        20,300         18,297       13,749      11,863


Comparative Per Share Data

         The following table sets forth for the periods indicated historical net income, book values and dividends per share for Zions Common Stock and Company Common Stock. The following data are based on the respective historical financial statements of Zions incorporated by reference in this Proxy Statement/Prospectus and of the Company included in this document. Shareholders of the Company should read the following information in conjunction with such financial statements and such information and the related notes to each.


                                                                 Three Months Ended
                                                                      March 31,                  Year Ended December 31,
                                                                --------------------          ----------------------------
                                                                1998            1997          1997        1996        1995
                                                                ----            ----          ----        ----        ----
Net Income Per Common Share (diluted)
     Zions..........................................          $  0.52          $0.45        $ 1.89      $ 1.68      $  1.37
     Company........................................             0.45            .33          1.63        1.26         0.92

Book Value Per Common Share
     Zions..........................................          $ 10.48          $8.75        $10.25      $ 8.72      $  7.46
     Company .......................................            10.21           8.32          9.99        8.45         7.79

Cash Dividends Declared Per Common Share
     Zions (1)......................................          $  0.12          $0.11        $ 0.47      $0.425      $0.3525
     Company .......................................             0.30           0.25          0.25          --           --

----------------
(1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue its policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma combined financial information reflects the application of the pooling of interests method of accounting. Shareholders of the Company should read the following tables, which show comparative historical per common share data for Zions and the Company (separately and pro forma combined) and equivalent pro forma per share data for the Company, in conjunction with the financial information of Zions as incorporated in this document by reference and of the Company as included in this document. The pro forma data in the table, presented as of and for each of the years in the three year period ended December 31, 1997, and as of and for the three months ended March 31, 1998, are presented for comparative and illustrative purposes only. These data are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the period or as of the date for which the information in the table is presented.

                                                      Historical                                Pro Forma
                                              -------------------------            -------------------------------------
                                                                                   Zions and
                                                                                   Company                   Company
                                                                                   Pro Forma                 Equivalent
Per Common Share                              Zions             Company            Combined(4)               Pro Forma(5)
----------------                              -----             -------            -----------               ------------
Net income (diluted)(1)
 For the three months ended:
      March 31, 1998                        $   0.52            $ 0.45               $                         $

For the years ended:
      December 31, 1997                         1.89              1.63
      December 31, 1996                         1.68              1.26
      December 31, 1995                         1.37              0.95

Cash dividends(2)
 For the three months ended:
      March 31, 1998                        $   0.12            $ 0.30               $                         $

For the years ended:
      December 31, 1997                       0.4700              0.25                 .4700
      December 31, 1996                       0.4250                --                 .4250
      December 31, 1995                       0.3525                --                 .3525

                                                      Historical                                Pro Forma
                                              -------------------------            -------------------------------------
                                                                                   Zions and
                                                                                   Company                   Company
                                                                                   Pro Forma                 Equivalent
Per Common Share                              Zions             Company            Combined(4)               Pro Forma(5)
----------------                              -----             -------            -----------               ------------
Book value:(3)
  As of:
      March 31, 1998                         $10.48             $10.21             $                         $
      December 31, 1997                       10.25               9.99
      December 31, 1996                        8.72               8.45
      December 31, 1995                        7.46               7.79

------------
(1) Net income per share is based on weighted average common and common equivalent shares outstanding.
(2) Pro forma cash dividends per share represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end shareholders' equity.

(4) Pro forma combined net income per share represents historical net income of Zions and the Company computed using historical weighted average common and common equivalent shares of Zions adjusted by imputed common and common equivalent shares to be issued in the transaction. Pro forma combined book value per share represents historical total shareholders' equity of Zions and the Company computed using Zions' historical common shares outstanding adjusted by imputed common shares to be issued in the transaction.

(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the assumed Exchange Ratio of ______ of a share of Zions Common Stock for each share of Company Common Stock, which would have been the applicable Exchange Ratio had the Reorganization occurred on _______, 1998. The actual Exchange Ratio will not be known until the Effective Date.

Recent Developments

         On May 26, 1998, Zions and FP Bancorp, Inc. ("FP Bancorp"), the parent company of nown until the First Pacific National Bank ("First Pacific") completed their merger, whereby FP Bancorp nown until the merged with and into Zions. FP Bancorp shareholders received 1,956,240 shares of Zions nown until the Common Stock at closing. First Pacific had approximately $359 million in assets in eight offices nown until the in San Diego and Riverside Counties, California. On June 19, 1998, First Pacific merged with nown until the and into Grossmont Bank, with Grossmont being the surviving banking corporation.

         Zions and SBT Bankshares, Inc. ("SBT"), the holding company of State Bank and Trust nown until the of Colorado Springs ("SBTCS"), completed their merger on May 29, 1998. SBT merged with nown until the and into Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions in nown until the exchange for 546,403 shares of Zions Common Stock. SBTCS and Vectra Bank Colorado, nown until the National Association, a wholly-owned subsidiary of Val Cor, consolidated to form a new nown until the national banking association named Vectra Bank Colorado, National Association ("Vectra nown until the Bank"). SBTCS operated through two banking offices in Colorado Springs, Colorado. At nown until the December 31, 1997, SBT had assets of $86 million. The merger was accounted for as a pooling-of-interests.

         On May 29, 1998, Zions and Routt County National Bank Corporation ("Routt"), the nown until the holding company of First National Bank of Colorado ("FNBC"), completed their merger, nown until the whereby Routt merged with and into Val Cor and FNBC merged with and into Vectra Bank. At nown until the closing, Zions issued 650,000 shares of its Common Stock to the former shareholders of Routt. FNBC operated through two banking offices in Steamboat Springs, Colorado. At December 31, 1997, Routt had assets of $93 million. The merger was accounted for as a pooling-of-interests.

         On March 25, 1998, Zions and Sumitomo Bank of California ("Sumitomo") entered into a definitive agreement whereby Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million in cash for Sumitomo. Sumitomo is currently California's sixth largest bank, with assets of approximately $5.1 billion as of December 31, 1997, and with 47 branches. Zions will combine Sumitomo with Grossmont Bank upon completion of the Sumitomo acquisition. The combined subsidiary, with California assets of over $6 billion and 71 banking offices in California, will rank as the fifth largest commercial bank in the state and will be named California Bank and Trust. The merger is subject to the approval of Sumitomo shareholders and banking regulators and is expected to close in the third quarter of 1998. Zions expects to finance the purchase through a combination of existing resources, the sale of a minority interest in Sumitomo, and the proceeds from the issuance of shares of Zions Common Stock. The acquisition will be accounted for as a purchase. Zions expects to name Robert Sarver, currently chairman of Grossmont and a director of Zions, as chief executive officer of California Bank and Trust. In order to provide an appropriate incentive to Mr. Sarver to expand Zions' California franchise, Zions has agreed to sell him a portion of Sumitomo at Zions' cost basis. When Sumitomo is combined with Grossmont Bank and First Pacific, he will control 5% of California Bank and Trust at a purchase price of approximately $34 million. Zions will retain the exclusive right to repurchase this ownership interest.

         In recent months Zions has entered into agreements to acquire additional bank holding companies and banks. Zions expects that each of these transactions will be accounted for as a pooling of interests, and expects each transaction to close during the third quarter of 1998. Each of the following transactions is conditioned upon shareholder approval, federal and state regulatory approval, and other conditions of closing:

         On May 8, 1998, Zions, Val Cor, and Vectra Bank (as successor-in-interest to Bank Colorado, National Association ("BCNA")) entered into an agreement with Kersey Bancorp, Inc., aColorado corporation ("Kersey") and its wholly-owned subsidiary, Independent Bank, a commercial bank organized under Colorado law ("Independent"). Upon completion of this transaction, Kersey will merge with and into Val Cor with Val Cor being the surviving corporation, and Independent will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association. As of March 31, 1998, Kersey had consolidated assets of approximately $144.3 million, consolidated deposits of approximately $133.2 million, loans of approximately $112.3 million, and shareholders' equity of approximately $8.8 million. Independent conducts its commercial banking operations through seven offices in Larimer, Logan, Morgan, and Weld Counties, Colorado. Zions will issue up to 684,466 shares of its Common Stock to the Kersey shareholders upon completion of the transaction.

         On May 14, 1998, Zions, Val Cor, and Vectra Bank (successor-in-interest to BCNA) entered into an agreement with Mountain Financial Holding Company, a Colorado corporation ("Mountain") and its wholly-owned subsidiary Mountain National Bank, a commercial bank organized under the laws of the United States ("Mountain Bank"). Upon completion of this transaction, Mountain will merge with and into Val Cor with Val Cor being the surviving corporation, and Mountain Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association. Mountain Bank conducts a commercial banking business through one office in Woodland Park, Teller County, Colorado. As of March 31, 1998, Mountain had consolidated assets of approximately $86.7 million, consolidated deposits of approximately $77.7 million, loans of approximately $53.0 million, and shareholders' equity of approximately $8.5 million. Upon completion of this transaction, Zions will issue to the shareholders of Mountain 608,000 shares of its Common Stock.

         On June 3, 1998, Zions, Val Cor, and Vectra Bank entered into an agreement with Eagle Holding Company, a Colorado corporation ("Eagle"), and its wholly-owned subsidiary Eagle Bank, a Colorado-chartered commercial bank ("Eagle Bank"). Upon completion of this transaction, Eagle will merger with and into Val Cor with Val Cor being the surviving corporation, and Eagle Bank will merge with and into Vectra Bank with Vectra Bank being the surviving national banking association. Eagle Bank conducts a commercial banking business through one office in Broomfield, Boulder County, Colorado. As of March 31, 1998, Eagle had consolidated assets of approximately $40.8 million, consolidated deposits of approximately $37.5 million, loans of approximately $27.5 million, and shareholders' equity of approximately $2.9 million. Upon completion of this transaction, Zions will issue to the shareholders of Eagle up to 230,000 shares of its Common Stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Historical facts do not support certain statements contained herein. These statements constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Numerous assumptions about future conditions which Zions relied upon could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Zions' ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of Zions' products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting Zions' business that are beyond Zions' control. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Zions' loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Zions' operations, markets, products, services and prices.

                       WHERE YOU CAN FIND MORE INFORMATION

         This Proxy Statement/Prospectus constitutes the prospectus portion of a registration statement (the "Registration Statement") that Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") covering the shares of Zions Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. You can inspect the Registration Statement and the exhibits thereto at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

         Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Zions files annual, quarterly, and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports, proxy statements and other information at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 800/SEC-0330. Zions Common Stock is quoted on the Nasdaq National Market System (hereinafter, the "Nasdaq NMS"). You can inspect such reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

         No person is authorized to give any information or to make any representation that is different from what is contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or the Company. This Proxy Statement/Prospectus does not constitute an offer to sell securities or a solicitation of an offer to purchase securities by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock shall imply that the information contained in this Proxy Statement/Prospectus is correct as of any time subsequent to its date.

         Zions has supplied the information contained in this Proxy Statement/Prospectus with respect to itself. The Company has supplied the information contained in this Proxy Statement/Prospectus with respect to itself. Neither Zions nor the Company warrants the accuracy or completeness of information relating to the other.

         This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented in this document or delivered with this document. See "Information Concerning Zions -- Zions Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom the Company has delivered a copy of this Proxy Statement/Prospectus. You can direct requests for Zions documents to Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111, Attention: Dale M. Gibbons, Executive Vice President, (telephone:
801/524-4787). In order to ensure timely delivery of Zions documents, you should make any request not later than , 1998.

                    ZIONS DOCUMENTS INCORPORATED BY REFERENCE

         SEC regulations allow Zions to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Zions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. Zions incorporates by reference in this Proxy Statement/Prospectus the following documents that it previously filed with the SEC pursuant to the Exchange Act: (a) Zions' Annual Report on Form 10-K for the year ended December 31, 1997; (b) Zions' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (c) Zions' Current Reports on Form 8-K filed by Zions on February 6, 1998, April 3, 1998, April 15, 1998, and May 3, 1998, as amended on May 27, 1998; (d) the description of Zions Common Stock which is contained in Zions' registration statement on Form 10, and any amendment or report filed for the purpose of updating such description; and
(e) the description of the Zions Rights Plan contained in Zions' registration statement on Form 8-A dated October 10, 1996, and any amendment or report filed for the purpose of updating such description.

         Any Company shareholder who wishes to obtain copies of any Zions document incorporated by reference in this document may do so by following the instructions under the section titled "Where You can Find More Information" above.

         Zions further incorporates by reference in this Proxy Statement/Prospectus all documents filed by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Date. Such incorporated documents shall be deemed a part of this document from the date of filing of such documents. Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               THE SPECIAL MEETING

Date, Time and Place

         The Board of Directors of the Company is furnishing this Proxy Statement/Prospectus to the shareholders of the Company in connection with the Board's solicitation of proxies for use at the Company's Special Meeting of
Shareholders to be held on       , 1998 at     , Seattle, Washington, at [time],
local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

         The purposes of the Special Meeting are (1) to consider and vote upon a proposal by the Board of Directors to approve the Plan of Reorganization and the transactions contemplated thereby and (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

         The Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the shareholders of the Company vote FOR approval of the Plan of Reorganization.

Record Date; Voting Rights

         Shareholders of the Company, as reflected on the Company's stock
transfer records as of the close of business on      , 1998 (the "Record Date"),
are entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting. On the Record Date,
shares of Company Common Stock were outstanding, held by       shareholders of
record. Each such share of Company Common Stock entitles its holder to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Quorum; Vote Required for Approval

         The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to constitute a quorum at the Special Meeting. Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. A failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

Voting and Revocation of Proxies

         Shareholders may vote at the Special Meeting either in person or by proxy. All properly executed Proxies not revoked prior to the Special Meeting will be voted at the Special Meeting or any postponements or adjournments of the Special Meeting in accordance with the instructions on the Proxy. Properly executed Proxies which contain no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, Proxies will be voted in accordance with the judgment of the proxyholders named thereon.

         A shareholder who has executed and returned a Proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a later dated and properly executed Proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a Proxy.

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies from the shareholders of the Company in person or by telephone or otherwise for no additional compensation. The Company will pay all expenses in connection with the printing and solicitation of Proxies for the Special Meeting.

Security Ownership of Certain Beneficial Owners and Management

         As of ______, 1998, the directors and executive officers of the Company, together with their affiliated entities, beneficially owned _____ shares, or approximately ____% of the outstanding shares of Company Common Stock. As an inducement to Zions to enter into the Plan of Reorganization, these directors and executive officers of the Company entered into agreements with Zions under which they agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. See "Plan of Reorganization--Voting Agreements" and "Information Concerning the Company and the Bank--Stockholdings of Directors, Officers and Certain Others."

                             PLAN OF REORGANIZATION

         This section of the Proxy Statement/Prospectus describes certain important aspects of the Plan of Reorganization. The following description is not complete and is qualified in its entirety by reference to the Plan of Reorganization, which is attached as Appendix A to this Proxy Statement/Prospectus. Certain exhibits to the Plan of Reorganization have been filed with the SEC as an exhibit to the Registration Statement. Such exhibits to the Plan of Reorganization are incorporated into this Proxy Statement/Prospectus by reference to such filing and are available upon request to Dale M. Gibbons, Executive Vice President, Zions Bancorporation. See "Where You Can Find More Information" and Appendix A to this Proxy Statement/Prospectus.

The Reorganization

         The Plan of Reorganization provides for the merger of the Company into Zions, with Zions being the surviving corporation (the "Reorganization"). The Company's wholly-owned subsidiary, The Commerce Bank of Washington, National Association (the "Bank") will become a wholly-owned subsidiary of Zions upon completion of the Reorganization.

         Upon consummation of the Reorganization, Zions will issue shares of its Common Stock to the Company's shareholders. At the Effective Date of the Reorganization, each outstanding share of Company Common Stock will be canceled and immediately converted into the right to receive that number of shares of Zions Common Stock calculated by dividing $30.70 by the Average Closing Price, as defined. Zions will not issue fractional shares of its Common Stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or to receive dividends or any interest on such fractional interest.

         On _________, 1998, the closing price of Zions Common Stock on Nasdaq NMS was $_____ per share. If the Reorganization had been consummated on that date, Zions would have issued to the shareholders of the Company approximately _____ of a share of Zions Common Stock for each share of Company Common Stock, or an equivalent market value of $30.70 per share of Company Common Stock. Because the Average Closing Price represents a variable amount, the parties are unable to determine the precise Exchange Ratio and the precise number of shares of Zions Common Stock that the shareholders of the Company will receive in exchange for each share of Company Common Stock until the Effective Date. Only at the Effective Date will these amounts be determined and known.

Certain Definitions

         In connection with the description of the Reorganization in this Proxy Statement/ Prospectus, shareholders of the Company should be aware of the following terms. The following definitions may not be complete. For a complete definition of each term, please refer to the Plan of Reorganization.

         "Average Closing Price" means the average of each Daily Sales Price over the twenty consecutive trading days ending on and including the trading day immediately preceding the Effective Date.

         "Daily Sales Price" means, for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Common Stock in the over-the-counter market as such prices are reported by the Nasdaq National Market, or in the absence thereof by such other source upon which Zions and the Company shall mutually agree.

         "Effective Date" shall be the date specified in the articles of merger to be filed with the Secretary of State of Utah to effectuate the Reorganization and shall be the date which is the latest of (a) the day upon which the shareholders of the Company approve, ratify, and confirm the Reorganization; (b) the first to occur of (i) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Reorganization; or (ii) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; (c) if such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by the Plan of Reorganization; (d) if such an order shall be required by law, the date ten days following the date of the order of the Washington Department of Financial Institutions (the "Department") approving the transactions contemplated by the Plan of Reorganization; (e) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained or any waiting period mandated by such order, approval, or consent has run; (f) ten days after any stay of the approvals of the Board of Governors, the Commissioner, or the Department of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (g) such other date as shall be mutually agreed upon by Zions and the Company.

         "Exchange Ratio" means that number of shares of Zions Common Stock issuable for each share of Company Common Stock held of record by such Company shareholder calculated by dividing $30.70 by the Average Closing Price.

Background of and Reasons for the Reorganization

         Since its founding in 1988, the Bank has experienced rapid growth in assets and earnings. During these ten years, it has pursued a strategy of providing its clients with a full range of banking products either through direct delivery of specific products or through strategic partnerships with providers of specific products. As the client base of the Bank has grown, the Bank has reassessed its decision to pass product sale opportunities on to partners and forego the revenue opportunities of delivering certain products from the Bank.

         Commencing in July 1997 and extending over a period of monthly meetings to February 1998, the Executive Committee of the Company's Board of Directors conducted its periodic long range planning process during which a review of the strategies relative to product delivery and bank revenue enhancement was a key component. The Executive Committee determined that, in order to enhance the financial performance of the Bank and to realize more revenue opportunity from each client relationship, the Bank should broaden the product line that it delivers directly to its clients and depend less on strategic relationships through which the Bank receives less or no fee income for the business it refers. The Executive Committee then reviewed the financial implications of building the internal capabilities necessary to deliver several high priority products and determined that, rather than build the product capability de novo, merging with a larger bank already offering these products would be a less risky and more responsive method of meeting the client demand and Bank earnings enhancement objectives. The Executive Committee also considered (1) the Company shareholders' interests in increasing the liquidity of their shares in the Company, (2) the high current acquisition valuations on community banks, and (3) the interest in the Seattle market from outside banks. Based on these considerations, the Executive Committee directed Company management to explore merging with a larger bank who could meet product and valuation expectations.

         At the February 24, 1998 meeting the Executive Committee authorized management to retain Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), an investment banking firm headquartered in New York and specializing in commercial banks and thrifts. During early March 1998, Keefe Bruyette and Company management identified twelve major commercial banks which (1) would meet the product capability expectations and cultural compatibility with the Bank, (2) were committed to a strategy of expansion through acquisition, and (3) were thought to have an interest in establishing or enhancing a presence in the western United States and the Seattle market. This list of banks was approved by the Executive Committee on March 17, 1998, and Keefe Bruyette was authorized to contact each of the banks and share confidential Company information if interest were indicated. Zions was one such bank that was contacted and an initial meeting was arranged for April 1, 1998 at which time James Hawkanson, Chief Executive Officer of the Bank, and a representative of Keefe Bruyette visited with Harris Simmons, Chief Executive Officer, and Dale Gibbons, Chief Financial Officer, of Zions in Salt Lake City. During this meeting Zions expressed interest in further discussions and in presenting a preliminary merger proposal to the Company. In mid-April, Mr. Hawkanson also visited with the Chief Executive Officers of Zion's subsidiary banks in Las Vegas, San Diego, and Phoenix to determine their operating philosophy and product capabilities. On April 14, 1998, Keefe Bruyette received from Zions a preliminary proposal offering either a fixed price (variable exchange ratio) or a fixed exchange ratio (variable price). At a meeting of the Company's Executive Committee on April 16, 1998, Mr. Hawkanson reported on his visits to Zions and the subsidiary banks, and Keefe Bruyette reported on Zion's preliminary proposal to the Company. The Executive Committee approved further negotiations with Zions. On April 20, 1998, Mr. Hawkanson, David C. Wyman, Chairman of the Company's Executive Committee, and a representative of Keefe Bruyette met in Salt Lake City with Mr. Simmons and Mr. Gibbons of Zions to review the preliminary proposal and seek improved terms from Zions. On April 21, 1998, the Company received a proposal letter from Zions again offering the Company a fixed price or a fixed exchange ratio. On April 22, the Company held its regular quarterly Board meeting at which the Board approved management signing the proposal letter to merge the Company with Zions subject to a slight improvement in the offering price. At that same meeting the Board chose the fixed price proposal over the fixed exchange proposal offered by Zions. Subsequent to the Board meeting, Zions increased the offer price to $30.70 per share and Company management signed the merger proposal letter subject to mutual due diligence. Zions conducted its due diligence in Seattle May 2-4. At a special meeting of the Executive Committee on May 11, the Executive Committee reviewed and approved a draft of a definitive Plan of Reorganization. At a special meeting of the Company board on May 13, 1998, the Board approved the Plan of Reorganization.

         The Company Board believes that the Reorganization is fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the Company shareholders vote FOR the approval and adoption of the Plan of Reorganization.

         In reaching its determination that the Reorganization is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

         o the current condition and growth prospects of the Company and the Bank, their historical results of operations and their prospective results of operations were the Company and the Bank to remain independent;

         o the economic, business and competitive climate for banking and financial institutions in the Seattle market, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry, including the adoption by Congress of interstate branch banking;

         o the monetary value of the stock offered to the Company shareholders by Zions (i) in absolute terms, (ii) as compared to the value of other merger and acquisition pricing reported by investment banking organizations, and (iii) as compared to recent mergers and acquisitions involving other banking and financial institutions in Washington;

         o the potential market value, liquidity and dividend yield of the Company Common Stock if the Company were to remain independent;

         o the historically greater liquidity represented by the Zions Common Stock to be received in the Reorganization;

         o the greater financial and management resources and customer product offerings of Zions which could increase the competitiveness of the combined institution in the Company'smarket area and its ability to serve the depositors, customers and communities currently served by the Company and the Bank;

         o the historical results of operations and financial condition of Zions and the future prospects for Zions, including anticipated benefits of the Reorganization;

         o  the future growth prospects of Zions following the Reorganization;
            and

         o the fact that the Reorganization will be a tax-free reorganization to the Company shareholders for federal income tax purposes with respect to shareholders of the Companywho receive shares of Zions Common Stock in the Reorganization (but not with respect to any cash received in the Reorganization).

         The Board of Directors of the Company unanimously recommends that shareholders vote for approval and adoption of the Plan of Reorganization.

         Zions. For Zions, the Reorganization will provide the opportunity to continue its recent expansion. In acquiring the Company, Zions will be initiating its presence in the Pacific Northwest and the State of Washington, broadening its geographical base. Additionally, the Zions' expansion into the Pacific Northwest and the State of Washington, will allow Zions further to diversify its banking operations. Further, the Reorganization will enhance Zions' competitive position in the Western United States as the financial services industry continues to consolidate.

         The acquisition by Zions of the Company will bring together the different skills and resources of the two organizations and will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the Company's geographic area.

Voting Agreements

         All of the directors of the Company have agreed with Zions to support the Plan of Reorganization, to recommend its adoption by the other shareholders of the Company, and to vote their shares of Company Common Stock in favor of the Plan of Reorganization. As of June 30, 1998, these eighteen individuals beneficially owned approximately 26.1% of the outstanding shares of Company Common Stock.

         The voting agreements are applicable to the directors only in their capacities as shareholders and do not legally affect the exercise of their responsibilities as members of the Board of Directors of the Company. The directors also agreed in their capacity as directors, subject to their fiduciary duties to shareholders, until the Effective Date of the Reorganization or the termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or the Bank.

         The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated into this document by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

         Approval of the Plan of Reorganization and the Reorganization requires the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Because approval requires the affirmative vote of two-thirds of all outstanding shares of Company Common Stock, a failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization and the Reorganization. See "Voting Agreements" immediately above for a discussion of the ownership of Company Common Stock by various officers, directors, and shareholders of the Company. The Board of Directors of the Company unanimously recommends that the Company shareholders vote "for" approval of the Plan of Reorganization and urges each shareholder to complete, sign and return a Proxy to ensure that his or her shares are represented at the Special Meeting.

         The Board of Directors of Zions has approved the Plan of Reorganization. Under the Utah Business Corporation Act no approval of the Plan of Reorganization by the shareholders of Zions is required.

Opinion of Financial Advisor

         The Company's Board of Directors has retained Keefe Bruyette, an independent financial advisor, to evaluate the Reorganizaiton consideration offered to the Company's shareholders by Zions.

         On May 13, 1998, at a meeting of the Company's Board held to evaluate the proposed Reorganization, Keefe Bruyette delivered an oral opinion to the effect that, as of such date, the consideration was fair to the shareholders of the Company from a financial point of view. Keefe Bruyette has delivered to the Company's Board its updated written opinion dated the date of this Proxy Statement/Prospectus to the effect that as of such date the consideration is fair, from a financial point of view, to the holders of the Company's common stock. In connection with its opinion dated the date of this Prospectus/Proxy Statement, Keefe Bruyette updated certain analyses performed in connection with its opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         Keefe Bruyette's opinion is addressed to the Company's Board and does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the Plan of Reorganization. No limitations were imposed by the Company's Board upon Keefe Bruyette with respect to the investigations made or procedures followed by Keefe Bruyette in rendering its opinions.

         The full text of the opinion of Keefe Bruyette, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference. Shareholders are urged to read the opinion in its entirety. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

         In rendering its opinion, Keefe Bruyette (i) reviewed, among other things, the Plan of Reorganization, Annual Reports to stockholders and Audited Financial Statements of the Company and Annual Reports to stockholders and Annual Report on Form 10-K of Zions for the four years ended December 31, 1997, certain interim reports of the Company and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zions and certain internal financial analyses and forecasts for the Company prepared by management; (ii) held discussions with members of senior management of the Company and Zions regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Zions with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

         In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe Bruyette and assumed that such forecasts and projections reflect the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. Keefe Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for the Company and Zions are adequate to cover such losses. In rendering its opinion, Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of the Company or Zions, nor did Keefe Bruyette examine any individual credit files.

         The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with providing its oral opinion of May 13, 1998 and does not purport to be a complete description of all analyses employed by Keefe Bruyette.

         (a) Analysis of the Zions Offer. Keefe Bruyette calculated multiples that were based on the fixed per share purchase price of $30.70, equivalent to
 .599 shares of Zions based upon the last reported sale price of $51.25 per share for the Zions Common Stock on May 12, 1998 and 3,197,374 fully diluted shares outstanding. The Company's March 31, 1998 shareholders' equity (book value) was $24,481,939 and diluted earnings per share for the year ended December 31, 1997 and the trailing four quarters ended March 31, 1998 were $1.63 and $1.74, respectively. Based on this data, the price to book value multiple was 4.01 times, and the price to the 1997 and March 31, 1998 trailing four quarters earnings per share was 18.83 and 17.64 times, respectively.

         (b) Analysis of Selected Merger Transactions. Keefe Bruyette reviewed certain financial data related to 25 bank acquisitions in the United States announced from February 5, 1997 to April 17,1998, where the seller had total assets between $250 million and $400 million (the"Nationwide Bank Acquisitions") and 13 bank acquisitions in the western region of the United States announced from February 7, 1997 to April 20, 1998 (the "Western Bank Transactions"). The Nationwide Bank Acquisitions analyzed were Western Bancorp/Bank of Los Angeles; U.S. Bancorp/Northwest Bancshares, Inc.; Norwest Corporation/MidAmerica Bancshares, Inc.; Norwest Corporation/The Bank of New Mexico Holding Company; Union Planters Corporation/Transflorida Bank; Mid-State Bank/BSM Bancorp; Fulton Financial Corporation/Ambassador Bank of the Commonwealth; Union Planters Corporation/CB&T Inc.; Zions Bancorporation/FP Bancorp, Inc.; Wachovia Corporation/Ameribank Bancshares, Inc.; FBOP Corporation, Inc./P.N.B. Financial Corp.; Hibernia Corporation/Firstshares of Texas, Inc.; Compass Bancshares, Inc./Fidelity Resources; Regions Financial Corporation/First United Bancorporation; U.S. Bancorp/Zappco, Inc.; SIS Bancorp, Inc./Glastonbury Bank and Trust Company; Private Investor - Dr. Shi H. Huang/Chinese American Bank; First United Bancshares, Inc./Citizens National Bancshares; Citizens Financial Group, Inc./BNH Bancshares, Inc.; Triangle Bancorp/Bank of Mecklenburg; Simmons First National Corporation/First Banks of Arkansas in Russellville and in Searcy; First Security Corp/American Bancorp of Nevada; Century South Banks, Inc./Bank Corp of Georgia; Regions Financial Corporation/New Iberia Bancorp and First Commercial Corporation/First Central Corporation acquisitions.

         The Western Bank Acquisitions analyzed were InterWest Bancorp Inc./Kittitas Valley Bancorp; InterWest Bancorp/Pioneer Bancorp, Inc.; InterWest Bancorp/Pacific Northwest Bank; West Coast Bancorp/Centennial Holdings, Ltd.; Hibernia Corporation/Firstshares of Texas, Inc.; Compass Bancshares, Inc./Fidelity Resources Company; InterWest Bancorp/Puget Sound Bancorp, Inc.; Columbia Banking System, Inc./Cascade Bancorp; Mellon Bank/1st Business Corp.; Pacific Century Financial Corporation/CU Bancorp and Cascade Financial Corporation/AmFirst Bancorp acquisitions.

         For the Nationwide Bank Acquisitions, Keefe Bruyette calculated an average multiple of price to the targets' earnings (trailing four quarters) as
19.12 times compared to a multiple of 17.64 times trailing four quarters earnings per share associated with the Reorganization, and an average price to the targets' fully diluted book value of 243% compared to a price of 401% of book associated with the Reorganization.

         For the Western Bank Transactions, Keefe Bruyette calculated an average multiple of price to the targets' earnings (trailing four quarters) of 21.75 times compared to a multiple of 17.64 times trailing four quarters earnings per share associated with the Reorganization, and an average price to the targets' fully diluted book value of 289% compared to a price of 401% of book associated with the Reorganization.

         No company or transaction used as a comparison in the above analysis is identical to the Company, Zions or the Reorganization. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         (c) Selected Peer Group Analysis. Keefe Bruyette compared Zions' financial performance and market performance based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analysis, the financial information used by Keefe Bruyette was as of and for the quarter ended March 31, 1998 and the market price information was as of May 12, 1998. The companies in the peer group were nationwide banks which had total assets ranging from approximately $10 billion to $20 billion and included Firstar Corporation, Marshall & Ilsley, AmSouth Bancorporation, First Security Corporation, Pacific Century Financial Corporation, First Tennessee National Corporation, First Empire State Corporation, Old Kent Financial Corporation, Compass Bancshares, Inc., Hibernia Corporation, Star Banc Corporation, First American Corporation, Associated Banc-Corp, Commerce Bancshares, Inc. and TCF Financial Corporation.

         Keefe Bruyette's analysis showed the following comparisons concerning Zions' financial performance: its return on equity on an annualized basis was 20.56% compared with an average of 16.84% for the peer group; its return on assets on an annualized basis was 1.33% compared withan average of 1.39% for the group; its net interest margin on an annualized basis was 4.44% compared with an average of 4.23%; its efficiency ratio on an annualized basis was 59.39% compared with an average of 58.13%; its equity to assets ratio was 6.82% compared to an average of 7.12%; its ratio of nonperforming assets to total loans and other real estate owned was 0.38% compared to an average of 0.56%; and its ratio of loan loss reserve to nonperforming loans was 510% compared to an average of 388%.

         Keefe Bruyette's analysis further showed the following concerning Zions Bancorporation's market performance: Zions' price to earnings multiple based on 1998 and 1999 estimated earnings was 23.30 and 19.34 times, respectively, compared to an average for the group of 18.88 and 16.80 times; Zions' price to book value multiple was 4.89 times compared to a group average of 3.20 times; and Zions' dividend yield was .94% compared to an average for the group of 1.88%. For purposes of the above calculations, all earnings estimates were based upon the published estimates of Keefe Bruyette's equity research department.

         (d) Contribution Analysis. Keefe Bruyette analyzed the relative contribution of each of Zions and the Company to the pro forma balance sheet and market capitalization of the combined entity, including assets, common equity, market capitalization, deposits and loans. Keefe Bruyette compared the relative contribution of such balance sheet with the estimated pro forma ownership of 2.4% for the Company stockholders based on a fixed price of $30.70. The contribution showed that the Company would contribute approximately 2.3% of the combined assets, 2.7% of the combined common equity, 2.2% of the combined deposits, 1.8% of the combined loans and 2.4% of the pro forma market capitalization.

         (f) Present Value Analysis. Keefe Bruyette used a dividend discount analysis to estimate a range of present values per share that would accrue to a holder of a share of the Company Common Stock assuming the Company were to remain independent and the shareholder held the stock through the year 2003 and then sold it at the end of year 2003. The analysis was based on several assumptions, including 3.197 million shares outstanding and fully diluted earnings per share of $1.63 in 1998 and $1.87 in 1999 and 15% earnings per share growth rate thereafter. A 16% dividend growth rate was assumed for the Company through the year 2003. There were two different scenarios used in determining a terminal value in 2003. In one case a market multiple of 15.6x 2003 earnings per share was assumed and in another scenario an acquisition multiple of 18.0x 2003 earnings per share was assumed. The terminal valuation and the estimated dividends were discounted at a rate of 11%, producing a present value of $29.24 and $33.37, respectively, based on market and acquisition multiples. Keefe Bruyette also presented a table showing the foregoing analysis on a stand-alone basis with a range of discount rates from 10% to 15% and a range of market multiples of 13x to 18x 2003 earnings per share, resulting in a range of present values for a share of the Company Common Stock of $20.03 to $35.19. These values were determined by adding
(i) the present value of the estimated future dividend stream that the Company could generate over the period beginning 1998 and ending in 2003, and (ii) the present value of the terminal value of the Company Common Stock.

         Keefe Bruyette also estimated a range of present values per share that would accrue to a holder of .599 shares of Zions Common Stock assuming the Reorganization were to occur and assuming the shareholder held the stock through the year 2003 and then sold it at the end of 2003. This analysis was based on several assumptions, including Zions' 1998 earnings per share of $2.20, 1999 earnings per share of $2.65 and a 16% earnings per share growth rate thereafter. A 10% dividend growth rate was assumed for Zions pro forma through the year 2003. There were two different scenarios used in determining a terminal value in 2003. In one case a market multiple of 23.3x 2003 earnings per share was assumed and in another scenario an acquisition multiple value of 30x 2003 earnings per share was assumed. The terminal valuation and the estimated dividends were discounted at a rate of 11%. The result of this analysis was a present value of $37.47 and $47.77 respectively based on market and acquisition multiples. These values were determined by adding (i) the present value of the estimated future dividend stream from .599 shares of Zions Bancorporation beginning 1998 and ending in 2003 and (ii) the present value of the terminal value of .599 shares of Zions Bancorporation stock.

         Keefe Bruyette stated that the present value analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company Common Stock.

         (g) Other Analysis. Keefe Bruyette also reviewed Zions' five year financial highlights, operating segment financial information, loan composition, deposit composition, historical stock price performance relative to the S&P 500 and the Keefe Bank Index, the pro forma earnings per share and book value projections for 1998 to 2002 pro forma for the merger of the Company with Zions.

         The summary contained herein provides a description of the material analyses prepared by Keefe Bruyette in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Keefe Bruyette in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe Bruyette believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe Bruyette's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe Bruyette's view of the actual value of the Company and Zions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

         In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Zions. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Bruyette's analysis of the fairness, from a financial point of view, of the consideration in the Reorganization. These analyses were provided to the Company's Board in connection with the delivery of Keefe Bruyette's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe Bruyette's opinion, along with its presentation to the Company's Board, was just one of many factors taken into consideration by the Company's Board in unanimously approving the Plan of Reorganization.

         Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to Zions and as a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Zions for Keefe Bruyette's own account and for the accounts of its customers.

         The Company has agreed to pay Keefe Bruyette a cash fee ("Cash Fee") of .80% of the market value at closing of the aggregate consideration (price per share times the fully-diluted shares outstanding) offered in the Reorganization plus an incentive fee ("Incentive Fee"). The Incentive Fee shall consist of an additional 1% of the amount by which the market value exceeds $80 million but is less than or equal to $90 million plus 2 % of the amount by which the market value exceeds $90 million. The initial formula for the Incentive Fee shall be effective to December 31, 1998, after which it will be subject to renegotiation. The Cash Fee will be payable inthree parts with 30% payable with the first to be executed of an agreement in principle or a definitive agreement contemplating the consummation of a Transaction, 30% payable upon the mailing of a proxy to the Company shareholders, and 40% payable at the time of closing of the Transaction. The Incentive Fee will be payable at closing.

         In addition to any fees payable to Keefe Bruyette pursuant to the foregoing, and regardless of whether any transaction is proposed or consummated, the Company agrees, from time to time upon request, to reimburse Keefe Bruyette for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with this retention.

Conversion of Company Shares

         Under the Plan of Reorganization, Company shareholders will receive shares of Zions Common Stock. As a result of the Reorganization, each share of Company Common Stock will be canceled and immediately converted into the right to receive that number of shares of Zions Common Stock calculated by dividing $30.70 by the Average Closing Price. Because the Average Closing Price represents a variable amount, the parties are unable to determine the precise Exchange Ratio until the Effective Date.

         Exchange of Stock Certificates. Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah and a subsidiary of Zions ("Zions Bank"), is the exchange agent designated by the parties in the Plan of Reorganization (the "Exchange Agent"). Zions Bank, as Exchange Agent, will, promptly after the Effective Date, mail to each holder of one or more stock certificates formerly representing shares of Company Common Stock, except to those holders who have waived the notice of exchange, a notice specifying the Effective Date and notifying the holder to surrender his or her certificate or certificates to Zions Bank for exchange. The notice will be mailed to holders by regular mail at their addresses on the records of the Company. Company shareholders should not send in their certificates until they receive written instructions from the Exchange Agent. However, Company shareholders should surrender their certificates promptly after receiving instructions to do so.

         Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Company Common Stock will have been converted in the Reorganization. However, no former Company shareholder will be entitled to receive any dividends until he or she has surrendered his orher Company Common Stock certificates for exchange as provided in the letter of transmittal sent by the Exchange Agent. Upon surrender, the shareholder will be entitled to receive all dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate(s) (without interest and less the amount of taxes, if any, which may have been imposed or paid on such shares).

         Payment for Fractional Shares. Zions will not issue any fractional shares of its Common Stock in connection with the Reorganization. Instead, each Company shareholder who surrenders for exchange Company Common Stock certificates representing a fraction of a share of Zions Common Stock will receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to the product of the fraction times the Average Closing Price. Shareholders will have no further rights as shareholders with respect to fractional shares.

         Unexchanged Certificates. On the Effective Date of the Reorganization, the Company will close its stock transfer books, and the Company will permit or recognize no further transfers of its Common Stock. Certificates for Company Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, a certificate for whole shares of Zions Common Stock, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest on such shares.

Company Stock Options

         Certain employees of the Company and the Bank currently hold stock options, vested and unvested, to purchase an aggregate of 401,241 shares of Company Common Stock. At the Effective Date, each outstanding and unexercised Company stock option, whether vested or unvested, will automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Company options and any Company option plan under which such Company options were issued, a number of shares of Zions Common Stock equal to (a) the number of shares of Company Common Stock subject to such Company option as of the Effective Date multiplied by (b) the Exchange Ratio, at an exercise price per share equal to (x) the aggregate exercise price under such Company option for all of the shares of Company Common Stock subject to such Company option at the Effective Date divided by (y) the number of shares of Zions Common Stock subject to such Replacement Option. Upon consummation of the Reorganization on the Effective Date, Zions will assume the Company's stock option plans.

Federal Income Tax Consequences of the Reorganization

         The following discussion is a summary of the material federal income tax consequences of the Reorganization to the Company and to the existing shareholders of the Company, but does not purport to be a complete analysis of all the potential tax effects of the Reorganization. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Shareholders of the Company are urged to consult their own tax advisors as to specific tax consequences to them of the Reorganization.

         The Reorganization is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Accordingly, the Company will not recognize gain or loss for federal income tax purposes upon completion of the Reorganization. Shareholders of the Company will have the following federal income tax consequences upon the Reorganization: (i) no gain or loss will be recognized upon the receipt of Zions Common Stock, except to the extent of cash, if any, is received in lieu of fractional shares of Zions Common Stock; (ii) the tax basis of the Zions Common Stock (including any fractional share interest) to be received in the Reorganization will be equal to the tax basis of the shares of Company Common Stock exchanged therefor; (iii) the holding period of the Zions Common Stock to be received in the Reorganization will include the holding period of the Company Common Stock surrendered in exchange therefor, provided that the shares of Company Common Stock are held as capital assets at the Effective Date; (iv) if any cash is received in lieu of a fractional share of Zions Common Stock, gain (or loss) will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that shares and that gain or loss will be capital gain or loss if the fractional shares would have been a capital asset in the hands of the shareholder; and (v) cash received by a dissenter who has perfected dissenters' rights under the relevant provision of the Washington Business Corporation Act as to his or her Company Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions of Section 302 of the Code.

         The Company will receive an opinion from Foster Pepper & Shefelman PLLC, legal counsel to the Company, as to the tax consequences of the Reorganization. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Merger. An opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge, if made, will not be successful.

Rights of Dissenting Shareholders

         Under Washington law, shareholders of the Company are entitled to dissent from the proposed Reorganization and receive the fair value of their shares in cash if the Reorganization is consummated and if certain statutory procedures are followed. A copy of the relevant statute is attached as Appendix B to this Proxy Statement/Prospectus.

         Procedure for Dissenting. A shareholder wishing to assert dissenters' rights and obtain payment must deliver to the Company, before the vote is taken at the Special Meeting, written notice of the shareholder's intent to demand payment for the shareholder's shares if the Reorganization is consummated and must not vote in favor of the Reorganization. The written notice should be sent to the Company at 601 Union Street, Suite 3600, Seattle, Washington, 98111-2333. A vote against the Reorganization will not constitute notice under Washington law of intent to exercise dissenters' rights. A shareholder who does not satisfy the notice and voting requirements is not entitled to payment for the shareholder's shares under Washington law.

         Washington law requires that holders of Company Common Stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Reorganization. The failure by a shareholder to follow such procedures on a timely basis and in the precise manner required by Washington law may result in a loss of that shareholder's dissenters' rights.

         If the Reorganization is approved at the Special Meeting, the Company will deliver a written notice ("Dissenters' Notice") to each dissenting shareholder who satisfied the requirements discussed above. The Dissenters' Notice will be sent within ten days after the effective date of the Reorganization and will include the following:

         o  a copy of the Washington Business Corporation Act Chapter 23B.13;

         o  a form for demanding payment;

         o  instructions on completing and sending the payment demand form;

         o a date (between 30 and 60 days after the Dissenters' Notice is delivered) by which time the Company must receive the payment demand;

         o instructions as to where and when certificates for shares must be deposited; and

         o information concerning to what extent transfer of the shares will be restricted after the payment demand is received.

         A dissenting shareholder who receives a Dissenters' Notice must demand payment, deposit his or her certificates in accordance with the terms of the Dissenters' Notice, and certify whether the dissenting shareholder acquired ownership of the shares before the date set forth in the Dissenters' Notice. A shareholder who does not demand payment and complete all related requirements according to the instructions in the Dissenters' Notice and by the deadline set forth in the Dissenters' Notice, is not entitled to payment for his or her shares under the Washington Business Corporation Act.

         Payment for Shares. Within 30 days of the later of the effective date of the Reorganization or the date the payment demand is received from a dissenting shareholder, the Company will pay such dissenting shareholder the amount the Company determines to be the fair value of the dissenting shareholder's shares plus accrued interest. The payment will include financial information about the Company, an explanation of how the Company determined fair value and how it calculated interest, a copy of R.C.W. Chapter 23B.13, and a statement concerning the shareholder's rights if the shareholder is dissatisfied with the amount of the payment.

         If a dissenting shareholder believes that the amount paid by the Company is less than the fair value of the dissenting shareholder's shares or that the accrued interest was not computed correctly, such dissenting shareholder may notify the Company in writing of his or her own calculation of the fair value of his or her shares and the accrued interest. Any amount received from the Company as payment for the dissenting shareholder's shares must be subtracted from the dissenting shareholder's estimate. This demand must be made within 30 days after the Company made or offered payment for the dissenting shareholder's shares. If the Company fails to make payment within 60 days after the date set for demanding payment, a dissenting shareholder may submit his or her own calculation of fair value and accrued interest.

         Court Proceeding to Determine Fair Value. If a demand for payment remains unsettled, the Company may commence a proceeding within 60 days after receiving the payment demand and petition in the Superior Court of King County, Washington, to determine the fair value of the dissenter's shares and accrued interest. If the Company does not commence such an action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. The costs of the proceedings, including the reasonable compensation and expenses of the appraisers' and attorneys' fees, will be assessed against the Company. The court may assess the costs of the proceedings against all or some of the dissenters if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment in excess of the Company's offer.

         Company shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Company Common Stock determined pursuant to the Washington Business Corporation Act could be more than, the same as, or less than their pro rata share of the merger consideration that they are entitled to receive pursuant to the Plan of Reorganization if they do not seek dissenters' rights.

         The foregoing is not a complete statement of the procedures to be followed by Company shareholders desiring to exercise dissenters' rights. The exercise of such rights requires strict adherence to the relevant provisions of the Washington Business Corporation Act. Therefore, each shareholder who may desire to exercise appraisal rights is advised individually to consult the law (as set forth in Appendix B to this Proxy Statement/Prospectus) and comply with the provisions thereof.

         Company shareholders wishing to exercise dissenters' rights are advised to consult their own counsel to ensure that they fully and properly comply with the requirements of Washington law.

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that after the Reorganization becomes effective, James C. Hawkanson, currently president and chief executive officer of the Bank, will serve as chief executive officer of the Bank and as a member of the executive committee of Zions. Mr. Hawkanson will enter into an employment agreement with Zions effective as of the Effective Date. The Board of Directors of the Company was aware of these interests when it considered and approved the Plan of Reorganization. The terms of the agreement will continue until the third anniversary of the commencement of the agreement. The agreement provides that Mr. Hawkanson will receive an annual salary not less than his current salary and 1997 bonus, assuming he performs competently. Mr. Hawkanson will be eligible to be considered for salary increases, upon review, and will be entitled to other benefits normally afforded executive employees, including employee benefit plan participation, retirement and life insurance policies.

         The employment agreement provides for severance benefits for Mr. Hawkanson upon the termination of his employment agreement for reasons other than completion of the employment term, his resignation, except if for "good reason," or "for cause." In the event of termination for reasons other than set forth in the preceding sentence, Mr. Hawkanson would receive his salary payable at the rate established in his employment agreement for the year in which termination occurs, payable until the third anniversary of the commencement of the agreement. Mr. Hawkanson would also receive such rights as he will have accrued as of the termination date of his employment under the terms of any plans or arrangements in which he participates, reimbursement for expenses accrued as of such termination date, and the cash equivalent of paid annual leave and sick leave accrued as of such termination date.

         Under his employment agreement, Mr. Hawkanson has agreed that, during the term of his employment and until the second anniversary of the date of termination of his employment by Zions pursuant to the employment agreement, he will not (i) engage in the banking business other than on behalf of Zions or the Bank or their affiliates within the market area of King, Kitsap, Pierce, and Snohomish Counties, Washington; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm,corporation, or other entity (other than Zions or the Bank or their affiliates) engaged in the banking business in such market area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of the Bank or any of its affiliates to engage in any action prohibited under (i) or
(ii) above.

         Robert Richards, the Company's Chief Executive Officer and the Bank's Chief Operating Officer, as a participant in the Company's employee stock loan program, incurred indebtedness to the Company to cover certain taxes payable in connection with a grant by the Company in 1995 of shares of Company stock. The note executed by Mr. Richards in November 1995 provides for forgiveness of the outstanding indebtedness in equal semi-monthly installments over a period of five years from the date of the note, or in its entirety upon a change of control of the Company. Mr. Richards is currently indebted to the Company under the program in the amount of approximately $78,000, which indebtedness will be forgiven upon consummation of the Reorganization. Upon consummation of the Reorganization, Mr. Richards' employment by the Company will be terminated, and Mr. Richards will be entitled to receive supplemental retirement benefits under an Executive Deferred Compensation Agreement effective as of January 1996, as if Mr. Richards had retired as of the Effective Date of the Reorganization with credit for twenty years of service.

         The current senior executive officers of the Company will receive cash bonuses aggregating $600,000 upon closing of the Reorganization. Of that amount, Messrs. Hawkanson and Richards will each receive a bonus of $180,000. These bonuses were granted by the Board of Directors in consideration of their respective contributions to the success of the Company and the successful negotiation of the Plan of Reorganization.

Inconsistent Activities

         The Company has agreed that, until the Reorganization has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, neither the Company nor the Bank will (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Company Common Stock or any capital stock of the Bank or any significant portion of the Company's or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding with respect to any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any of its shares or any significant portion of its assets or of any other matter which could adversely affect the Plan of Reorganization or the Reorganization, the Company and the Bank are required to give immediate notice thereof to Zions and to keep Zions informed of the matter.

Conduct of Business Pending the Reorganization

         The Plan of Reorganization contains covenants, representations and warranties by the Company and the Bank as to matters which are typical in transactions similar to the Reorganization.

         Prior to the Effective Date, the Company and the Bank have each agreed that neither will without Zions' prior written consent: (i) declare or pay cash dividends or property dividends with the exception of (a) customary cash dividends paid by the Company or the Bank to holders of its Common Stock at such intervals and in such amounts as are in every case consistent with the amounts and intervals characteristic of that payer; (ii) declare or distribute any stock dividend, authorize any stock split, or authorize, issue or make any distribution of its capital stock or other securities except for the issuance of Company Common Stock upon exercise of existing stock options or warrants, or grant any options to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell its assets to any other person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or engage in any discussions concerning such a possible transaction, except if the board of directors of the Company, based upon the advice of its counsel, Foster Pepper & Shefelman LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (iv) convert the charter or form of entity of the Bank to any other charter or form of entity; (v) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of its business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of its business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed (when aggregated with all other such increases) 4.5% per annum of the aggregate payroll as of January 1, 1998; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (x) enter into any employment or personal services contract with any person or firm except to directly facilitate the Reorganization; nor (xi) purchase any loans or loan-participation interests from, or participate in any loan originated by, any person other than the Company or the Bank.

         The Company and the Bank have also agreed to carry on their businesses and manage their assets and property diligently in the same manner as they have previously done and to use their best efforts to preserve their business organization. Pending completion of the Reorganization or termination of the Plan of Reorganization, the Company and the Bank have agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganization

         The obligations of the parties to consummate the Reorganization require, among other things, the satisfaction of the following conditions: (i) the parties shall have received all orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization;
(ii) certain litigation restraining, enjoining, or prohibiting the Reorganization, as more fully specified in the Plan of Reorganization, shall not have been instituted or threatened; (iii) the registration statement to be filed by Zions pursuant to the Securities Act in connection with the registration of the shares of Zions Common Stock to be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop- order or threatened stop-order by the SEC or any state securities authority; (iv) the Company and Zions shall have received a written opinion from tax counsel that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (v) there shall be no adverse legislation or governmental regulation which would make the contemplated transaction impossible.

         The obligations of Zions to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of the Company shall have authorized the Reorganization; (ii) all representations and warranties made by the Company in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date andthe Company shall have performed all of its obligations under the Plan of Reorganization on or prior to the Effective Date; (iii) Foster Pepper & Shefelman LLP, legal counsel to the Company, shall have rendered a legal opinion to Zions in form and substance as set forth in the Plan of Reorganization; (iv) litigation counsel for the Company shall have issued to Zions a favorable opinion substantially in form and substance as set forth in the Plan of Reorganization; (v) the Company shall have delivered to Zions all regulatory authorizations entitling the Bank to operate its banking office; (vi) during the period from March 31, 1998 to the Effective Date, there shall have been no material adverse change in the financial position or results of operations of the Company or the Bank nor shall the Company or the Bank have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; (vii) on and as of the Effective Date the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $21,913,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise ofany stock options on or after March 31, 1998; (viii) on and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $2,400,000; (ix) the CRA rating of the Bank shall be no lower than "satisfactory"; (x) Mr. Hawkanson shall have entered into an employment agreement with Zions in the form set forth in the Plan of Reorganization; (xi) the Company shall have received concurrence of its determination that no act of, or set of circumstances attributable tothe conduct of, the Company, the Bank, or any of the officers, directors, shareholders, or agents of either the Company or the Bank prevents the Reorganization from qualifying for "pooling of interest" accounting treatment; and (xii) Zions shall have received a written agreement from each affiliate of the Company, which letter is consistent with ss. 7.7 of the Plan of Reorganization.

         The obligations of the Company to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by Zions in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and Zions shall have performed all of its obligations under the Plan of Reorganization on or prior to the Effective Date; (ii) the Company shall have received legal opinion of Duane, Morris & Heckscher LLP, legal counsel to Zions, in form and substance as set forth in the Plan of Reorganization; (iii) during the period from March 31, 1998 to the Effective Date, there shall be no material adverse change in the financial position or results of operations of Zions nor shall Zions have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; and
(iv) Zions Common Stock shall be quoted on the Nasdaq NMS or shall be listed on a national securities exchange.

Representations and Warranties

         The representations and warranties of the parties contained in the Plan of Reorganization relate, among other things, to the organization and good standing of the parties; the capitalization of the parties; the authorization by the parties of the Plan of Reorganization and the absence of conflict with laws or other agreements to which the respective parties are subject; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes in the condition, assets, properties, or business since March 31, 1998 with respect to Zions, the Company and the Bank; the absence of undisclosed material liabilities; and compliance with laws. The Company has additionally warranted that since March 31, 1998, there has been no material deterioration in the quality of its consolidated loan portfolio and no material increase in the consolidated level of its nonperforming assets or non-accrual loans or in the level of its consolidated provision for credit losses. The Company has also warranted that its consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company in view of the size and character of such portfolios, current economic conditions, and other factors.

Amendment and Waiver

         Notwithstanding prior approval by the shareholders of the Company, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of the Company unless shareholder approval of the amendment is procured. Zions or the Company may also, at any time prior to the Effective Date, waive any condition or term of the Plan of Reorganization, unless the term or condition is required by law, provided that any such waiver must be in writing signed by the party entitled to the benefit thereof and will be permitted only if it will not have a materially adverse effect on the benefits intended under the Plan of Reorganization to its shareholders.

Authorized Termination and Damages for Breach

         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of the Company, as follows: (i) by mutual consent of the parties to the Plan of Reorganization; (ii) unilaterally, by Zions if any of the representations and warranties by the Company was materially incorrect when made or in the event of a material breach or material failure by the Company of any covenant or agreement of the Company which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) unilaterally, by the Company if any of the representations and warranties of Zions was materially incorrect when made or in the event of a material breach or material failure by Zions of any covenant or agreement of Zions contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given or if the board of directors of the Company, based upon the advice of its counsel, Foster Pepper & Shefelman LLP determines in good faith that such termination is required for the Board of Directors to comply with its fiduciary duties to its shareholders imposed by law by reason of an Alternative Proposal (as defined in the Plan of Reorganization) to acquire the Company being made;
(iv) by either the Company or Zions if the Reorganization has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the transactions contemplated by the Plan of Reorganization; or (v) by any party on or after January 31, 1999 if the Effective Date has not occurred on or before that date.

         If either party terminates the Plan of Reorganization because any of the representations and warranties of a party was materially incorrect when made, or because of a material breach or material failure by a party of a covenant or agreement made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable to the other party or parties to the Plan of Reorganization not affiliated with it in the amount of $750,000. If the Plan of Reorganization is terminated because of an Alternative Proposal, the Company shall be liable to Zions in the amount of $2,000,000.

Restrictions on Resales by Company Affiliates

         In general, Company shareholders who receive Zions shares as a result of the Reorganization will be able to sell such shares freely and without restriction. However, directors, executive officers, and 10% shareholders of the Company, who generally are considered "affiliates" of the Company, are subject to restrictions on the sales of shares received in the Reorganization. Those shareholders will not be permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act; (ii) the provisions of Rules 144 and 145 under the Securities Act; or (iii) an exemption from the registration requirements of the Securities Act.

         Additionally, to ensure the Reorganization may be accounted for as a pooling of interests, such Company affiliates will not be permitted to sell any shares of Company Common Stock or Zions Common Stock during the 30 day period preceding the Effective Date, nor will they be permitted to sell any shares of Zions Common Stock following the Effective Date until such time as financial results covering at least 30 days of post-Reorganization combined operations are published by Zions. The management of the Company will notify those persons who it believes may be deemed to be affiliates subject to the foregoing restrictions. The Plan of Reorganization requires the Company to use its best efforts to have each affiliate of the Company sign an agreement to limit that affiliate's ability to effect any such sales. Zions may place restrictive legends on certificates representing Zions Common Stock issued in the Reorganization to all persons who are deemed affiliates under Rule 145. Appropriate stop transfer instructions may be given to the transfer agent for such certificates.

Expenses

         Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. The Company will pay the cost of printing and delivering this Proxy Statement/Prospectus and other material to the Company shareholders. Zions will pay the costs attributable to registering its stock issuable pursuant to this Proxy Statement/Prospectus under federal and state securities laws.

Government Approvals

         Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal, Utah, and Washington regulators, including the Board of Governors, the Commissioner, and the Department. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until thirty days after the approvals of the federal regulators have been obtained, except that this period may be shortened with the concurrence of the Attorney General of the United States. All regulatory approvals have [NOT YET] been obtained.

Effective Date of the Reorganization

         If the Plan of Reorganization is approved by the shareholders of the Company, the parties expect that the Reorganization will become effective in the [THIRD] quarter of 1998. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which the parties cannot waive. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective in the [THIRD] quarter of 1998. In addition, as also noted above, Zions and the Company retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

Accounting Treatment

         The parties expect the Reorganization to be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16. The Plan of Reorganization requires, as a condition of closing, that the Company shall have received concurrence to its determination that no act or set of circumstances attributable to the conduct of the Company, the Bank, or any of the officers, directors, shareholders, or agents of the Company or the Bank prevents the Reorganization from qualifying for pooling of interests accounting treatment. This method of accounting views the Reorganization as a uniting of the separate ownership interests through an exchange of shares. As such, the pro forma financial information represents the combined historical financial data of Zions and the Company, subject only to certain adjustments described in the notes to the data presented.

Relationship Between Zions and the Company

         Neither Zions nor the Company is aware of any material relationship between Zions, its directors or officers or their affiliates, and the Company, its directors or executive officers or their affiliates, except as contemplated by the Plan of Reorganization or as described herein.

                           SUPERVISION AND REGULATION

         The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

         Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Board of Governors. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Board of Governors determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Board of Governors is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Bank holding companies, such as Zions, are required to obtain prior approval of the Board of Governors to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Pursuant to the Riegle-Neal Interstate Branching and Efficiency Act of 1994, as amended ("Riegle-Neal Act"), subject to approval by the Board of Governors, bank holding companies are authorized to acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, the most significant of which include adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and mergers. See "Interstate Banking" below.

         The Board of Governors is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Board of Governors has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

         Risk-Based Capital Guidelines. The Board of Governors has established risk-based capital guidelines for bank holding companies. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Board of Governors, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital.

         Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets--0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, generally, cash and balances due from federal reserve banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, generally, claims on U.S. banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, generally, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At March 31, 1998, Zions' Tier 1 and Total Capital ratios were 11.73% and 13.62%, respectively.

         The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall interest rate exposure; (ii) quality and level of earnings; (iii) investment or loan portfolio concentrations; (iv) quality of loans and investments; (v) the effectiveness of loan and investment policies; (vi) certain risks arising from nontraditional activities; and (vii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets. Market risk of a banking organization--risk of loss stemming from movements in market prices -- is not evaluated under the current risk-based capital ratio analysis (and is therefore analyzed by the bank regulators through a general assessment of an organization's capital adequacy) unless trading activities constitute 10 percent or $1 billion or more of the assets of such organization. Such an organization (unless exempted by the banking regulators) and certain other banking organizations designated by the banking regulators must include in its risk-based capital ratio analysis charges for, and hold capital against, general market risk of all positions held in its trading account and of foreign exchange and commodity positions wherever located, as well as against specific risk of debt and equity positions located in its trading account. Currently, Zions does not calculate a risk-based capital charge for its market risk.

          The following table presents Zions' regulatory capital position at March 31, 1998 under the risk-based capital guidelines.

                               Risk-Based Capital
                             (Dollars in thousands)

                                                                        Percent
                                                                        of Risk-
                                                                        Adjusted
                                                      Amount             Assets
                                                      ------             ------

Tier 1 Capital.............................         $  739,427           11.73%
Minimum Requirement........................            252,629            4.00
                                                   -----------          ------
  Excess...................................         $  486,798            7.73%
                                                    ==========          ======

Total Capital..............................         $  858,374           13.62%
Minimum Requirement........................            505,258            8.00
                                                   -----------          ------
  Excess...................................         $  353,116            5.62%
                                                    ==========          ======

Risk-Adjusted Assets,
  net of goodwill, excess deferred
  tax assets and excess allowance..........         $6,315,727          100.00%
                                                    ==========          ======

Minimum Leverage Ratio. The Board of Governors has adopted capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with a risk-based ratio of 8% that took effect at the end of 1992. At March 31, 1998, Zions' leverage ratio was 6.89%.

         The Board of Governors has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Board of Governors has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The following table presents Zions' leverage ratio at March 31, 1998. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Board of Governors, other banking organizations would be expected to maintain capital at higher levels.

                                                     (Dollars in thousands)
                                                                       Percent
                                                                     of Average
                                                                     Assets, Net
                                                  Amount             of Goodwill
                                                  ------             -----------

Tier 1 Capital.............................      $   739,427              6.89%
Minimum Requirement........................          321,985              3.00
                                                 -----------            ------

Excess.....................................      $   417,442              3.89%
                                                 ===========            ======

Average Assets, net of goodwill and
  deferred tax assets......................      $10,732,823            100.00%
                                                 ===========            ======

         Other Issues and Developments Relating to Regulatory Capital. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Board of Governors have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA") requires the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters, except that it may not be categorized as critically undercapitalized unless actually indicated by its capital position.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. All insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of critically undercapitalized, significantly undercapitalized and certain undercapitalized banks are required to obtain the approval of the Board of Governors before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their hiring of senior executive officers.

         Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulatory and Supervisory Issues

         Pursuant to FDICIA, the federal banking agencies have adopted regulations or guidelines prescribing standards for safety and soundness of insured banks and in some instances their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth or increase its ratio of tangible equity to assets, or impose other operating restrictions.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those for which national banks are eligible, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself).

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. The most important of such measures include legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions and eliminate or revise the features of the specialized savings association charter. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on Zions or its subsidiaries.

Deposit Insurance and Other Assessments

         Insured banks (including the bank subsidiaries of Zions) are required to make quarterly deposit insurance assessment payments to the Bank Insurance Fund (the "BIF"), and most savings associations to the Savings Association Insurance Fund (the "SAIF"), under a risk-based assessment system established by the FDIC. (In addition, certain banks must also pay deposit insurance assessments to the SAIF and certain savings associations, to the BIF alone or to both funds.) Under this system, each institution's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured institution in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized," "adequately capitalized" or "less than adequately capitalized" institutions, with each category of institution divided into subcategories of institutions which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." Those institutions deemed weakest by the FDIC are subject to the highest assessment rates; those deemed strongest are subject to the lowest assessment rates. The FDIC establishes semi-annual assessment rates with the objective of enabling the affected insurance fund to achieve or maintain a statutorily-mandated target reserve ratio of 1.25% of insured deposits. In establishing assessment rates, the FDIC Board of Directors is required to consider (i) expected operating expenses, case resolution expenditures and income of the FDIC; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it.

         At June 30, 1998, both BIF- and SAIF-assessable deposits were subject to an assessment schedule providing for an assessment range of 0% to .27% (with intermediate rates of .03%, .10%, .17% and .24%, depending upon an institution's supervisory risk group). Both BIF and SAIF assessment rates are subject to semi-annual adjustment by the FDIC Board of Directors within a range of up to five basis points without public comment. The FDIC Board of Directors also possesses authority to impose special assessments from time to time.

         In addition to the payment of deposit insurance assessments, depository institutions are required to make quarterly assessment payments to the FDIC on both their BIF and SAIF assessable deposits which will be paid to the Financing Corporation, established by the Federal Housing Finance Board pursuant to FIRREA, to enable it to pay interest and certain other expenses on bonds which it issued to facilitate the resolution of failed savings associations. Pursuant to the Federal Home Loan Bank Act, the Financing Corporation, with the approval of the FDIC Board of Directors, establishes assessment rates based upon estimates of (i) expected operating expenses, case resolution expenditures and income of the Financing Corporation; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it. Additionally, the Financing Corporation is required to assess BIF-assessable deposits at a rate one-fifth the rate applicable to SAIF-assessable deposits until the first to occur of the merger of the BIF and SAIF funds or January 1, 2000. At June 30, 1998, assessment rates were set at 1.22 basis points annually for BIF-assessable deposits and 6.10 basis points annually for SAIF-assessable deposits.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states and the Congress have enacted legislation intended to allow certain interstate banking combinations.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Board of Governors to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state. Since June 1, 1997, and earlier where permitted by applicable state law, an insured bank has been authorized to apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert the branch offices of the out-of-state bank to those of its own or, alternatively, convert its branch offices to those of the out-of-state bank, unless its home state or the home state of the out-of-state bank had adopted qualifying legislation barring this form of interstate expansion by June 1, 1997.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, the most significant of which include adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States and not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with "host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Pursuant to FIRREA, bank holding companies may acquire savings associations (including savings and loan associations and federal savings banks) without geographic restriction under the Bank Holding Company Act.

         Bank holding companies whose home state is Utah are authorized to acquire control of depository institutions and depository institution holding companies located in other states. Colorado law authorizes an out-of-state bank holding company, with the prior approval of the Division, to acquire a Colorado bank holding company whose operations are principally conducted within the state irrespective of the number of years the depository institution subsidiaries of the Colorado bank holding company have been in operation provided that at the time of acquisition, the out-of-state bank holding company will not control more than 25 percent of the aggregate deposits made in federally-insured banks, savings and loan associations, federal savings banks, industrial banks, bank holding companies, thrift holding companies and industrial bank holding companies located in the state and certain other requirements are satisfied.

                                 MONETARY POLICY

         The earnings of Zions and the Company are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Board of Governors has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions and the Company cannot be predicted.

                   INFORMATION CONCERNING ZIONS BANCORPORATION

Selected Financial Data

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions' consolidated financial statements and the related notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Zions Documents Incorporated by Reference."

ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)

                                                      As of, and for the Three
                                                       Months Ended March 31,
                                                   -----------------------------
                                                         1998         1997
                                                         ----         ----
EARNINGS SUMMARY
Taxable-equivalent net interest income             $   110,812  $    84,643
Net interest income                                    107,943       82,898
Noninterest income                                      43,794       34,136
Provision for loan losses                                3,256        1,835
Noninterest expenses (1)                                95,414       68,176
Income taxes                                            16,626       16,438
Income before cumulative effect of changes
     in accounting principles                           36,441       30,585
Cumulative effect of changes in
     accounting principles (2)                              --           --
Net income                                              36,441       30,585

COMMON STOCK DATA
Earnings per common share:
Income before cumulative effect of
     changes in accounting principles
     - diluted                                     $       .52  $       .45
Net income - basic                                         .53          .46
Net income - diluted                                       .52          .45
Dividends declared per share                               .12          .11
Dividend payout ratio (%)                                22.75%       20.89%
Book value per share at period end                       10.48         8.75
Market to book value at period end (%)
Average common shares outstanding                   69,102,000   66,334,000
Weighted average common and common
     equivalent shares outstanding
     during the period                              70,159,000   68,025,000
Common shares outstanding at period end             69,075,665   67,641,324

AVERAGE BALANCE SHEET DATA
Money market investments                           $ 1,589,899  $ 1,574,842
Securities                                           2,948,283    2,313,412
Loan and leases, net                                 5,433,927    4,248,672
Total interest-earning assets                        9,972,109    8,136,926
Total assets                                        10,944,611    8,811,521
Interest-bearing deposits                            5,686,951    4,173,813
Total deposits                                       9,799,027    5,470,654
FHLB advances and other borrowings over
     one year                                          155,287       71,520
Long-term debt                                         277,934      255,024
Total interest-bearing liabilities                   8,233,290    6,803,097
Shareholders' equity                                   709,097      597,689

PERIOD END BALANCE SHEET DATA
Money market investments                          $  1,154,038  $ 1,046,568
Securities                                           2,622,465    2,276,470
Loans and leases, net                                5,649,602    4,450,448
Allowance for loan losses                               91,857       81,113
Total assets                                        10,611,585    8,508,537
Total deposits                                       7,799,027    5,728,585
FHLB advances and other borrowings over
     one year                                          121,421       69,530
Long-term debt                                         276,387      258,704
Shareholders' equity                                   723,814      591,581

                                                                        As of, and for the
                                                                      Year Ended December 31,
                                                   ---------------------------------------------------------------
                                                         1997         1996         1995         1994         1993
                                                         ----         ----         ----         ----         ----
EARNINGS SUMMARY
Taxable-equivalent net interest income             $   358,676  $   296,372  $   238,880  $   203,313  $   178,636
Net interest income                                    351,799      289,166      233,547      198,606      174,657
Noninterest income                                     143,167      114,270       88,811       73,202       79,880
Provision for loan losses                                6,175        4,640        3,000        2,181        2,993
Noninterest expenses (1)                               301,218      235,272      195,186      174,900      167,750
Income taxes                                            65,211       56,101       41,787       30,900       27,248
Income before cumulative effect of changes
     in accounting principles                          122,362      107,423       82,385       63,827       56,546
Cumulative effect of changes in
     accounting principles (2)                               -            -            -            -        1,659
Net income                                             122,362      107,423       82,385       63,827       58,205

COMMON STOCK DATA
Earnings per common share:
Income before cumulative effect of
     changes in accounting principles
     - diluted                                     $      1.89  $      1.68  $      1.37  $      1.09  $       .99
Net income - basic                                        1.92         1.70         1.39         1.11         1.03
Net income - diluted                                      1.89         1.68         1.37         1.09         1.02
Dividends declared per share                               .47         .425        .3525          .29         .245
Dividend payout ratio (%)                                23.20%       23.27%       24.95%       27.06%       21.81%
Book value per share at period end                       10.25         8.72         7.46         6.28         5.50
Market to book value at period end (%)                  442.73%      298.17%      268.90%      142.83%      168.18%
Average common shares outstanding                   63,868,000  $63,194,000   59,435,000   57,754,000   56,636,000
Weighted average common and common
     equivalent shares outstanding
     during the period                              64,629,000   63,787,000   60,013,000   58,404,000   57,120,000
Common shares outstanding at period end             63,962,100   63,468,480   62,773,280   58,238,208   56,805,468

AVERAGE BALANCE SHEET DATA
Money market investments                           $ 1,490,772  $   923,670  $   945,842  $   869,709  $   788,694
Securities                                           2,575,295    1,977,875    1,665,500    1,545,704    1,209,165
Loan and leases, net                                 4,341,674    3,432,347    2,662,753    2,574,995    2,222,182
Total interest-earning assets                        8,407,741    6,333,892    5,274,095    4,990,408    4,220,041
Total assets                                         9,214,155    6,914,213    5,779,025    5,456,613    4,643,918
Interest-bearing deposits                            4,410,491    3,653,420    3,095,714    2,744,976    2,449,275
Total deposits                                       5,783,370    4,731,889    3,963,702    3,583,094    3,178,926
FHLB advances and other borrowings over
     one year                                          136,381       87,700       96,305      118,607      111,974
Long-term debt                                         257,779       55,187       57,506       59,493       75,623
Total interest-bearing liabilities                   7,067,324    5,208,318    4,397,582    4,197,865    3,556,746
Shareholders' equity                                   615,535      512,739      407,498      339,181      286,331

PERIOD END BALANCE SHEET DATA
Money market investments                          $$   814,088  $   613,429  $   687,251  $   403,446  $   597,680
Securities                                           2,712,094    1,983,643    1,694,669    1,663,433    1,258,939
Loans and leases, net                                4,871,650    3,837,149    3,068,057    2,391,278    2,486,346
Allowance for loan losses                               80,481       76,803       73,437       67,018       68,461
Total assets                                         9,521,770    7,116,413    6,095,515    4,934,095    4,801,054
Total deposits                                       6,854,462    5,119,692    4,511,184    3,705,976    3,432,289
FHLB advances and other borrowings over
     one year                                          210,681       81,875       95,817      101,571      152,109
Long-term debt                                         258,566      251,620       56,229       58,182       59,587
Shareholders' equity                                   655,460      554,610      469,678      365,770      312,592

                                                     As of, and for the Three
                                                       Months Ended March 31,
                                                   ---------------------------
                                                         1998         1997
                                                         ----         ----

Nonperforming assets:
     Nonaccrual loans                             $     16,807  $    13,851
     Restructured loans                                  1,222        1,608
     Other real estate owned and other
          nonperforming assets                           2,377        2,524
     Total nonperforming assets                         20,406       17,983
Accruing loans past due 90 days or more                 11,714        5,638

SELECTED RATIOS
Net interest margin (3)                                   4.51%        4.22%
Return on average assets                                  1.35%        1.41%
Return on average common equity                          20.84%       20.75%
Ratio of average common equity to average assets          6.48%        6.78%
Tier I risk-based capital - period end                   11.73%       13.95%
Total risk-based capital - period end                    13.62%       16.52%
Leverage ratio - period end                               6.89%        8.09%
Ratio of nonperforming assets to total
     assets - period end                                   .19%         .21%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at period end              .36%         .40%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                      .05%         .17%
Ratio of allowance for loan losses to net loans
     and leases outstanding at period end                 1.63%        1.82%
Ratio of allowance for loan losses to
     nonperforming loans at period end                  509.50%      524.70%

                                                                       As of, and for the
                                                                     Year Ended December 31,
                                                  ------------------------------------------------------------
                                                        1997         1996         1995         1994        1993
                                                        ----         ----         ----         ----        ----
Nonperforming assets:
     Nonaccrual loans                             $    11,907  $    12,704  $    10,875  $    13,635  $    23,364
     Restructured loans                                   691          857          249          567        4,006
     Other real estate owned and other
          nonperforming assets                          3,371          138        1,609        4,741        3,267
     Total nonperforming assets                        15,969       13,699       12,733       18,943       30,637
Accruing loans past due 90 days or more                 9,944        3,563        5,309        3,041       10,821

SELECTED RATIOS
Net interest margin (3)                                  4.27%        4.68%        4.53%        4.07%        4.23%
Return on average assets                                 1.33%        1.55%        1.43%        1.17%        1.25%
Return on average common equity                         19.88%       20.95%       20.22%       18.82%       20.33%
Ratio of average common equity to average assets         6.68%        7.42%        7.05%        6.22%        6.17%
Tier I risk-based capital - period end                  11.74%       14.16%       11.33%       11.81%       10.85%
Total risk-based capital - period end                   13.75%       17.52%       14.03%       14.96%       14.12%
Leverage ratio - period end                              6.75%        8.70%        6.33%        6.24%        5.44%
Ratio of nonperforming assets to total
     assets - period end                                  .17%         .19%         .21%         .38%         .64%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at period end             .33%         .36%         .41%         .79%        1.23%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                     .19%         .11%         .10%         .19%       (.23)%
Ratio of allowance for loan losses to net loans
     and leases outstanding at period end                1.65%        2.00%        2.39%        2.80%        2.75%
Ratio of allowance for loan losses to
     nonperforming loans at period end                 638.84%      566.35%      660.17%      471.89%      250.13%

(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993 to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years earlier in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993 allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

Stock Prices and Dividends on Zions Common Stock

         Zions Common Stock is traded on the Nasdaq NMS under the symbol "ZION." The following table provides the high and low daily sales prices for Zions Common Stock for the periods indicated, in each case as reported by the Nasdaq Stock Market and the cash dividends per share declared on Zions Common Stock for such periods.

                                                                       Cash
                                                                       Dividends
                                                   High       Low      Declared
                                                   ----       ---      --------

1996
First Quarter....................................$ 19.81    $ 16.69     $ .1025
Second Quarter...................................  19.75      17.00       .1025
Third Quarter....................................  22.44      18.00       .11
Fourth Quarter...................................  26.00      21.94       .11
                                                                         ------
                                                                        $ .425

1997
First Quarter....................................$ 33.25    $ 25.69     $ .11
Second Quarter...................................  37.63      28.38       .12
Third Quarter....................................  41.13      34.69       .12
Fourth Quarter...................................  46.00      37.63       .12
                                                                         -----
                                                                        $ .47

1998
First Quarter....................................$ 55.69    $ 39.56     $ .12
Second Quarter...................................  53.13      48.06       .14
Third Quarter (through ___________, 1998)........     XX         XX        XX

         On May 13, 1998, the last trading date prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $_________. On , 1998, the last trading date before the date of this Proxy Statement/Prospectus, the closing sale price for the Zions Common Stock was $_________. On _____________, 1998, there were approximately [69,138,844] shares of Zions Common Stock outstanding, held by approximately [5,438] shareholders of record.

         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                  INFORMATION ABOUT THE COMMERCE BANCORPORATION

The Company

         The Commerce Bancorporation (the "Company") was organized in 1987 under Washington law for the purpose of becoming a bank holding company for The Commerce Bank of Washington, N.A. (the "Bank"), a national banking association that commenced operations in 1988. The Company conducts its business through its sole subsidiary, the Bank, and has no separate operations or facilities. The Company maintains its executive offices at the office of the Bank, its sole operating subsidiary, at 601 Union St., Suite 3600, Seattle, Washington.

The Bank

         The Commerce Bank of Washington, N.A., organized in 1988 under federal law as a national banking association, is a commercial bank serving the greater Seattle, Washington, metropolitan area and communities throughout the Puget Sound region. The Bank operates from a single office at 601 Union St., Suite 3600, Seattle, Washington. As of March 31, 1998, the Bank had total assets of approximately $330.2 million and total deposits of $245.3 million.

Business Strategy

         The Bank's business strategy has been to develop banking relationships with commercial borrowers, their principals and key employees, and market its products and services to prospective customers who are able to maintain large deposits and utilize the Bank's cash management services. Unlike many commercial banks of similar size that seek to serve a specific community with a full spectrum of financial services, the Bank has not emphasized retail deposit development and personal lending. Instead, the Bank has targeted what it believes is an under-served but more profitable segment of the financial services market, industrial businesses and professional firms with annual revenues of between $2 million and $100 million. Generally, these customers have significant borrowing needs, but have established businesses and stronger financial condition than smaller, younger companies. The Bank believes that customers in this segment of the market pose a low level of credit risk and are able to utilize several banking products and services, providing the Bank with opportunities to realize additional fee income and maintain or strengthen customer loyalty. In addition, these customers generally maintain significant amounts of funds in non-interest-bearing deposit accounts for operational needs, lowering the Bank's dependence on interest-bearing deposits. Consequently, the Bank is able to benefit from a relatively low cost of funds and realize strong net interest margins and return on equity. Further, while the Bank's return on average assets for the year ended December 31, 1997 was 1.75%, and its return on average equity for the year ended December 31, 1997, was 20.9%, the loan loss experience was only 0.01% of average loans. As of December 31, 1997, total assets had grown to $298 million compared to $38 million at December 31, 1989, the first full year of operations. At the same time, net interest margins have exceeded 5% while maintaining a significant portion of the Bank's assets in liquid, but lower yielding investment securities. The Bank believes its rapid asset growth and strong net interest margins are primarily attributable to the Bank's focus on giving superior customer service generating referrals of new customers from existing customers.

Products and Services

         The Bank offers a full array of financial products to meet the banking needs of its market area and targeted customers. To ensure the ongoing viability Sof its product offerings, the Bank regularly examines the desirability and profitability of existing and potential new products.

     Deposit Products. The Bank offers a traditional array of deposit products, including non-interest checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities.

     Investment Services. The Bank provides a variety of investment products and services, including cash management services for those business and professional clients, certificates of deposit, mutual funds, retirement plans, corporate equity and debt securities, and U.S. Government securities.

     Commercial Loans. The Company offers specialized loans for its business and commercial customers, including equipment and inventory financing, real estate construction loans and SBA loans for qualified businesses. Commercial lending is the primary focus of the Company's lending activities and a significant portion of the Company's loan portfolio consists of commercial loans. For regulatory reporting purposes, a substantial portion of the Company's commercial loans are designated as real estate loans, because the loans are secured by mortgages and trust deeds on real property, even though the loans may be made for purposes of financing commercial activities, such as accounts receivable, equipment purchases and leasing. To accommodate the personal financial needs of principals and key employees of its commercial loan customers, the Bank offers real estate financing and consumer loans. These loans, however, constitute only a small portion (8%) of the loan portfolio.

Competition

     The geographic area of King County, Washington, and the Seattle metropolitan area is highly competitive with respect to both deposits and loans. The Bank competes principally with other commercial banks and thrift institutions, and, to a lesser extent, credit unions, mortgage companies, and other non-bank financial institutions. Certain of these financial institutions have the advantages of offering their customers statewide banking facilities and higher lending capabilities as a result of greater financial resources. In addition, competition from outside the traditional banking system from investment banking firms, mortgage companies, insurance companies, commercial and consumer finance companies, and related industries offering investment products and commercial, real estate and consumer loans has widened the competition for deposits and loans. The Bank believes that by eschewing a retail-oriented branch banking system, focusing on lending to mid-size businesses and professional firms, and providing financial services to the principals of such businesses and firms, the Bank is able to limit its overhead expenses and achieve high net interest margins and return on equity.

     The Bank's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more locations or offer higher rates of interest than the Bank. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. The Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area and has introduced various new accounts when authorized by regulatory authorities. The Bank's principal competitive advantage with respect to the larger statewide financial institutions has been its focus on commercial borrowers that appreciate the personal service of a small bank, and do not need the broad spectrum of products and services offered by consumer-oriented institutions.

     In competing for deposits, the Bank is subject to certain limitations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are permitted to offer checking accounts and to make commercial loans.

     The Bank's competition for loans comes primarily from the same financial institutions with which the Bank competes for deposits. The Bank competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products, and the efficiency and quality of services provided to borrowers. Factors that affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand.

Employees

     As of March 31, 1998, the Company had a total of 47 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement. The Company considers its relationship with its employees to be good.

Properties

     The Company maintains its executive offices at the office of the Bank, its sole operating subsidiary, at 601 Union St., Suite 3600, Seattle, Washington. The office is leased at an annual rate of $294,960 under a lease agreement that will expire in 2003, and provides for two five-year renewal options.

Legal Proceedings

     The Bank from time to time has pending routine litigation relating to the collection of secured and unsecured indebtedness resulting from its business of furnishing financial services, including providing credit. In some cases, such litigation involves claims or counterclaims against the Bank. There is currently no litigation pending or threatened, which, if determined adversely to the Bank, would have a material adverse condition on the business or financial condition of the Bank.

Supervision and Regulation

     As more fully discussed in the following pages, banks and bank holding companies are subject to a comprehensive regulatory scheme to ensure the safety and soundness and proper management of financial institutions.

     General

     The Company and the Bank are extensively regulated under federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company and the Bank. The operations of the Company may be affected by legislative changes and by the policies of various regulatory authorities. The Company cannot accurately predict the nature or the extent of the effects on its business and earnings those fiscal or monetary policies, or new federal or state legislation may have in the future.

     Federal Bank Holding Company Regulation

     The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and as such, is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company is required to file annual reports with the Federal Reserve and to provide the Federal Reserve such additional information as the Federal Reserve may require.

     The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

     With certain exceptions, the BHCA also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. Further, under the Federal Reserve Act and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Federal Banking Regulation

     The Bank, as a national bank with deposits insured by the FDIC, is subject to the supervision and regulation of the Office of the Comptroller of the Currency ("OCC"). This agency may prohibit the Bank from engaging in what it believes constitute unsafe or unsound banking practices.

     The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the relevant supervisory agency, such as the OCC, evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The Bank's current CRA rating is "Satisfactory."

     Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

     Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency has prescribed, by regulation, non-capital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings liquidity and capital adequacy. An institution that fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management believes that the Bank meets all the standards, and therefore does not believe that these regulatory standards materially affect the Bank's business operations.

     Deposit Insurance

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC. The Bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

     The FDICIA included provisions to reform the Federal deposit insurance system, including the implementation of risk-based deposit insurance premiums. The FDICIA also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. Pursuant to the FDICIA, the FDIC implemented a transitional risk based insurance premium system on January 1, 1993. Generally, under this system, banks are assessed insurance premiums according to how much risk they are deemed to present to BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. The premium range is from $0.00, for the highest-rated institutions (subject to a statutory minimum assessment of $2,000) to $0.27 per $100 of domestic deposits. The Bank has a current FDIC premium rate of $0.00 per $100 of domestic deposits.

     Dividends

     The principal source of the Company's cash revenues is dividends received from the Bank. Under the OCC regulatory, the Bank is subject to restrictions on the payment of cash dividends to its shareholders. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, the amount of the dividend may not be greater than its net unreserved retained earnings, after first deducting (i) to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months; (ii) all other assets charged off as required by the OCC examiner; and (iii) all accrued expenses, interest and taxes of the bank. The Bank has been paying regular dividends to shareholders, although no assurances can be given that dividends will continue to be paid. See "Market Price of and Dividends on Common Stock."

     In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. The Company and the Bank are not currently subject to any regulatory restrictions on their dividends other than those noted above.

     Capital Adequacy

     The federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities.

     The OCC and Federal Reserve have adopted risk-based capital guidelines for banks and bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk- weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.

     The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

     The FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the OCC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. The Bank does not believe that these regulations have any material effect on its operations.

     Effects of Government Monetary Policy

     The earnings and growth of the Bank are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on the Company or the Bank cannot be predicted with certainty.

     Changing Regulatory Structure of the Banking Industry

     The laws and regulations affecting banks and bank holding companies are currently undergoing significant changes. Bills are now pending or expected to be introduced in the United States Congress that contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks will be permitted to engage in securities activities, and realign the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form any such legislation may be adopted or the extent to which the business of the Company or the Bank might be affected thereby cannot be predicted with certainty.

Summary Financial Data

     The following table sets forth certain information concerning the Company's consolidated financial condition, operating results, and key operating ratios at the dates and for the periods indicated. This information does not purport to be complete, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements of the Company and Notes thereto included in this Prospectus/Proxy Statement.

                                               Three months             Years ended December 31,
                                                   ended            --------------------------------
Dollars in thousands except per share data     March 31, 1998            1997                1996
                                               --------------            ----                ----
Balance Sheet Data
   Investment securities and
     Fed funds sold                               $  106,772         $  125,184          $   84,816
   Loans receivable, net                             150,965            151,397             130,016
   Total assets                                      330,188            298,478             237,517
   Total deposits                                    245,310            235,771             185,740
   Shareholders' equity                               24,482             23,890              20,300

Income Statement Data
   Interest income                                $    5,419         $   19,465          $   15,543
   Interest expense                                    1,994              6,869               5,437
                                                    --------           --------           ---------
   Net interest income                                 3,425             12,596              10,106
   Provision for loan losses                              29                300                 270
   Non-interest income                                   245              1,303               1,233
   Non-interest expense                                1,762              7,059               6,182
   Income before Income Taxes                          1,879              6,540               4,887
   Income Taxes                                          591              2,082               1,545
                                                  ----------          ---------           ---------
   Net income                                     $    1,288         $    4,458          $    3,342
                                                  ==========         ==========          ==========

Per Share Data
   Basic earnings per share                       $     0.54         $     1.86          $     1.44
   Diluted earnings per share                           0.45               1.63                1.26
   Dividends per share                                  0.30               0.25                  --

Selected Ratios
   Return on average equity                            21.39%*            20.90%              17.76%
   Return on average assets                             1.74%*             1.75%               1.69%
   Net interest margin                                  4.93%*             5.26%               5.37%
   Net charge-offs to average loans                     0.00%              0.01%               0.00%
   Loan loss reserve to total loans                     1.59%              1.54%               1.58%
   Shareholders' equity to total assets                 7.41%              8.00%               8.55%

-----------
*  Three month data presented on an annualized basis.

Stock Prices and Dividends on Company Common Stock

       There is no established trading market for the Company Common Stock. Over the years, little trading in the Company Common Stock has occurred. Reliable information concerning the prices at which the Company Common Stock has traded in private, negotiated transactions is not publicly available or generally known to the Company. On occasion, the Company has become aware of the trading price of its stock in private transactions. Information concerning those trading prices has been omitted based on the Company's belief that such prices are not necessarily representative of a fair market price for the Company Common Stock during any particular period. Since May 13, 1998, the date the Plan of Reorganization was executed and publicly announced, there have been no trades in the Company's Common Stock.

       The following table sets forth the per share cash dividends declared and paid by the Company during each of the last three years.


       1995................................................ $0.00

       1996................................................ $0.00

       1997................................................ $0.25

       1998 (to date)...................................... $0.30

         As of June 30, 1998 there were approximately 200 holders of record of the Company Common Stock.

Certain Transactions of the Company

         James C. Hawkanson, president and chief executive officer of the Bank, will continue to serve as chief executive officer of the Bank pursuant to an employment agreement to be executed at Closing. Certain executive officers of the Company will receive cash bonuses on the Effective Date. See "Plan of Reorganization--Interests of Certain Persons in the Transaction" for information concerning the employment agreement, cash bonuses, and other matters relating to Mr. Hawkanson, the Company's executive officers, and the transaction.

         The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of June 30, 1998, the Company's directors and executive officers and their related parties were indebted to the Bank in the aggregate amount of $6,051,218, none of which loans were delinquent.

Stockholdings of Directors, Officers and Certain Others

         The following table sets forth certain information, as of June 30, 1998, with respect to (i) each shareholder known by the Company to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director and (iii) all directors and executive officers as a group. Except as noted below, each person has sole voting and investment power with respect to the shares shown. The percentages are based on 2,793,883 shares of Common Stock outstanding as of June 30, 1998 plus that number of shares of Common Stock subject to options exercisable within 60 days held by each individual or group.

                                                                  Amount and
                                                                   Nature of          Percent
Name of Beneficial Owner (1)                                 Beneficial Ownership     of Class
----------------------------                                 --------------------     --------
Graham S. Anderson, Director..............................           43,023              1.5%
Stanley H. Barer, Director................................           30,975              1.1%
Christopher T. Bayley, Director...........................           51,676              1.8%
Carl G. Behnke, Director..................................           30,901              1.1%
William E. Boeing, Jr. ...................................          145,800              5.2%
William D. Bradford, Director.............................              841               *
Richard C. Clotfelter, Director...........................           50,660              1.8%
Kirby L. Cramer, Director.................................           32,070              1.1%
Michael D. Garvey, Director...............................           73,028              2.6%
Herbert M. Gould III, Director............................           31,236              1.1%
James C. Hawkanson, Director; Managing Director;
     Chief Operating Officer; Secretary; Treasurer........          136,433 (2)          4.8%
John A. Hilton, Jr., Director.............................              100               *
Garfield R. Jeffers, Director.............................           30,748              1.1%
Laurie McDonald Jonsson, Director.........................           33,956              1.2%
Patrick W. Kuo, Director..................................           20,616               *
William Rademaker, Jr., Director..........................           35,710              1.3%
Robert R. Richards, Director; Managing
     Director; Chief Executive Officer; President.........          144,267              5.2%
Faye Sarkowsky, Director..................................            2,593               *
David C. Wyman, Director..................................           82,255 (3)          2.9%
All directors and executive officers
     as a group (19 persons)..............................          889,688 (4)         31.3%

-----------------
*    Less than 1% of outstanding shares of Common Stock.
(1) All such persons can be reached c/o the Company at Two Union Square, 601 Union Street, Suite 3600, Seattle, Washington, 98101.
(2) Includes 26,622 shares subject to acquisition upon the exercise of vested stock options.
(3)  Includes 20,000 shares held of record by Mr. Wyman's wife.
(4) In addition to the ownership described in footnotes (2) and (3) above, includes 18,514 shares subject to acquisition upon the exercise of vested stock options by executive officers.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following includes a discussion of certain significant business trends and uncertainties as well as other forward-looking statements and is intended to be read in conjunction with and is qualified in its entirety by reference to the Company's consolidated financial statements and accompanying notes included elsewhere in this Proxy Statement/Prospectus.

Financial Highlights

         For the three months ended March 31, 1998, the Company recorded income of $1,288,000, an increase of 40.4% from net income of $917,000 for the comparable period in 1997. Total consolidated assets at March 31, 1998 were $330,188,000 compared to $244,221,000 at March 31, 1998.

         For the year ended December 31, 1997, the Company recorded net income of $4,458,000 or $1.63 per diluted share, up 33.4% over net income of $3,342,000 or $1.26 per diluted share in 1996. At December 31, 1997, total assets were $298,478,000, a 25.7% increase over total assets of $237,517,000 at December 31, 1996. In 1997, return on average assets was 1.75% and return on average equity was 20.9%.

         Earnings growth has been primarily attributable to the growth in earning assets and an increase in the Company's net interest margins as a result of growth in its loan portfolio. Contributing to the increases in net income were changes in the mix of interest-bearing deposits, increases in non-interest-bearing deposits and increases in non-interest income. The growth of average assets, deposits and loans during the last three years has been significant. These increases reflect the results of expanded business development activities, marketing programs and a favorable economic climate in the Company's market area.

Net Interest Income

         For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities, and interest expense, principally on customer deposits. Changes in net interest income result from changes in "volume," "spread" and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest margin is the ratio of net interest income to total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

         Net interest income before provision of loan loss for the three months ended March 31, 1998 was $3,425,000, up 20.6% from the $2,839,000 in net interest income reported for the comparable period in 1997.

         Net interest income before provision for loan loss for the year ended December 31, 1997 was $12,596,000, an increase of $2,490,000 or 24.6% compared to net interest income of $10,106,000 in 1996. These results were attributable to particularly strong growth of the deposit base, and the Company's ability to attract a mix of deposits at favorable rates. Deposits increased by $50,000,000 and were redeployed in the loan portfolio (which increased by $21,382,000 and the investment portfolio (which increased by $40,368,000). The net interest margin for 1997 was 5.26%, compared to 5.37% in 1996. There was little change in the yield on loans in 1997 or 1996 due to relatively stable interest rates during the periods.

Provision for Loan Losses

         The provision expense is management's estimate of the amount necessary to maintain an allowance for loan losses at a level that is considered adequate based on the risk of future losses inherent in the loan portfolio. Management monitors the adequacy of the allowance based on a potential loss rate assigned to each risk rating and the Company's historic loan loss percentage. Management believes the allowance has been maintained at an adequate level. The loan loss provision for the three-month periods ended March 31, 1998 and 1997 were $29,000 and $75,000, respectively, and for the years ended December 31, 1997 and 1996, the provision was $300,000 and $270,000, respectively. The Company's ratio of the allowance for loan losses to total loans was 1.59% at March 31, 1998 compared to 1.54% at December 31, 1997, and 1.58% at December 31, 1996.

Other Income

         Total other income for the three months ended March 31, 1998 was $245,000 compared to $357,000 for the comparable period in 1997, primarily as a result of lower corporate finance fees which tend to vary considerably from quarter to quarter. For the years ended December 31, 1997 and 1996, other income was $1,303,000 and $1,233,000, respectively. The primary source of other income is fees and commissions generated by the Company's corporate finance activities. In 1996 these fees amounted to 58% of total fees and in 1997 they were 50% of total fees.

Other Expense

         Other operating expenses consist principally of employees' salaries and benefits, occupancy costs and other operating expense. A measure of the Company's ability to contain other expenses is the efficiency ratio. This statistic is derived by dividing total other expenses by the total of net interest income (tax equivalent basis) and other income. As of December 31, 1997, the ratio was 50% compared to 54% at the end of 1996. Management continues to place emphasis on closely monitoring and controlling other expenses.

         Salary and wage expense of $4,266,000 in 1997 represented an increase of 12.6% from the $3,789,000 reported in 1996.

         Occupancy expense consists of depreciation on equipment, premises lease payments, maintenance and repair expenses, utilities and related expenses. The Company's occupancy expense in 1997 was $550,000 as compared to $494,000 in 1996. The increase in 1997 as compared to 1996 was the result of the increases in depreciation on leasehold improvements and equipment.

         Other operating expenses, which consist primarily of state business and occupation taxes, stationary and supplies, telephone expense, courier service and postage, has increased from $1,899,000 in 1996 to $2,242,000 in 1997, an increase of 18%. This is a result of growth in every area of non-interest expense as a direct result of the rapid deposit growth the Company experienced in 1997.

Income Taxes

         The provision for income taxes amounted to $2,082,000 and $1,545,000 for 1997 and 1996, respectively. Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from operations as a result of the following:

                                                        1997             1996
                                                    ----------       ----------
Computed "expected" tax expense                     $2,224,000       $1,662,000
Increase (reduction) in income taxes resulting
from:
    Interest income on tax exempt securities          (151,000)        (101,000)
    Other, net                                           9,000          (16,000)
                                                    ----------       ----------
           Total                                    $2,082,000       $1,545,000
                                                    ==========       ==========

Investment Portfolio

         Investment securities held at December 31, 1997 totaled $85,857,000 compared to $70,411,000 at December 31, 1996. The increase in the investment portfolio in 1997 occurred as deposit growth exceeded loan demand.

         The Company follows a financial accounting principle requiring the identification of investment securities as held-to-maturity or available-for-sale. Securities designated as held-to- maturity are those that the Company has the intent and ability to hold until they mature or are called, rather than those that management may sell if liquidity requirements dictate or alternative investment opportunities arise. The mix of available-for-sale and held-to-maturity investment securities is considered in the context of the Company's overall asset-liability policy and reflects management's assessment of the relative liquidity of the Company. At December 31, 1997, the investment portfolio consisted of 69% available-for-sale securities and 31% held-to-maturity, compared to 67% available-for-sale securities and 33% held-to-maturity investments at December 31, 1996.

         At December 31, 1997, the Company's investment securities available-for-sale had total net unrealized gains of $633,000 as compared to net unrealized losses of $193,000 at December 31, 1996. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses the Company may ultimately realize. The Company recognizes actual gains and losses at the time investment securities are sold or redeemed.

         Amortized costs and fair values of investment securities classified as available-for-sale at December 31 are summarized as follows:

                                        Amortized      Gross unrealized      Gross unrealized
                                          cost               gains                losses            Fair value
                                       -----------     ----------------      ----------------       -----------
                1997
                ----
U.S. Treasury                          $ 5,945,000         $ 95,000             $       0           $ 6,040,000
U.S. Government and agency
   securities                           51,070,000          538,000               (38,000)           51,570,000
Tax-exempt municipals                      539,000            3,000                    -                542,000
Other (primarily corporate notes)        1,033,000           36,000                    -              1,069,000
                                       -----------         --------             ----------          -----------
                                       $58,587,000         $672,000             $ (38,000)          $59,221,000
                                       ===========         ========             ==========          ===========

                1996
                ----
U.S. Treasury                          $ 5,654,000         $ 29,000             $ (21,000)          $ 5,662,000
U.S. Government and agency
   securities                           39,371,000          104,000              (303,000)           39,172,000
Tax-exempt municipals                      691,000            2,000                    -                693,000
Other (primarily corporate notes)        1,436,000            7,000               (12,000)            1,431,000
                                       -----------         --------             ----------          -----------
                                       $47,152,000         $142,000             $(336,000)          $46,958,000
                                       ===========         ========             ==========          ===========

         The amortized cost and fair value of investment securities classified as available-for-sale at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized
                                          cost                Fair value
                                          ----                ----------

Due in one year or less                $ 1,290,000            $ 1,300,000
Due in one to five years                43,525,000             43,905,000
Due in five to ten years                13,772,000             14,015,000
                                       -----------            -----------
                                       $58,587,000            $59,222,000
                                       ===========            ===========

         During 1997, the Company sold available for sale investment securities for aggregate proceeds of $6,040,000 resulting in gross realized gains of $605 and gross realized losses of $20,498.

         During 1996, the Company sold available for sale investment securities for aggregate proceeds of $526,000 resulting in gross realized gains of $310. There were no realized losses in 1996.

         Held-To-Maturity

         Amortized costs and fair values of investment securities classified as held-to-maturity at December 31 are summarized as follows:

                                               Amortized
                                                 cost               Gross             Gross
                                               (carrying          unrealized        unrealized
                   1997                         value)              gains             losses        Fair value
                   ----                      ------------         -----------      ------------    ------------
U.S. Treasury                                $  4,004,000         $    46,000      $    (1,000)    $ 4,048,000
U.S. Government and agency securities          11,251,000             151,000          (20,000)     11,382,000
Tax-exempt municipals                          10,056,000             270,000               -       10,326,000
Other (primarily corporate notes)               1,326,000               4,000           (2,000)      1,328,000
                                             ------------         -----------      -----------     -----------
                                             $ 26,637,000         $   471,000      $   (24,000)    $27,084,000
                                             ============         ===========      ===========     ===========

                                             Amortized
                                               cost                 Gross             Gross
                                             (carrying            unrealized        unrealized
                   1996                       value)                gains             losses        Fair value
                   ----                      ------------         -----------      ------------    ------------
U.S. Treasury                                $  3,524,000         $    37,000      $    (6,000)    $ 3,555,000
U.S. Government and agency securities          11,267,000              92,000          (67,000)     11,292,000
Tax-exempt municipals                           7,812,000             169,000           (6,000)      7,975,000
Other (primarily corporate notes)                 849,000               7,000               -          856,000
                                             ------------         -----------      -----------     -----------
                                             $ 23,452,000         $   305,000      $   (79,000)    $23,678,000
                                             ============         ===========      ===========     ===========

         The amortized cost and fair value of investment securities classified as held-to-maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Amortized cost     ` Fair value
                                    --------------     -----------
Due in zero to one year              $ 4,504,000       $ 4,520,000
Due in one to five years              19,112,000        19,485,000
Due in five to ten years               3,021,000         3,079,000
                                     -----------       -----------
                                     $26,637,000       $27,084,000
                                     ===========       ===========

         As of December 31, 1997, $57,700,000 of investment securities were pledged to secure repurchase agreements, bankruptcy funds, public deposits, and as treasury tax and loan collateral.

Loans

         Outstanding loans, totaled $153,844,000 at December 31, 1997, representing an increase of 16.4% or $21,639,000 over the December 31, 1996 totals of $132,205,000. Outstanding loans at March 31, 1998 were $150,965,000. The increase in commercial and individual loans in 1996 and 1997 reflects the emphasis of the Company on these loan products.

         The following table presents the composition of the Company's loan portfolio at December 31:

                                                                             1997                 1996
                                                                        ------------          ------------
Commercial - secured by real estate                                     $ 41,546,000          $ 33,904,000
Commercial - secured by other assets                                      95,208,000            86,612,000
Personal lines of credit, installment and credit card (unsecured)         17,090,000            11,689,000
                                                                        ------------          ------------
         Total loans                                                     153,844,000           132,205,000
Less:
   Allowance for loan losses                                               2,368,000             2,086,000
   Net deferred loan fees                                                     79,000               103,000
                                                                        ------------          ------------
Loans, net                                                              $151,397,000          $130,016,000
                                                                        ============          ============

Allowance for Loan Losses

         The allowance is maintained at a level that is considered adequate based on the risk of future losses inherent in the loan portfolio. Management monitors the adequacy of the allowance based on a potential loss rate assigned to each risk rating and by the Company's historic loan loss rate. At March 31, 1998, the allowance for loan losses of $2,399,000 was 1.59% of total loans and is considered sufficient to absorb losses on loans that may become uncollectible. This allowance is reviewed on a regular basis by management to determine adequacy in light of current charge-offs, classified loan status and loan growth rate.

Deposits

         Interest-bearing deposits consist of NOW, money market and time certificate accounts. By their nature, interest-bearing account balances will tend to grow or decline as the Company reacts to changes in competitor pricing and interest payment strategies. At December 31, 1997, total interest-bearing deposit accounts of $161,606,000 reflected an increase of $33,474,000 or 26.1% over the balance at year end 1996. During 1997, there was significant growth in interest-bearing demand deposits and time deposits as a result of the Company's strategy to focus on delivery of deposit products to the business market with a high degree of customer service support.

Asset-Liability Management/Interest Rate Sensitivity

         Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. The Company manages the balance between rate-sensitive assets and rate-sensitive liabilities being re-priced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Company considers its rate-sensitive assets to be those that either contain a provision to adjust the interest rate periodically or mature within one year. These assets include certain loans and investment securities and interest-bearing deposits in other banks. Rate-sensitive liabilities are those that are considered sensitive to periodic interest rate changes within one year and include maturing time certificates, certain savings deposits and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that re-price within various time frames is called the "gap." Generally, if re-pricing assets exceed re-pricing liabilities in a time period, the Company would be deemed to be asset-sensitive. If re-pricing liabilities exceed re-pricing assets in a time period, the Company would be deemed to be liability-sensitive. Generally, the Company seeks to maintain a balanced position where there is no significant asset or liability sensitivity within a one-year period to ensure net interest margin stability in times of volatile interest rates. This is accomplished through maintaining a significant level of loans, investment securities and deposits available for re-pricing within one year.

         The following table sets forth the estimated interest rate sensitivity of the Company's balance sheet as of December 31, 1997.

REPRICING OF INTEREST RATES AND YIELDS ON ASSETS AND LIABILITIES
On December 31, 1997

(amounts in thousands)                            0-3 months        4-12 months     1-5 years      Over 5 yrs        Total
                                                  ----------        -----------     ---------      ----------        -----
Interest-Earning Assets:
    Federal Funds Sold                             $  39,327          $      -      $      -        $      -      $  39,327
    Investment Securities                                240             5,564        63,017          17,036         85,857
    Loans                                            148,630               738         2,029               -        151,397
                                                     -------             -----        ------          ------        -------
    Total Interest-earning Assets                  $ 188,197          $  6,302      $ 65,046        $ 17,036      $ 276,581
    Cash and Due-From                                 16,679                 -             -                         16,679
    All Other Assets                                      -                  -             -           5,218          5,218
                                                     -------             -----        ------          ------        -------
    Total Assets                                   $ 204,876          $  6,302      $ 65,046        $ 22,254      $ 298,478
    Interest-earning assets to total assets                                                                           92.66%

Interest-Bearing Liabilities:
    Interest-bearing demand accounts               $  30,963          $      -      $      -        $      -      $  30,963
    Money Market Accounts                             87,204                 -             -               -         87,204
    Savings Accounts                                     160                 -             -               -            160
    Time Deposits                                     37,932             5,347             -               -         43,279
    Repurchase Agreements                             36,566                 -             -               -         36,566
                                                     -------             -----        ------          ------        -------
    Total Interest-bearing Liabilities             $ 192,825          $  5,347      $      -        $      -      $ 198,172
    Non-interest Bearing Demand accounts              74,165                 -             -                         74,165
    All Other Liabilities                                  -                 -             -           2,251          2,251
    Equity                                                 -                 -             -          23,890         23,890
                                                     -------             -----        ------          ------        -------
    Total Liabilities and Equity                   $ 266,990          $  5,347      $      -        $ 26,141      $ 298,478
    Interest-bearing liab. to total liabilities                                                                      66.39%

Interest Sensitivity Gap                           $  (4,628)         $    955      $ 65,046        $ 17,036      $  78,409

Cumulative Interest Sensitivity Gap,               $  (4,628)         $ (3,673)     $ 61,373        $ 78,409

Cumulative Interest Sensitivity Gap,
    as a percentage of total assets                   (1.55%)           (1.23%)        20.56%          26.27%

         According to the traditional banking industry static gap table set forth above, the Company was liability-sensitive with a negative cumulative one-year gap of $3,673,000 or 1.23% of total assets at December 31, 1997. In general, based upon the Company's mix of deposits, loans and investments, increases in interest rates would be expected to result in an increase in the Company's net interest margin, and decreases in interest rates would be expected to result in a decrease in the Company's net interest margin.

         The interest rate gaps reported in the above table arise when assets are funded with liabilities having different re-pricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of the Company's interest rate sensitivity in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects for short-term interest rate changes in all re-pricing intervals. For purposes of the analysis above, re-pricing of fixed-rate instruments is based upon the contractual maturity of the applicable instruments. Actual payment patterns may differ from contractual payment patterns. The change in net interest income may not always follow the general expectations of an asset-sensitive or liability-sensitive balance sheet during periods of changing interest rates, because interest rates earned or paid may change by differing increments and at different time intervals for each type of interest-sensitive asset and liability. As a result of these factors, at any given time the Company may be more sensitive or less sensitive to changes in interest rates than indicated in the above table. Greater sensitivity would have a more adverse effect on net interest margin if market interest rates were to decrease and a more favorable effect if rates were to increase.

Liquidity

         Liquidity enables the Company to meet the withdrawals of its depositors and the borrowing needs of its loan customers. The Company maintains its liquidity position through the maintenance of cash resources and a stable core deposit base. Short-term deposits have continued to grow during 1997 and the excess funds, when available, are maintained in overnight sales to correspondent banks in the form of Fed Funds Sold or as an investment in diversified money market mutual funds. The Company's primary source of funds is consumer and commercial deposits. This is a significant factor to the Company's long-term liquidity structure since these funds are not subject to significant movements as a result of changing interest rates and other economic factors. A further source of liquidity is the Company's ability to borrow funds on an overnight or long-term basis.

Capital Resources

         In 1989, banking regulators adopted risk-based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. The Company is required to maintain minimum amounts of capital to "risk weighted" assets, as defined by banking regulators. At December 31, 1997, the Company was required to have Tier 1 and Total Capital ratios of 4.0% and 8.0%, respectively. The Company's actual ratios at that date were 12.34% and 13.59%, respectively.

         Management seeks to attain a level of capital consistent with appropriate business risk and an ongoing need for financial flexibility. Adequacy of capital depends on the assessment of a number of factors such as stability of earnings, asset quality, liquidity, and economic conditions. The primary capital-to-asset leverage ratio was 8.46% at December 31, 1997. With a strong equity-to-assets ratio, the Company enjoys greater financial flexibility and less dependence upon its deposit base to support loan and investment activities.

Year 2000 Planning

         The Company is actively addressing the possibility that certain of its software applications may not respond accurately to changes in the recording of dates and periods of time as a result of the upcoming change in the century. In 1997, the Company appointed a technology committee to evaluate computer systems that may be affected by the millennium change. Although the work of the committee has not been completed, management does not expect any material difficulties. The Company has budgeted $10,000 to complete the evaluation and implementation of any required changes. The Company expects that it will be able to meet the compliance requirements of federal banking regulators related to Year 2000 and that it will not incur any extraordinary expenses in addressing such requirements.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                            OF ZIONS AND THE COMPANY

General

         Upon consummation of the Reorganization, shareholders of the Company, a Washington corporation, will become shareholders of Zions, a Utah corporation. Thus, the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Company shareholders who become Zions shareholders. In addition, since the Articles and Bylaws of Zions and the Company are not the same, the Reorganization will result in certain differences in the rights of the holders of Company Common Stock. Following is a summary of certain significant differences.

Authorized Capital

         Zions' Articles authorized a total of 203,000,000 shares of capital stock, divided into two classes: 200,000,000 shares of common stock, without par value ("Zions Common Stock"), and 3,000,000 shares of preferred stock, without par value. Each holder of Zions Common Stock is generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote, and holders of a majority of the outstanding shares of Zions Common Stock constitute a quorum for the transaction of business.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

         Zions has reserved 160,000 shares of Participating Preferred Stock for issuance upon exercise of the Rights under Zions' Shareholder Rights Plan.

         The Company's Articles of Incorporation authorized 15,000,000 shares of common stock, with par value of $2.50 per share ("Company Common Stock"), and 2,500,000 shares of preferred stock, with a par value of $0.01 per share, which may be issued in one or more series as may be determined from time to time by the Board of Directors ("Company Preferred Stock"). Each holder of Company Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders for a vote. Holders of a majority of the voting power of the Company constitute a quorum for the transaction of business.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by resolution of the Board of Directors of the Company. All shares of any one series of preferred stock have the same relative rights and preferences. There may be variation as to the preferences, rights, and restrictions of different series of preferred stock as established by the Board of Directors, including provisions governing the distribution rate; the redemption price, terms and conditions; the amount payable upon shares for distributions of any kind; sinking fund provisions; conversion rights; and voting rights. No shares of preferred stock are issued and outstanding.

Anti-takeover Matters

         Utah and Washington Law. Utah's only anti-takeover statute is the Control Shares Acquisitions Act, which is discussed below. Washington's anti-takeover law regulates Significant Business Transactions (as defined and discussed below).

         Utah law provides that the voting rights to be accorded Control Shares (as defined below) of a Utah corporation that has (i) one hundred or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Utah, and (iii) either (a) more than 10% of its shareholders reside in Utah, (b) more than 10% of its shares owned by Utah residents, or (c) 10,000 shareholders residing in Utah, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

         "Control Shares" are defined under Utah law to be shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such a person, would entitle such person to exercise, either directly or indirectly, voting power of 20% or more of all voting power of the corporation's voting securities. Such provisions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Utah's Revised Business Corporation Act and to which the corporation is a party or an acquisition of shares previously approved by the board of directors of the corporation.

         In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event Control Shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders of the issuing public corporation will have dissenters' rights.

         Washington's Significant Business Transaction statute, Washington Business Corporation Act Chapter 23B.19, regulates hostile or unfriendly attempts to gain control of or otherwise influence certain corporations.

         The Washington statute defines "Acquiring Person," with certain exceptions, as a person or group of persons, other than the Target Corporation or a subsidiary of the Target Corporation, who beneficially owns ten percent or more of the outstanding voting shares of the target corporation. The exceptions to the Acquiring Person definition are not applicable to the Zions/Company Reorganization.

         The definition, in the Washington statute, of "Significant Business Transaction" includes, among others, the following:

         o merger or consolidation with, disposition of assets to or with or issuance or redemption of stock to or from, the Acquiring Person;

         o termination of five percent or more of the employees of the target corporation employed in Washington as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

         o allowing the Acquiring Person to receive any disproportionate benefit as a shareholder

         "Target Corporation" is defined in the statute as a domestic corporation organized under the Washington Business Corporation Act with its principal executive offices in Washington and either a majority or at least one thousand employees resident in Washington, and certain foreign corporations.

         The Washington statute prohibits a Target Corporation, with certain exceptions, from engaging in Significant Business Transactions with an Acquiring Person for a period of five years after the Acquiring Person acquired 10% or more of the voting securities of the Target Corporation, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition.

         If a majority of the members of the board of directors of the Target Corporation do not approve the Significant Business Transaction with an Acquiring Person prior to the Acquiring Person's acquisition of at least 10% of the voting securities of the Target Corporation, such transaction shall be void and the Target Corporation's certificate of incorporation and certificate of authority to transact business in Washington shall be revoked.

         Special Votes for Certain Transactions. Zions' Articles contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80 percent of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10 percent or more of the voting power of Zions' outstanding voting stock.

         The "business transactions" with a "related person" which are subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more;
(4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

         Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the continuing directors, or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

         The Company's Articles do not contain any provisions requiring a special shareholder vote to approve such related party transactions referred to above. The Company's Bylaws provide that holders of a majority of the issued and outstanding shares of Company Common Stock must approve matters other than election of directors at each meeting of shareholders, unless the Washington Business Corporation Act requires a greater number of affirmative votes. Therefore, were a related party transaction to occur, approval of such a transaction would require the affirmative vote of a majority of the votes cast at the shareholder's meeting.

         Under the Washington Business Corporation Act, a merger or share exchange of a corporation must be approved by the affirmative vote of two-thirds of the shareholders entitled to vote, unless another proportion is specified in the Articles of Incorporation. The Company's Articles do not contain such a provision.

Shareholder Rights Plan

         The Board of Directors of Zions in September 1996 adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Zions Common Stock. The Rights Plan was not adopted in response to any specific effort to acquire control of Zions. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10 percent or more of Zions Common Stock (an "Acquiring Person") or commenced a tender offer that will result in such person or group owning 10 percent or more of Zions Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of Zions Common Stock for an exercise price of $90.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Zions Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls Zions' Board of Directors Zions is involved in a merger or sells more than 50 percent of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10 percent and 50 percent of the Zions Common Stock, Zions' Board of Directors may, at its option, exchange one share of Zions Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         The Company has no shareholder rights plan.

Board of Directors

         Director Liability and Indemnification. Zions' Articles contain a "director liability" provision. The provision generally shields a director from monetary damages to Zions or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

         The Company's Articles provide that the personal liability of a director for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Washington law.

         The Company's Articles provide that the personal liability of a director for monetary damages to the Company or its shareholders for conduct as a director is limited to the full extent provided by Washington law.

         The Company's Bylaws provide that the Company shall, subject to certain exceptions, indemnify and hold harmless current or former directors of the Company against any liability arising from or in connection with service for or at the request of the Company. The Company is not obligated to indemnify a director in the following situations:

         o acts of a director that are finally adjudged to be intentional misconduct or a knowing violation of law;

         o        conduct of a director finally adjudged to be in violation of
                  Section 23B.08.310 of the Washington Business Corporation Act;

         o for any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which a director was not legally entitled; or

         o if the Company is otherwise prohibited by applicable law from paying such indemnification.

         The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition. The indemnitee also has the right to bring a suit against the Company to recover the unpaid amount of the claim if the Company does not pay within 60 days after a written claim is received by the Company, or within 20 days for an advancement of expenses. The indemnitee is presumed to be entitled to indemnification upon submission of a written claim and thereafter the Company has the burden of proof to overcome such presumption. The procedures set forth in the Company's Bylaws are in lieu of the procedures required by Section 23B.08.550 of the Washington Business Corporation Act.

         Classified Board. Zions' Articles divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of directors. Utah law requires that each class contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

         The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the Bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         The Company's Articles and Bylaws also provide for a classified Board of Directors, with provisions similar to those of Zions. The Company's Articles and Bylaws provide for a board of directors of between nine and thirty persons, as specified by resolution of the Board. The number of directors may be changed from time to time by amendment of the Bylaws, which may be effected by the Board or by the shareholders. Any vacancy occurring on the Company's Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board or by the shareholders.

         Cumulative Voting. Neither Zions nor the Company's shareholders have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

         The Company's Bylaws provide that the shareholders may remove directors, with or without cause, at a meeting called for the express purpose of removing directors, by the holders of shares entitled to vote at an election of directors, if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Special Shareholders' Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the Board of Directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' Bylaws, special meetings may be called by the President or by the Board of Directors.

         The Company's Bylaws permit special meetings of shareholders to be called for any purpose or purposes by the Chairman of the Board, the President or the Board of Directors, and shall be called at the request of not less than 25 percent of all outstanding shares of the Company entitled to vote on any issue proposed to be considered at a special meeting.

Amendment of Articles and Bylaws

         Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve certain amendments to Zions' Articles, except that to repeal or amend the provisions in the Articles regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' Bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

         The Company's Articles may be amended by the Company's shareholders at any annual or special meeting of the shareholders by the affirmative vote of two-thirds of the outstanding shares entitled to be cast at the meeting. The Company's Bylaws may be amended by the Board or by the shareholders by a majority vote.

Dissenters' Rights

         Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) consummation of any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) consummation of certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) consummation of certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the Nasdaq NMS or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the Nasdaq NMS or held of record by not less than 2,000 holders, or
(c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the Nasdaq NMS and has more than 2,000 shareholders of record. See "Plan or Reorganization--Rights of Dissenting Shareholders" for a more detailed discussion of dissenters' rights under Washington law.

         The Company is incorporated under Washington law. Washington law provides dissenters' rights to any shareholder of a Washington corporation in connection with the following corporate actions:

         o consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger or the corporation is a subsidiary that is merged with its parent corporation;

         o consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

         o consummation of certain sales or exchanges if all, or substantially all of the assets of a corporation if the shareholder is entitled to vote on the sale or exchange;

         o an amendment to the articles of incorporation of the corporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; and

         o any corporation action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws, or a resolution of the board of directors of the corporation provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Preemptive Rights

         Holders of Zions Common Stock do not have the preemptive right to purchase unissued or treasury shares of Zions Common Stock or any other securities of Zions in the event of an issuance of Zions Common Stock or such other securities.

         Holders of Company Common Stock do not have the preemptive right to acquire additional shares of Company Common Stock.

Dividend Rights

         Utah law generally allows a corporation, subject to restrictions in its articles of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of Zions may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on Zions Common Stock unless and until specified dividends on the preferred stock have been paid.

         Washington law generally allows a corporation to make distributions to its shareholders in cash, property or its own shares. However, no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) except as otherwise specifically allowed by the corporation's articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Company's Articles do not contain any other specific allowance. Thus, holders of Company Common Stock are entitled to distributions when, as and if declared by the Board of Directors out of funds legally available therefor.

Liquidation Rights

         Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of Zions Common Stock.

         Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Company Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied.

Miscellaneous

         There are no sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Company Common Stock. Holders of fully paid shares of Zions Common Stock and Company Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

         An opinion with respect to certain legal matters in connection with the Reorganization will be rendered by Duane, Morris & Heckscher LLP, Washington, D.C., as counsel for Zions, and by Foster Pepper & Shefelman LLP, Portland, Oregon, as counsel for the Company.

                                     EXPERTS

         The consolidated financial statements of Zions as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Registration Statement and Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement and Proxy Statement/Prospectus, and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in auditing and accounting.

         The balance sheets at December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 for Sumitomo Bank of California have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (dated January 16, 1998) with respect thereto, and have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of said firm, and upon the authority of such firm as experts in accounting and auditing.

         The fairness opinion, attached hereto as Appendix C, was prepared by Keefe, Bruyette & Woods, Inc., New York, New York, an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes.

                                  OTHER MATTERS

         The Company's principal accountants are not expected to be present at the Special Meeting.

         The management of the Company does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the Proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named on such Proxies.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY


                   Index to Consolidated Financial Statements





                                                                                                               Page
                                                                                                               ----



Report of KPMGPeat Marwick LLP............................................................................     F-2

Consolidated Balance Sheets at March 31, 1998 (unaudited), December 31, 1997 and 1996.....................     F-3

Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 (unaudited) and
     the years ended December 31, 1997 and 1996...........................................................     F-4

Consolidated Statements of Shareholders' Equity for the three months ended March 31, 1998 (unaudited)
     and the years ended December 31, 1997 and 1996.......................................................     F-5

Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 (unaudited) and
     the years ended December 31, 1997 and 1996...........................................................     F-6

Notes to Consolidated Financial Statements................................................................     F-7


[KPMG Peat Marwick LLP LOGO]

3100 Two Union Square
601 Union Street
Seattle, WA 98101-2327


                          Independent Auditors' Report



The Board of Directors
The Commerce Bancorporation:


We have audited the accompanying consolidated balance sheets of The Commerce Bancorporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Commerce Bancorporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP



Seattle, Washington
January 23, 1998

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets


                                                                                                         December 31
                                                                                 March 31,     ----------------------------
                                   Assets                                          1998            1997            1996
                                                                               ------------    ------------    ------------
                                                                               (unaudited)

Cash and due from banks                                                        $ 21,496,671    $ 16,679,110    $ 18,354,126
Federal funds sold                                                               58,106,734      39,327,157      14,405,226
                                                                               ------------    ------------    ------------
                Total cash and cash equivalents                                  79,603,405      56,006,267      32,759,352

Investment securities available for sale                                         69,076,558      59,220,592      46,958,566
Investment securities held to maturity                                           27,588,908      26,636,667      23,452,002
Loans receivable, less allowance for loan losses of $2,399,374
    in 1998, $2,368,488 in 1997 and $2,086,250 in 1996                          148,566,002     151,397,258     130,015,593
Equipment and leasehold improvements, net                                           701,410         691,077         540,350
Interest receivable and other assets                                              4,651,901       4,525,816       3,791,279
                                                                               ------------    ------------    ------------
                                                                               $330,188,184    $298,477,677    $237,517,142
                                                                               ============    ============    ============

                    Liabilities and Shareholders' Equity

Deposits:
    Demand                                                                     $ 71,587,766    $ 74,164,894    $ 57,608,639
    Interest-bearing demand                                                      40,018,881      30,963,313      19,910,024
    Money market accounts                                                        84,591,830      87,203,790      74,553,403
    Certificates of deposit                                                      49,111,647      43,438,873      33,668,076
                                                                               ------------    ------------    ------------
                Total deposits                                                  245,310,124     235,770,870     185,740,142

Retail repurchase agreements                                                     58,385,750      36,565,838      29,738,754
Accrued interest and other liabilities                                            2,010,372       2,251,256       1,737,969
                                                                               ------------    ------------    ------------
                Total liabilities                                               305,706,246     274,587,964     217,216,865
                                                                               ------------    ------------    ------------

Shareholders' equity:
    Preferred stock, $.01 par value per share.  Authorized
       2,500,000 shares; issued and outstanding none                                    --               --              --
    Common stock, $2.50 par value per share.  Authorized
       15,000,000 shares; issued and outstanding 2,396,809 shares
       in 1998, 2,390,942 shares in 1997 and 2,401,321 shares in 1996             5,992,023       5,977,355       6,003,303
    Additional paid-in capital                                                    4,906,431       4,850,108       5,627,047
    Retained earnings                                                            13,214,638      12,644,155       8,797,803
    Accumulated comprehensive income, net of deferred taxes of
       $190,012 in 1998, $215,381 in 1997 and $65,875 in 1996                       368,846         418,095        (127,876)
                                                                               ------------    ------------    ------------
                Total shareholders' equity                                       24,481,938      23,889,713      20,300,277
                                                                               ------------    ------------    ------------
                                                                               $330,188,184    $298,477,677    $237,517,142
                                                                               ============    ============    ============


See accompanying notes to consolidated financial statements.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations

                                                                    Three months ended
                                                                         March 31                 Year ended December 31
                                                                 -------------------------     ---------------------------
                                                                    1998            1997           1997             1996
                                                                 ----------      ---------     -----------      ----------
                                                                         (unaudited)
Interest income:
    Loans                                                        $3,550,094      3,115,904      13,494,581      11,616,482
    Investment securities available for sale                      1,154,704        732,546       3,542,562       2,175,713
    Investment securities held to maturity                          259,754        343,856       1,435,001         989,148
    Federal funds sold and interest-earning deposits                453,947        145,872         993,170         761,276
                                                                 ----------      ---------      ----------      ----------
                Total interest income                             5,418,499      4,338,178      19,465,314      15,542,619
                                                                 ----------      ---------      ----------      ----------

Interest expense:
    Deposits                                                      1,404,414      1,141,512       5,096,934       4,488,104
    Securities sold under repurchase agreements                     589,252        358,079       1,772,010         948,866
                                                                 ----------      ---------      ----------      ----------
                Total interest expense                            1,993,666      1,499,591       6,868,944       5,436,970
                                                                 ----------      ---------      ----------      ----------
                Net interest income before provision for
                   loan losses                                    3,424,833      2,838,587      12,596,370      10,105,649
Provision for loan losses                                            29,000         75,000         300,000         269,722
                                                                 ----------      ---------      ----------      ----------
                Net interest income after provision for
                   loan losses                                    3,395,833      2,763,587      12,296,370       9,835,927
                                                                 ----------      ---------      ----------      ----------
Other income:
    Corporate finance fees                                           69,104        122,020         647,028         726,117
    Service charges                                                 121,196        106,832         624,313         452,967
    Gain (loss) on sale of securities                                28,477         --             (19,893)            310
    Other                                                            26,172         26,389          51,219          53,902
                                                                 ----------      ---------      ----------      ----------
                Total other income                                  244,949        255,241       1,302,667       1,233,296
                                                                 ----------      ---------      ----------      ----------
Other expense:
     Salaries and employee benefits                               1,094,564      1,054,401       4,266,153       3,788,989
     Occupancy                                                      151,950        126,614         550,259         494,201
     Other operating expense                                        515,500        515,125       2,242,441       1,899,171
                                                                 ----------      ---------      ----------      ----------
                Total other expense                               1,762,014      1,696,140       7,058,853       6,182,361
                                                                 ----------      ---------      ----------      ----------
                Income before income taxes                        1,878,768      1,322,688       6,540,184       4,886,862
Income taxes                                                        591,000        405,634       2,081,947       1,544,546
                                                                 ----------      ---------      ----------      ----------
                Net income                                       $1,287,768        917,054       4,458,237       3,342,316
                                                                 ==========      =========      ==========      ==========

Earnings per share:
    Basic                                                        $     0.54           0.38            1.86            1.44
    Diluted                                                            0.45           0.33            1.63            1.26
                                                                 ==========      =========      ==========      ==========

See accompanying notes to consolidated financial statements

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY

                 Consolidated Statements of Shareholders' Equity


                                                   Common stock                                      Accumulated
                                            -------------------------     Additional                 comprehensive
                                                               Par          paid-in      Retained    income (loss),
                                               Shares         value         capital      earnings     net of tax         Total
                                            ----------     ----------     ----------   ----------    ------------      ----------

Balances at December 31, 1995                2,349,551     $5,873,878      6,837,022    5,455,487        130,367        18,296,754
Net income                                      --             --             --        3,342,316         --             3,342,316
Proceeds from issuance of
    director stock and exercise of
    common stock options,
    including tax benefit of
    $645,503                                   353,038        882,595      1,549,891       --             --             2,432,486
Repurchase of common stocks
    and common stock warrants                 (301,268)      (753,170)    (2,759,866)      --             --            (3,513,036)
Change in net unrealized gain
    (loss) on available for sale
    investment securities, net of
    deferred taxes                              --             --             --           --           (258,243)         (258,243)
                                            -----------    ----------     ----------   ----------       --------        ----------
Balances at December 31, 1996                2,401,321      6,003,303      5,627,047    8,797,803       (127,876)       20,300,277
Net income                                      --             --             --        4,458,237         --             4,458,237
Proceeds from issuance of
    director stock and exercise of
    common stock options,
    including tax benefit of
    $241,415                                    99,745        249,363        611,758       --             --               861,121
Repurchase of common stocks                   (110,124)      (275,311)    (1,388,697)      --             --            (1,664,008)
Dividends, $0.25 per share                      --             --             --         (611,885)        --              (611,885)
Change in net unrealized gain
    (loss) on available for sale
    investment securities, net of
    deferred taxes                              --             --             --           --            545,971           545,971
                                            -----------    ----------     ----------   ----------       --------        ----------
Balances at December 31, 1997                2,390,942      5,977,355      4,850,108   12,644,155        418,095        23,889,713
Net income (unaudited)                          --             --             --        1,287,768         --             1,287,768
Proceeds from issuance of
    director stock and exercise of
    common stock options
    (unaudited)                                  5,867         14,668         56,323       --             --                70,991
Dividends, $0.30 per share                      --             --             --         (717,285)        --              (717,285)
Change in net unrealized gain
    (loss) on available for sale
    investment securities, net of
    deferred taxes (unaudited)                  --             --             --           --            (49,249)          (49,249)
                                            -----------    ----------     ----------   ----------       --------        ----------
Balances at March 31, 1998
    (unaudited)                              2,396,809     $5,992,023      4,906,431   13,214,638        368,846        24,481,938
                                            ===========    ==========     ==========   ==========       ========        ==========


See accompanying notes to consolidated financial statements.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                          Three months ended
                                                                               March 31                Year ended December 31
                                                                      -----------------------        ----------------------------
                                                                          1998          1997          1997                 1996
                                                                      ------------     ------        -------              -------
                                                                             (unaudited)

Cash flows from operating activities:
    Net income                                                        $  1,287,768        917,054        4,458,237        3,342,316
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization                                     48,288         37,761          190,105          194,438
          Amortization of discounts and premiums                             5,331         40,240          103,490          149,721
          Amortization of deferred loan fees                               (55,328)       (58,022)        (408,396)        (355,054)
          Realized loss (gain) on sale of available for sale
             investment securities, net                                    (28,477)        --               19,893             (310)
          Provision for loan losses                                         29,000         75,000          300,000          269,722
          Deferred Federal income tax benefit                               --             --             (207,774)        (199,143)
          Decrease (increase) in interest receivable and
             other assets                                                 (100,414)        16,239         (808,021)        (954,049)
          Increase (decrease) in accrued interest and other
             liabilities                                                  (240,884)       (48,695)         754,702        1,062,061
                                                                      -------------   -----------    -------------    -------------
                      Net cash provided by operating activities            945,284        979,577        4,402,236        3,509,702
                                                                      -------------   -----------    -------------    -------------
Cash flows from investing activities:
    Proceeds from maturities and calls of investment
       securities available for sale                                     5,300,000      1,150,000       10,130,000       12,050,000
    Proceeds from maturities of investment securities
       held to maturity                                                    240,000         --               --               --
    Proceeds from sales of investment securities
       available for sale                                                3,519,974         --            6,040,359          526,412
    Purchases of investment securities held to maturity                 (1,208,181)        --           (3,274,934)     (11,182,569)
    Purchases of investment securities available for sale              (18,711,774)    (2,487,015)     (27,638,270)     (34,627,820)
    Loan originations, net of principal repayments received              2,857,584     (4,189,025)     (21,273,269)     (16,545,646)
    Capital expenditures                                                   (58,621)       (11,987)        (340,832)        (140,282)
                                                                      -------------   -----------    -------------    -------------
                      Net cash used in investing activities             (8,061,018)    (5,538,027)     (36,356,946)     (49,919,905)
                                                                      -------------   -----------    -------------    -------------
Cash flows from financing activities:
    Increase in deposits, net                                            9,539,254      6,567,867       50,030,728       40,916,837
    Increase in retail repurchase agreements, net                       21,819,912        413,963        6,827,084       12,050,774
    Proceeds from issuance of common stock                                  70,991        391,342          619,706        1,786,983
    Repurchases of common stock and common stock
       warrants                                                             --           (533,767)      (1,664,008)      (3,513,036)
    Dividends paid                                                        (717,285)      (611,885)        (611,885)          --
                                                                      -------------   -----------    -------------    -------------
                      Net cash provided by financing activities         30,712,872      6,227,520       55,201,625       51,241,558
                                                                      -------------   -----------    -------------    -------------
                      Net increase in cash and cash equivalents         23,597,138      1,669,070       23,246,915        4,831,355
Cash and cash equivalents at beginning of year                          56,006,267     32,759,352       32,759,352       27,927,997
                                                                      -------------   -----------    -------------    -------------
Cash and cash equivalents at end of year                              $ 79,603,405     34,428,422       56,006,267       32,759,352
                                                                      ============     ==========       ==========       ==========

Supplemental disclosure of cash flow information cash paid
  during the year for:
       Interest                                                       $  2,064,687      1,534,328        6,851,493        5,366,666
       Income taxes                                                             --             --        1,916,176        1,058,471
                                                                      ============     ==========       ==========       ==========


See accompanying notes to consolidated financial statements.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

             March 31, 1998 and 1997 and December 31, 1997 and 1996

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(1)    Description of Business and Summary of Significant Accounting Policies

       (a)   Description of Business

             The Commerce Bancorporation (Company) was organized as a Washington corporation on August 6, 1987. The Company's principal activity is the ownership and operation of The Commerce Bank of Washington, National Association (Bank). The Bank, which commenced operations on July 1, 1988 engages in a general commercial banking business focusing on serving the banking needs of businesses and professional firms with annual sales of $2 million to $100 million in the Puget Sound region of Washington, and the principals and key employees of such businesses and firms.

             As a bank holding company, the Company's profitability will depend primarily upon the Bank's operations.

       (b)   Principles of Consolidation and Use of Estimates

             The consolidated financial statements include the accounts of the Company consolidated with the Bank. All significant intercompany transactions have been eliminated.

             The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimations and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (c)   Securities

             Investment securities classified as available-for-sale are carried at fair value with unrealized gains and losses, net of tax, being recorded as a separate component of shareholders' equity. Investment securities classified as held to maturity are carried at amortized cost.

             Premiums or discounts are amortized or accreted into interest income using the interest method. Gains and losses on securities are determined using the specific identification method.

       (d)   Loans and Allowance for Loan Losses

             Loans are stated at the principal amounts outstanding. Interest income is calculated using the simple interest method and is accrued as earned. Loan fees and certain direct costs, which represent an adjustment to the interest yield, are deferred and recognized as interest income over the life of the related loan or commitment.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


             The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management determines that the collectibility of the principal is unlikely. The allowance is an amount that management estimates will be adequate to absorb possible losses on existing loans that may become uncollectible. Management considers such factors as changes in the nature and volume of the loan portfolio, average loan transaction size, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods they become known. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

             Loans are considered impaired when management believes, after considering economic and business conditions and collection efforts, that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. The accrued and unpaid interest related to impaired loans is reversed and charged against interest income. Future interest income on impaired loans is recognized on a cash basis.

       (e)   Equipment and Leasehold Improvements

             Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

       (f)   Income Taxes

             Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


       (g)   Earnings Per Share

             Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, establishes a new standard for reporting earnings per share (EPS) and requires companies with complex capital structures to present both basic and diluted EPS on the face of the statement of operations. SFAS No. 128 became effective for periods ending after December 15, 1997. The Company adopted SFAS No. 128 and has restated previously reported amounts. Both basic and diluted EPS are calculated based on net income of $4,458,237 and $3,342,316 for the years ended December 31, 1997 and 1996, respectively.

             The following is a reconciliation of the number of shares (denominator) used in the EPS calculations.

                                                                             For the year ended
                                                                              December 31, 1997
                                                                      -----------------------------------
                                                                      Weighted average          Per share
                                                                           shares                amount
                                                                      -----------------         ---------
                    Basic EPS                                               2,396,021             $1.86

                    Effect of Dilutive Securities
                    Options                                                    97,935
                    Warrants                                                  240,407
                                                                            ---------

                    Diluted EPS                                             2,734,363             $1.63
                                                                            =========             =====

                                                                             For the year ended
                                                                              December 31, 1996
                                                                      -----------------------------------
                                                                      Weighted average          Per share
                                                                           shares                amount
                                                                      -----------------         ---------
                    Basic EPS                                               2,321,551             $1.44

                    Effect of Dilutive Securities
                    Options                                                   118,140
                    Warrants                                                  207,854
                                                                            ---------

                    Diluted EPS                                             2,647,545             $1.26
                                                                            =========             =====

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


       (h)   Cash and Cash Equivalents

             For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

       (i)   Reclassification

             Certain amounts in the consolidated financial statements for prior years have been reclassified to conform to the current consolidated financial statement presentation.

(2)    Investment Securities

       (a)   Available-For-Sale

             Amortized costs and fair values of investment securities classified as available-for-sale at December 31 are summarized as follows:

                                                                          Gross              Gross
                                                   Amortized           unrealized         unrealized
                          1997                        cost                gains              losses            Fair value
                                                ----------------   -----------------   ----------------    ----------------
              U.S. Treasury                    $     5,945,491            94,967                (459)           6,039,999
              U.S. Government and agency
                  securities                        51,069,822           537,720             (37,365)          51,570,177
              Tax-exempt municipals                    538,948             2,969                  --              541,917
              Other (primarily corporate
                  notes)                             1,032,853            35,646                  --            1,068,499
                                                --------------         ---------           ---------        -------------

                                                $   58,587,114           671,302             (37,824)          59,220,592
                                                ==============         =========           =========        =============

                          1996

              U.S. Treasury                     $    5,653,656            29,124             (20,502)           5,662,278
              U.S. Government and agency
                  securities                        39,371,148           103,637            (303,055)          39,171,730
              Tax-exempt municipals                    691,586             1,675                  --              693,261
              Other (primarily corporate
                  notes)                             1,435,927             7,275             (11,905)           1,431,297
                                                --------------         ---------           ---------        -------------

                                                $   47,152,317           141,711            (335,462)          46,958,566
                                                ==============         =========           =========        =============

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


             The amortized cost and fair value of investment securities classified as available-for-sale at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized
                                               cost         Fair value
                                            -----------     -----------

                 Due in one year or less    $ 1,290,365       1,300,325
                 Due in one to five years    43,524,857      43,904,909
                 Due in five to ten years    13,771,892      14,015,358
                                            -----------      ----------

                                            $58,587,114      59,220,592
                                            ===========      ==========

             During 1997, the Company sold available for sale investment securities for aggregate proceeds of $6,040,359 resulting in gross realized gains of $605 and gross realized losses of $20,498.

             During 1996, the Company sold available for sale investment securities for aggregate proceeds of $526,412 resulting in gross realized gains of $310. There were no realized losses in 1996.

       (b)   Held-To-Maturity

             Amortized costs and fair values of investment securities classified as held-to-maturity at December 31 are summarized as follows:


                                                                 Gross       Gross
                                            Amortized cost    unrealized   unrealized
                       1997                (carrying value)     gains        losses          Fair value
                                           -----------------  ----------   ------------    -------------

             U.S. Treasury                   $ 4,003,945         45,832       (1,496)         4,048,281
             U.S. Government and agency
                 securities                   11,250,983        151,207      (19,974)        11,382,216
             Tax-exempt municipals            10,055,896        269,783           --         10,325,679
             Other (primarily corporate
                 notes)                        1,325,843          4,478       (2,351)         1,327,970
                                             -----------      ---------      -------         ----------

                                             $26,636,667        471,300      (23,821)        27,084,146
                                             ===========      =========      =======         ==========


                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


                                                                 Gross       Gross
                                            Amortized cost    unrealized   unrealized
                       1996                (carrying value)     gains        losses          Fair value
                                           -----------------  ----------   ------------    -------------

            U.S. Treasury                     $ 3,523,728       37,667        (6,082)        3,555,313
            U.S. Government and agency
                 securities                    11,267,059       91,674       (66,995)       11,291,738
            Tax-exempt municipals               7,812,281      168,752        (6,295)        7,974,738
            Other (primarily corporate
                 notes)                           848,934        7,173            --           856,107
                                              -----------      -------       -------        ----------

                                              $23,452,002      305,266       (79,372)       23,677,896
                                              ===========      =======       =======        ==========

             The amortized cost and fair value of investment securities classified as held-to-maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized
                                                       cost        Fair value
                                                  -------------    -----------

                  Due in zero to one year          $ 4,503,333      4,519,950
                  Due in one to five years          19,112,300     19,485,461
                  Due in five to ten years           3,021,034      3,078,735
                                                   -----------     ----------

                                                   $26,636,667     27,084,146
                                                   ===========     ==========

             As of December 31, 1997, $57,700,000 of investment securities were pledged to secure repurchase agreements, bankruptcy funds, public deposits, and as treasury tax and loan collateral.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(3)    Loans

       Major classifications of loans are as follows:

                                                                                        December 31
                                                                                --------------------------
                                                                                  1997           1996
                                                                                -----------    -----------

       Commercial - secured by real estate                                     $ 41,546,369     33,903,833
       Commercial - secured by other assets                                      95,207,869     86,611,599
       Personal lines of credit, installment and credit card (unsecured)         17,090,156     11,689,696
                                                                               ------------    -----------

                             Total loans                                        153,844,394    132,205,128
       Less:
            Allowance for loan losses                                             2,368,488      2,086,250
            Net deferred loan fees                                                   78,648        103,285
                                                                               ------------    -----------

                             Loans, net                                        $151,397,258    130,015,593
                                                                               ============    ===========

       Impaired loans on which the accrual of interest has been discontinued amounted to $0 and $154,500 at December 31, 1997 and 1996, respectively.


(4)    Allowance for Loan Losses

       The following is a summary of the changes in the allowance for loan losses:

                                                  December 31
                                             -----------------------
                                                1997         1996
                                             ----------   ----------

        Balance at beginning of year         $2,086,250    1,814,278
        Charge-offs                             (17,762)          --
        Recovery                                     --        2,250
        Provision for loan losses               300,000      269,722
                                             ----------   ----------

        Balance at end of year               $2,368,488    2,086,250
                                             ==========   ==========

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(5)    Equipment and Leasehold Improvements

       Equipment and leasehold improvements consisted of the following at December 31:

                                                            1997        1996
                                                            ----        ----

       Equipment                                         $1,438,363   1,180,121
       Leasehold improvements and other                     216,013     133,423
                                                         ----------   ---------

                                                          1,654,376   1,313,544
       Less accumulated depreciation
           and amortization                                 963,299     773,194
                                                         ----------   ---------

           Equipment and leasehold improvements,
             net                                         $  691,077     540,350
                                                         ==========   =========


       The Bank leases its headquarters under an agreement which will expire in 2003 and includes two options to extend the lease for periods of five years. The total minimum rental commitment at December 31, 1997 under the Company's noncancelable operating lease is as follows:

               1998                            $  294,960
               1999                               294,960
               2000                               294,960
               2001                               294,960
               2002                               294,960
               Thereafter                         221,220
                                               ----------

                   Total                       $1,696,020
                                               ==========

       Total rental expense amounted to $289,708 and $262,319 in 1997 and 1996, respectively.


(6)    Deposits

       Included in certificates of deposit were individual deposits of $100,000 or more totaling $37,983,986 and $30,253,640 at December 31, 1997 and 1996, respectively. Interest expense related to these deposits was $1,458,553 and $1,237,178 for the years ended December 31, 1997 and 1996, respectively.

       The maturities of all deposit accounts at December 31, 1997 and 1996 were less than one year.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(7)    Income Taxes

       Income tax expense (benefit) consists of:

                                                 1997                   1996
                                              ----------             ----------

       Current                                $2,289,721              1,743,689
       Deferred                                 (207,774)              (199,143)
                                              ----------             ----------

                Net provision                 $2,081,947              1,544,546
                                              ==========             ==========

       Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from operations as a result of the following:

                                                                        1997        1996
                                                                    -----------   ----------

       Computed "expected" tax expense                              $2,223,663     1,661,533
       Increase (reduction) in income taxes resulting from:
       Interest income on tax exempt securities                       (151,378)     (101,308)
       Other, net                                                        9,662       (15,679)
                                                                    ----------    ----------

                Total                                               $2,081,947     1,544,546
                                                                    ==========    ==========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                                    1997        1996
                                                                                ----------    --------
       Deferred tax assets:
           Allowance for loan losses                                            $  660,234     558,235
           Accrued vacation                                                         40,800      32,587
           Unrealized losses on available for sale debt securities                      --      65,875
           Deferred compensation                                                   141,374      85,224
           Plant and equipment, principally due to differences in depreciation
                                                                                    12,474          --
           Other                                                                    13,759       2,040
                                                                                ----------    --------

                  Total gross deferred tax assets                                  868,641     743,961

       Deferred tax liabilities - plant and equipment, principally due to
           differences in depreciation                                                  --     (17,218)
       Unrealized gain on available for sale debt securities                      (215,381)         --
                                                                                ----------    --------

                  Net deferred tax asset                                        $  653,260     726,743
                                                                                ==========    ========

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)

       Based on an analysis of the Company's tax position, management believes the net deferred tax asset can be recovered through taxes previously paid. Consequently, no valuation allowance for deferred tax assets was deemed necessary.


(8)    Commitments and Contingencies

       At December 31, 1997 and 1996, the Bank had $7,669,702 and $3,624,553,
       respectively, outstanding in standby letters of credit. Standby letters of credit represent guarantees of the obligations of the Bank's customers. Should the Bank's customer fail to perform, the Bank would be required to extend funds sufficient to meet its borrower's obligation up to the committed amount. Once exercised, the standby letter of credit is accounted for as a loan to the Bank's customer. The Bank grants standby letters of credit using the same underwriting standards and under the same terms as a loan obligation.

       In the normal course of business, the Bank enters into commitments to extend credit to its customers that are not presented in the accompanying consolidated financial statements. At December 31, 1997 and 1996, such commitments totaled $88,991,000 and $78,642,000, respectively. Loan commitments represent agreements to lend to a customer as long as there is no violation of the lending criteria or the term of the loan. Almost all of the loan commitments are for loans where the interest rate is indexed to the prime rate and reprice annually. These commitments have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent the future cash needs of the Bank.

       Collateral held for both loan commitments and standby letters of credit can vary but may include marketable securities, primary and secondary residences, income producing commercial properties, accounts receivable, inventory and property, plant and equipment. The maximum accounting loss the Bank would incur from either the loan commitment or standby letter of credit were the customer not to perform, and any collateral taken proved to be without value, would be the face amount of the commitment or standby letter of credit. The Bank does not anticipate any material losses as a result of these commitments.

       The Bank is required to maintain average balances with the Federal Reserve Bank (FRB) in a noninterest-bearing account. The balance in this account at December 31, 1997 was $2,976,514 and the Bank was in compliance with FRB requirements.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)

(9)    Loans and Deposits of Directors

       The Bank has as customers some of the Company's directors and their associated businesses. All loans made to these parties were made in the ordinary course of the Bank's business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans at time of origination do not involve more than the normal risk of collectibility nor do they present other unfavorable features.

       The following summarizes loans and deposits of directors and director-affiliated companies as of December 31:


                                                                       1997              1996
                                                                   -----------         ---------

          Commercial loans                                          $4,500,799         6,773,547

          Deposits:
              Demand, interest-bearing demand and money market       3,393,336         4,499,341
              Certificates of deposit                                  773,600           141,747


(10)   Retail Repurchase Agreements

       Retail repurchase agreements are offered as investments for bank customers. Securities sold under retail repurchase agreements specify the sale and later repurchase of certain U.S. Treasury and/or U.S. Government or agencies securities at an agreed upon interest rate. At all times, the securities sold were under the control of the Bank. At December 31, the Company sold securities as follows:

                                                                    1997                  1996
                                                           --------------------    ---------------------

          Par amount                                       $36,565,838             $29,738,754
          Repurchase dates                                 January 24, 1998 to     January 29, 1997 to
                                                               April 11, 1998          June 18, 1997
          Interest rates                                   3.00% - 5.35%           3.00% - 5.15%
          Maximum amount outstanding at any month-end      53,427,914              29,858,732
          Average outstanding balance during the year      39,199,026              21,092,764

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(11)   Stock Options and Warrants

       (a)   Stock Options

             1987 Stock Option Plan

             The 1987 plan is a nonqualified plan, and each nonqualified option carries an exercise price equal to market value at date of grant, for a term of ten years and one week from the date of its grant. These options generally vest at a rate of 20% per year from the date of issue. No options were granted in 1996 and 1997. No future options will be granted under the plan. The weighted average remaining contractual life for the options outstanding under the 1987 plan as of December 31, 1997 and 1996 was 5.5 and 4.1 years, respectively.

             1995 Incentive Compensation Plan

             The 1995 plan is an omnibus plan, under which nonqualified and qualified stock options, shares of stock, or stock appreciation rights can be granted. No incentive stock options were granted during 1996. During 1997, 125,000 incentive stock options were granted under the plan at a price of $11.65 per share. The options vest at a rate of 20% per year from the date of grant. Each qualified or nonqualified option carries an exercise price equal to fair value at the date of grant, for a term of ten years from date of grant. However, exercise of options issued under this plan prior to 1996 are limited to a nominal amount of $100,000 per employee per year. The weighted average remaining contractual life for the options outstanding under the 1995 plan as of December 31, 1997 and 1996 was 8.4 and 8.8 years, respectively. On January 28, 1998, 125,000 incentive stock options were granted under the plan at a price of $16.00 per share.

             Options Exercisable:

                                              1987 Stock Option Plan                   1995 Incentive Plan
                                       --------------------------------------    ---------------------------------
                                          Options         Weighted average          Options       Weighted average
                                        exercisable        exercise price        exercisable       exercise price
                                       --------------------------------------    ---------------------------------
            December 31, 1996               93,882            $  5.43                 43,244          $ 9.25
            December 31, 1997                6,047               6.13                 43,244            9.25



                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)

             Options Outstanding:



                                              1987 Stock Option Plan                         1995 Incentive Plan
                                    -------------------------------------------   -----------------------------------------
                                    Shares                          Weighted         Share                        Weighted
                                    under              Price         average         under          Price          average
                                      option           range          price         option          range           price
                                    -----------    ------------    ---------       --------      ------------     ---------

            December 31, 1995        476,900       $5.00 - 9.25       5.21          170,266     $    9.25           9.25

            Exercised               (353,038)       5.00 - 6.00       5.06               --          --              --
            Lapsed                    (8,520)       5.00 - 6.00       6.00               --          --              --
                                    --------                                        -------

            December 31, 1996        115,342        5.00 - 9.25       5.59          170,266          9.25           9.25

            Granted                       --             -              -           121,750         11.65          11.65
            Exercised                (99,745)       5.00 - 6.00       5.44               --          --              --
            Lapsed                    (2,500)          9.25           9.25               --          --              --
                                    --------                                        -------

            December 31, 1997         13,097       $6.00 - 9.25       6.06          292,016     $9.25 - 11.65      10.25
                                    ========                                        =======

             The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized. Had the compensation cost for the Company's stock-based compensation plans been determined consistent with Financial Accounting Standards Board Statement No. 123, the Company's pro forma net income for 1997 and 1996 would have been $4,286,972 and $3,217,173, respectively. Pro forma net income reflects only options granted since January 1, 1995.

             The fair value for options granted under the 1995 plan in 1997 was $1.89 per option on the date of grant using the minimum value method with the following assumptions: a risk-free interest rate of 6.56%, a 2% dividend yield, and an expected life of nine years.

       (b)   Stock Warrants

             The Bank has also issued 426,664 stock warrants to the organizers of the Company, on the basis of two warrants for each three shares of common stock purchased. Each warrant carries an exercise price of $5.00 per share which became exercisable upon issuance and expire July 1998. In May 1996, the Company repurchased 36,212 warrants and at December 31, 1997 and 1996, there were 370,452 warrants outstanding.


(12)   Employee Stock Grant

       In November 1995, the Company granted 75,259 shares of common stock to employees as compensation, and originated $427,377 in loans to employees to cover the resulting taxes. These loans will be forgiven ratably over five years, contingent upon the employee's continued employment.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


       Outstanding balance of loans to employees amounted to $260,412 and $346,448 at December 31, 1997 and 1996, respectively.


(13)   Employee Benefit Plans

       (a)   Defined Benefit Plan

             Effective January 1, 1992, the Company adopted the Commerce Bancorporation Defined Benefit Pension Plan (Plan), a noncontributory, defined benefit pension plan. The purpose of the Plan is to provide benefits for eligible employees and their beneficiaries. Employees age 21 or over are eligible to participate in the Plan after completing one year of service. The Company's actuarial cost method is the projected unit credit method. Benefits are based on years of service and the highest average level of compensation based on monthly compensation averaged over five consecutive plan years from the date of employment to the date of termination, including periods prior to the effective date of the Plan. Contributions are made by the Company based on actuarial computations of the amount sufficient to meet the minimum funding requirements under the Employee Retirement Income Security Act of 1974.

       The following shows the amounts included in the Company's consolidated balance sheets at December 31:

                                                                              1997             1996
                                                                              ----             ----

          Actuarial present value of accumulated benefit obligations:
                Vested                                                    $  (794,102)        (552,040)
                Nonvested                                                     (53,405)         (62,822)
                                                                          -----------        ---------

                        Accumulated benefit obligation                    $  (847,507)        (614,862)
                                                                          ===========        =========

          Plan assets at fair value, primarily mutual funds               $   993,712          710,428
          Projected benefit obligation for participants' service
              rendered to date                                             (1,184,259)        (885,731)
                                                                          -----------        ---------

                        Projected benefit obligation in excess of
                          plan assets                                        (190,547)        (175,303)

          Unrecognized prior service cost                                     144,542          152,150
          Unrecognized net loss                                                27,715           16,555
                                                                          -----------        ---------

                        Pension liability                                 $   (18,290)          (6,598)
                                                                          ===========        =========

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


             Assumptions used to compute the projected benefit obligations were:

                                                                          1997                  1996
                                                                          ----                  ----

                  Discount rate                                           7.00%                 7.50%
                  Rate of increase in compensation level                  3.00                  3.00
                  Long-term rate of return on plan assets                 8.00                  8.00

             The following is a summary of the components of the net periodic pension cost:


                                                                               1997       1996
                                                                               ----       ----

                  Service cost - benefits earned during the year            $ 139,727    127,088
                  Interest cost on projected benefit obligation                66,430     52,256
                  Actual return on plan assets                               (146,977)   (80,732)
                  Amortization of unrecognized prior service cost               7,608      7,608
                  Net asset gain during the period deferred for later
                      recognition                                              85,086     36,354
                                                                            ---------    -------

                           Net periodic pension cost                        $ 151,874    142,574
                                                                            =========   =========

       (b)   401(k) Plan

             Employees age 18 or over are eligible to participate in the Commerce Bancorporation Profit Sharing Plan. The plan is administered by the Company to provide several tax deferred investment opportunities for qualified employees. Employees may contribute to the plan up to certain prescribed limits specified by the Internal Revenue Service. The Company provides a matching equal to the lower of 50% of employee contributions or 3% of the employee's base salary. Contributions are placed in various investment funds at the option of the participant. Employer contributions for the plan were $72,590 and $62,761 in 1997 and 1996, respectively.

       (c)   Post-Employment Benefits

             The Company also has post-employment agreements with certain key officers to provide supplemental retirement benefits. For the years ended December 31, 1997 and 1996, the pre-tax cost to the Company related to these agreements was $165,149 and $250,658, respectively.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(14)   Fair Value of Financial Instruments

       The fair value of financial instruments that are short-term or reprice frequently and that have little or no risk are considered to have a fair value equal to book value. Assets that are included in this category include cash and due from banks, and Federal funds sold and interest-bearing deposits. Liabilities included in this category include deposits with no contractual maturity such as demand accounts and money market accounts; and certificates of deposits and retail repurchase agreements which reprice frequently.

       The fair value of investment securities is based upon quoted market prices.

       Loans receivable consist primarily of rate indexed commercial loans and lines of credit. The fair value of loans receivable is estimated by discounting the estimated future cash flows of loans, sorted by type and security, by the weighted average rate of such loans, adjusted for credit risk.

       The fair value of off-balance sheet commitments to extend credit is considered equal to its notional amount. The uncertainty involving the attempt to determine the likelihood as well as the timing of a commitment being drawn upon would not result in what the Company believes to be a meaningful estimate of fair value that would differ materially from the national value of the commitment.

       The fair value estimates presented in the following table are based upon market conditions at a specific point in time. The estimates do not reflect values that could result from a sale of the Company's entire holdings of a particular financial instrument. There are no liquid markets for a portion of the Company's financial instruments and the fair value is based upon subjective estimates that cannot be determined with precision. Changes in these estimates or market conditions could significantly change the fair value presentation. In addition, the tax impact of the realization of unrecognized gains and losses has not been factored into the fair values.

       The table below presents the book value amount of the Company's financial instruments and their corresponding fair values at December 31, 1997 (dollars in thousands):

                  Financial assets                   Book value      Fair value
                                                     -----------     -----------

           Cash on hand and due from banks            $ 16,679          16,679
           Federal funds sold and interest-bearing
             deposits                                   39,327          39,327
           Investment securities                        85,860          86,305
           Loans receivable                            151,397         153,935

                  Financial liabilities

           Demand and money market accounts           $192,332         192,332
           Certificates of deposit                      43,439          43,449
                                                      --------        --------

                    Total deposits                    $235,771         235,781
                                                      ========        ========

           Retail repurchase agreements               $ 36,566          36,566
                                                      ========        ========

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(15)   Parent Company Only Financial Statements

       The condensed financial statements of the Company only as of and for the years ended December 31, 1997 and 1996 are presented below and should be read in conjunction with the consolidated financial statements and the notes thereto:

                                                                                     December 31
                                                                             --------------------------
                          Statements of Financial Condition                      1997           1996
                                                                                 ----           ----

          Assets:
              Cash in banks                                                  $   431,754        240,529
              Loans to employees of Company's subsidiary                         260,412        346,448
              Equity in net assets of the Company's subsidiary                23,197,547     19,713,300
                                                                             -----------     ----------

                     Total assets                                            $23,889,713     20,300,277
                                                                             ===========     ==========

                     Total stockholder's equity                              $23,889,713     20,300,277
                                                                             ===========     ==========


                                                                                Year ended December 31
                                                                             --------------------------
                                 Statements of Income                           1997            1996
                                                                                ----            ----

          Operating expenses                                                 $  (39,012)       (20,673)
          Equity in undistributed income of the Company's subsidiary
                                                                              4,497,249      3,362,989
                                                                             ----------      ---------

                     Net income                                              $4,458,237      3,342,316
                                                                             ==========      =========

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


                                                                               Year ended December 31
                                                                             -------------------------
                               Statements of Cash Flows                          1997          1996
                                                                             -----------    ----------

          Cash flows from operating activities:
              Net income                                                     $ 4,458,237     3,342,316
              Adjustment to reconcile net income to net cash used in
                operating activities - equity in undistributed earnings of
                the Company's subsidiary                                      (4,497,249)   (3,362,989)
                                                                             -----------    ----------

                     Cash used in operating activities                           (39,012)      (20,673)
                                                                             -----------    ----------

          Cash flows from investing activities:
          Dividends from subsidiary                                            1,800,390     2,170,503
          Loans to subsidiary's employees - net of principal repayments
                                                                                  86,036      (346,448)
                                                                             -----------    ----------

                     Cash provided by investing activities                     1,886,426     1,824,055
                                                                             -----------    ----------

          Cash flows from financing activities:
          Proceeds from issuance of common stock                                 619,706     1,786,983
          Purchases of common stock and common stock warrants                 (1,664,008)   (3,513,036)
          Dividends                                                             (611,887)           --
                                                                             -----------    ----------
                     Cash used in financing activities                        (1,656,189)   (1,726,053)
                                                                             -----------    ----------

                     Increase in cash                                            191,225        77,329

          Cash at beginning of year                                              240,529       163,200
                                                                             -----------    ----------

          Cash at end of year                                                $   431,754       240,529
                                                                             =============  ==========


(16)   Capital Requirements

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements and capacity to pay dividends. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

       As of October 31, 1996, the most recent notification from Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Pursuant to minimum capital requirements of the Federal Deposit Insurance Corporation, the Bank is required to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                   To be well capitalized
                                                                     For capital adequacy          under prompt corrective
                                            Actual                         purposes                   action provisions
                                  ----------------------------   -----------------------------   ----------------------------
                                     Amount          Ratio          Amount           Ratio          Amount           Ratio
                                  --------------   -----------   --------------    -----------   --------------    ----------
    As of December 31, 1997:

    Total Capital (to Risk
        Weighted Assets)          $25,088,000        13.59%      $14,773,000          8.0%        $18,467,000        10.0%
    Tier 1 Capital (to Risk
        Weighted Assets)           22,779,000        12.34%        7,387,000          4.0%         11,080,000         6.0%
    Tier 1 Capital (to
        Average Assets)            22,779,000         8.46%       10,772,000          4.0%         13,465,000         5.0%

    As of December 31, 1996:

    Total Capital (to Risk
        Weighted Assets)          $21,116,000        13.36%      $12,642,000          8.0%        $15,803,000        10.0%
    Tier 1 Capital (to Risk
        Weighted Assets)           19,139,000        12.11%        6,321,000          4.0%          9,482,000         6.0%
    Tier 1 Capital (to
        Average Assets)            19,139,000         8.63%        8,872,000          4.0%         11,090,000         5.0%


                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


(17)   Subsequent Event - Dividend Payable

       On January 28, 1998, the Company declared a dividend payable to stockholders of record as of January 31, 1998 in the amount of 30 cents ($.30) per share.


(18)   Notes to Unaudited Consolidated Financial Statements as of March 31, 1998

       (a)   Interim Financial Data

             The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles. The Company's interim results may be subject to fluctuations. As a result, the Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

       (b)   Earnings Per Share

             Both basic and diluted EPS are calculated based on net income of $1,287,768 and $917,054 for the three months ended March 31, 1998 and 1997, respectively. The following is a reconciliation of the number of shares (denominator) used in the EPS calculations:

                                                    For the three months ended
                                                          March 31, 1998
                                                   -----------------------------
                                                   Weighted average    Per share
                                                        shares          amount
                                                   ----------------    ---------

               Basic EPS                             2,394,172          $0.54

               Effect of Dilutive Securities
               Options                                 173,717
               Warrants                                281,186
                                                     ---------

               Diluted EPS                           2,849,075          $0.45
                                                     =========          =====

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)

                                                    For the three months ended
                                                           March 31, 1997
                                                 -----------------------------
                                                 Weighted average     Per share
                                                      shares           amount
                                                -----------------     ---------

               Basic EPS                            2,429,737            $0.38

               Effect of Dilutive Securities
               Options                                118,782
               Warrants                               246,968
                                                    ---------

               Diluted EPS                          2,795,487            $0.33
                                                    =========            =====


       (c)   Loans

             Major classifications of loans are as follows:


                                                                                         March 31,
                                                                                           1998
                                                                                       -------------

                Commercial - secured by real estate                                    $ 44,474,611
                Commercial - secured by other assets                                     92,201,566
                Personal lines of credit, installment and credit card (unsecured)        14,353,712
                                                                                       ------------

                                      Total loans                                       151,029,889
                Less:
                     Allowance for loan losses                                            2,399,374
                     Net deferred loan fees                                                  64,513
                                                                                       ------------

                                      Loans, net                                       $148,566,002
                                                                                       ============

             There were no impaired loans on which the accrual of interest has been discontinued at March 31, 1998.

                           THE COMMERCE BANCORPORATION
                                 AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

        (Information as of March 31, 1998 and for the three months ended
                      March 31, 1998 and 1997 is unaudited)


       (d)   Allowance for Loan Losses

             The following is a summary of the changes in the allowance for loan losses:

                                                           March 31
                                                   ------------------------
                                                     1998          1997
                                                   ----------    ----------

              Balance at beginning of year         $2,368,488     2,086,250
              Charge-offs                                  --            --
              Recovery                                  1,886            --
              Provision for loan losses                29,000        75,000
                                                   ----------    ----------

              Balance at end of year               $2,399,374     2,161,250
                                                   ==========    ==========

       (e)   Comprehensive Income

             Effective January 1, 1998, the Company implemented Statement of Financial Accounting Standards No. 130, Reporting comprehensive Income. Comprehensive income for the three months ended March 31, 1998 and 1997 was $1,238,519 and $525,503, respectively.

       (f)   Subsequent Events

              (i)   Merger With Zions Bancorporation (Zions)

                    In May 1998, the Company entered into a merger agreement, subject to regulatory and shareholder approval, with Zions whereby shares of the Company's common stock will be exchanged for shares of Zions common stock, to approximate a purchase price of $30.70 per share. Under the terms of the agreement, the Company will merge with and into Zions and Zions will be the surviving corporation. Expenses incurred in May and June 1998, as a result of the merger, for legal and advisory fees and amounts owing under incentive and retirement plans totaled approximately $2.2 million, net of taxes.

              (ii) Shareholder Value Long-Term Incentive Plan (Shareholder Value Plan)

                    In May 1998, the Board of Directors determined that certain targets in the Shareholder Value Plan had been met and approved payments to participants totaling approximately $3.6 million, net of taxes.

              (iii) Exercise of Stock Warrants

                    Subsequent to year-end, the 370,452 stock warrants outstanding at December 31, 1997 were exercised prior to their expiration date of June 30, 1998.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the 13th day of May, 1998, among ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, and THE COMMERCE BANCORPORATION (the "Company"), a Washington corporation having its principal office in Seattle, Washington

                        W I T N E S S E T H    T H A T :

         WHEREAS, the Company is a bank holding company and the sole shareholder of The Commerce Bank of Washington, National Association, a national banking association having its head office in Seattle, Washington (the "Bank");

         WHEREAS, Zions Bancorp is a bank holding company;

         WHEREAS, Zions Bancorp desires to affiliate with the Company through the merger of the Company with and into Zions Bancorp, with Zions Bancorp to be the surviving corporation (the "Merger");

         WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders, its customers and those of the Bank and the areas served by the Company and the Bank to become affiliated with Zions Bancorp through the Merger;

         WHEREAS, the respective Boards of Directors of Zions Bancorp and the Company have agreed to cause the Merger pursuant to the provisions of section 16-10a-1101 et seq. of the Utah Business Corporation Act and section 23B.11.010 et seq. of the Washington Business Corporation Act; and

         WHEREAS, the parties intend that the Merger to qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:


1. Combination.

         1.1. Form of Combination. Zions Bancorp and the Company will execute a merger agreement (the "Merger Agreement") substantially in the form of Exhibit I annexed hereto. Subject to the provisions of the Merger Agreement, the Company will be merged with and into Zions Bancorp (the "Merger") with Zions Bancorp as the surviving corporation. The shares of common stock, $2.50 par value, of the Company (the "Company Common Stock") shall be canceled and immediately converted into the right to receive, subject to the terms, conditions, and limitations set forth herein, such consideration as is provided in section 1.2 hereof.

         1.2. Consideration for Merger. Subject to the terms, conditions, and limitations set forth herein, and upon surrender of his, her or its certificate or certificates representing such shares, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date (as defined in Section 2 hereof), that number of shares (the "Exchange Ratio") of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") (together with the number of rights issued pursuant to the Shareholders' Protection Rights Plan of Zions Bancorp associated therewith) calculated by dividing $30.70 by the average of each Daily Sales Price over the twenty consecutive trading days ending on and including the trading day immediately preceding the Effective Date (the "Average Closing Price"). As used in the previous sentence, "Daily Sales Price" means, for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Bancorp Stock in the over-the-counter market as such prices are reported by the Nasdaq National Market, or in the absence thereof by such other source upon which Zions Bancorp and the Company shall mutually agree.

         1.3.  No Fractional Shares; Dissenters' Rights.

                  (a) Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

                  (b) Notwithstanding anything to the contrary herein, each share of Company Common Stock held by a shareholder of the Company who has timely and properly exercised his, her or its dissenters' rights in accordance with the applicable laws of the State of Washington dealing with appraisal rights (the "Appraisal Laws"), and whose holder, as of the Effective Date, has not effectively withdrawn or lost his, her or its dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive Zions Bancorp Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of such shares who becomes entitled to payment for his, her or its Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from Zions Bancorp in accordance with the Appraisal Laws.

         1.4. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his, her or its Zions Bancorp Stock until he, she or it exchanges his, her or its certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Company who have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in Section 1.5 of this Agreement) and, upon receipt from a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (i) certificates representing his, her or its shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section
1.3 hereof.

         1.5.  Designation of Exchange Agent.

                  (a) The parties of this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank") as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) Zions Bancorp will, promptly after the Effective Date, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash to be paid to holders of Company Common Stock in accordance with this Agreement.

         1.6. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock except to such holders as shall have waived the notice required by this Section 1.6, a notice specifying the Effective Date and notifying such holder to surrender his, her or its certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

         1.7. Treatment of Stock Options. At the Effective Date, each stock option to purchase Company Common Stock not exercised prior to the Effective Date (each, a "Converted Option"), whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of Zions Bancorp Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of Company Common Stock subject to such Converted Option as of the Effective Date multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of Common Stock subject to such Converted Option at the Effective Date divided by (y) the number of shares of Zions Bancorp Stock subject to such Replacement Option. Notwithstanding the foregoing, each Converted Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Date, the Company shall take all action, if any, necessary with respect to any Converted Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 1.7. At the Effective Time, Zions Bancorp shall assume such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that Zions Bancorp shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

         1.8. Voting Agreements. Simultaneously herewith, each shareholder of the Company who is listed on Schedule 1.8 annexed hereto shall each enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit II attached hereto, in which he or she agrees to vote all shares of Company Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transaction shall be considered.

         1.9. Employee Benefits. If any employee of the Company or of the Bank becomes a participant in any employment benefit plan, practice, or policy of Zions Bancorp, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Date with the Company or the Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of the Company or the Bank that continue in effect following the Effective Date.


2. Effective Date.

         The Effective Date shall be the date specified in the Articles of Merger to be filed with the Secretary of State of the State of Utah pursuant to section 16-10a-1105 of the Utah Business Corporation Act to effectuate the Merger, which date shall be the latest of:

         2.1. Shareholder Approval. The day upon which the shareholders of the Company approve, ratify, and confirm the Merger; or

         2.2. Federal Reserve Approval. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Merger, or
(b) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

         2.3. Utah Commissioner Approval. If such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by this Agreement; or

         2.4. Washington Department of Financial Institutions Approval. If such an order shall be required by law, the date ten days following the date of the order of the Washington Department of Financial Institutions (the "Department") approving the transactions contemplated by this Agreement; or

         2.5. Other Regulatory Approvals. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agree ment is obtained or any waiting period mandated by such order, approval, or consent has run; or

         2.6. Expiration of Stays. Ten days after any stay of the approvals of any of the Board of Governors, the Commissioner, or the Department of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

         2.7. Mutual Agreement. Such other date as shall be mutually agreed to by Zions Bancorp and the Company.


3. Conditions Precedent to Performance of Obligations of the Parties.

         The obligations of Zions Bancorp and the Company to consummate the Merger shall be subject to the conditions that on or before the Effective Date:

         3.1. Regulatory Approvals. Orders, consents, and approvals, in form and substance reasonably satisfactory to Zions Bancorp and the Company, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement and the operation by Zions Bancorp of the business of the Company and the business of the Bank, pursuant to the provisions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied.

         3.2. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Merger, or which would reasonably be expected to restrict materially the operation of the business of the Company or that of the Bank or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

         3.3.  Registration Statement.

                  (a) Effectiveness. The registration statement to be filed by Zions Bancorp with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act") in connection with the registration of the shares of Zions Bancorp Stock to be used as consideration in connection with the Merger (the "Registration Statement") shall have become effective under that Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Merger.

                  (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop- order by the SEC or any state securities authority.

         3.4. Federal Income Taxation. Zions Bancorp and the Company shall have received a written opinion of Foster Pepper & Shefelman PLLC, or of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to Zions Bancorp and the Company, applying existing law, that the Merger shall qualify as a reorganization under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Zions Bancorp, the Company, and others.

         3.5. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of any of the material transactions contemplated by this Agreement impossible.


4. Conditions Precedent to Performance of the Obligations of Zions Bancorp.

         The obligations of Zions Bancorp hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing unless not so permitted by law:

         4.1. Approval by Shareholders of the Company. The shareholders of the Company, acting pursuant to a proxy statement in form and substance satisfactory to Zions Bancorp and its counsel, shall have authorized, ratified, and confirmed the Merger by not less than the requisite percentage of the outstanding voting stock of each class of the Company, in accordance with the applicable laws of the State of Washington.

         4.2. Representations and Warranties; Performance of Obligations. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of the Company contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Company on or prior to the Effective Date shall have been so performed or met. On the Effective Date, the president and chief executive officer and the chief financial officer of the Company shall deliver to Zions Bancorp a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of the Company made in this Agreement.

         4.3. Opinion of Company Counsel. Zions Bancorp shall have received a favorable opinion from Foster Pepper & Shefelman LLP, dated the Effective Date, substantially in form and substance as that set forth as Exhibit III attached hereto.

         4.4. Opinion of Company Litigation Counsel. Zions Bancorp shall have received a favorable opinion from legal counsel handling litigation matters for the Company and the Bank, dated the Effective Date, substantially in form and substance as that set forth as Exhibit IV attached hereto.

         4.5. Delivery of Authorizations. The Company shall have delivered to Zions Bancorp originals or certified copies of all of the regulatory authorizations entitling the Bank to operate its banking office, together with a certification by the chief executive officer and the chief financial officer of the Bank dated the Effective Date, certifying that such authorizations have not been revoked or threatened to be revoked and are in full force and effect.

         4.6.  No Adverse Developments.

                  (a) During the period from March 31, 1998 to the Effective Date, (i) there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank taken as a whole, nor shall the Company or the Bank have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and (ii) none of the events described in clauses (a) through (f) of Section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

                  (b) As of the Effective Date, the capital structure of the Company and the capital structure of the Bank shall be as stated in section 6.9, subject to any exercise or conversion of options and warrants that are set forth in that section.

                  (c) As of the Effective Date, other than liabilities incurred in the ordinary course of business subsequent to March 31, 1998, there shall be no liabilities of the Company or the Bank which are material to the Company on a consolidated basis which were not reflected on the consolidated statement of condition of the Company as of March 31, 1998.

                  (d) No adverse action shall have been instituted or threatened by any govern mental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending.

                  (e) Zions Bancorp shall have received a certificate dated the Effective Date, signed by the president and the chief financial officer of the Company, certifying to the matters set forth in paragraphs (a), (b), (c), and
(d) of this section 4.6. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Company made in this Agreement.

         4.7. Consolidated Net Worth. On and as of the Effective Date, the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $21,913,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options or warrants on or after March 31, 1998.

         4.8. Loan Loss Reserve. On and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $2,400,000.

         4.9. CRA Rating. The CRA rating of the Bank shall be no lower than "satisfactory."

         4.10. Employment Agreement. James C. Hawkanson shall have entered into an employment agreement with Zions Bancorp substantially in form and substance as that set forth as Exhibit V attached hereto.

         4.11. Accounting Treatment. The Company shall have received letters from KPMG Peat Marwick LLP ("KPMG"), its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Company, and the Effective Date, a copy of each of which letters shall have been provided by the Company to Zions Bancorp promptly after receipt thereof, stating the opinion of KPMG that no act of, or set of circum stances attributable to the conduct of, the Company, the Bank, or any of the officers, directors, shareholders or agents of either the Company or the Bank prevents the reorganization contem plated by this Agreement from qualifying for pooling-of-interest accounting treatment.

         4.12. Consolidated Audit. The audit of the consolidated accounts of the Company and the Bank by KPMG as of December 31, 1997 and for the year then ended shall have been completed, and no material adverse change to the financial condition of the Company shall have been revealed, nor shall any material adjustments to the financial accounts of the Company or the Bank have been recorded, as a result thereof.

         4.13. Affiliates' Agreements. Zions Bancorp shall, not later than thirty days prior to the Effective Date, have received a written agreement from each "affiliate" of the Company (as that term is used in section 7.7 of this Agreement) reasonably acceptable to Zions and consistent with section 7.7 of this Agreement.


5. Conditions Precedent to Performance of Obligations of the Company.

         The obligations of the Company hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing unless not so permitted by law:

         5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of Zions Bancorp contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp on or prior to the Effective Date shall have been so performed or met. On the Effective Date, either the President or an Executive Vice President of Zions Bancorp shall deliver to the Company a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of Zions Bancorp made in this Agreement.

         5.2. Opinion of Zions Bancorp Counsel. The Company shall have received a favorable opinion of Duane, Morris & Heckscher LLP, dated the Effective Date, substantially in form and substance as that set forth as Exhibit VI attached hereto.

         5.3. No Adverse Developments. During the period from March 31, 1998 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Zions Bancorp and its subsidiaries, taken as a whole, nor shall Zions Bancorp and its subsidiaries, taken as a whole, have sustained any material loss or damage to their properties, whether or not insured, which materially affects their ability to conduct their business; and the Company shall have received a certificate dated the Effective Date signed by either the President of Zions Bancorp or an Executive Vice President of Zions Bancorp to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp made in this Agreement.

         5.4. Status of Zions Bancorp Stock. Zions Bancorp Stock shall be listed on the Nasdaq National Market (or else shall become listed on another national securities exchange).

6. Representations and Warranties of the Company.

         The Company represents and warrants to Zions Bancorp as follows:

         6.1. Organization, Powers, and Qualification. Each of the Company and the Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of the Company and the Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect the operation and properties of the Company or the Bank in any material respect. Each of the Company and the Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect the operation and properties of the Company or the Bank in any material respect.

         6.2. Execution and Performance of Agreement. Each of the Company and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         6.3. Absence of Violations. Except as set forth on Schedule 6.3 hereof:

                  (a) neither the Company nor the Bank is in violation of its respective charter documents or bylaws, nor of any applicable federal, state, or local law or ordinance nor any order, rule, or regulation of any federal, state, local, or other governmental agency or body, in any material respect, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a materially adverse effect on its business, properties, liabilities, financial position, results of operations, or prospects; and neither the Company nor the Bank has received any claim or notice of violation with respect thereto;

                  (b) neither the Company nor the Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Reserve Bank of San Francisco, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the "FDIC"), any other banking or securities authority of the United States or the State of Washington, or any other regulatory agency that relates to the conduct of the business of the Company or the Bank or their assets; and except as previously disclosed to Zions Bancorp in writing, no such agreement, memorandum, order, condition, or decree is pending or threatened;

                  (c) each of the Company and the Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and with all other laws applicable to the operations of the Company and the Bank and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and the policies and practices of each of the Company and the Bank with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to its management; and

                  (d) the Bank has established a CRA policy which provides for
(i) goals and objectives consistent with CRA; (ii) a methodology for self-assessment by the board of directors of the Bank; (iii) ongoing CRA training of all personnel of the Bank, including the members of its board of directors; and (iv) procedures whereby all significant CRA-related activity is documented; and the Bank has officially designated a CRA officer responsible for the CRA program of the Bank.

         6.4. Compliance with Agreements. Neither the Company nor the Bank is in violation of any material term of any material security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of each of the Company and the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

         6.5. Binding Obligations; Due Authorization. Subject to the approval of its shareholders, this Agreement constitutes valid, legal, and binding obligations of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of the Company. Subject to approval by its shareholders of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         6.6. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Company or the Bank. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Company or the Bank pursuant to any material agreement or instrument under which the Company or the Bank is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of the Company or the Bank in respect of which it is an obligor; (b) if the Merger is approved by the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and if the Merger is approved by the Commissioner and the Department, violate any law, statute, rule, or regulation of any government or agency to which the Company or the Bank is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which the Company or the Bank or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by the Board of Governors, the Commissioner, and the Department.

         6.7.  Compliance with BHC Act.

                  (a) The Company is registered as a bank holding company under the BHC Act. All of the activities and investments of the Company conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) No corporation or other entity, other than the Company, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

         6.8.  Subsidiaries.

                  (a) Other than the Bank, which is a direct, wholly-owned subsidiary of the Company, the Company does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Bank. There are no other direct or indirect subsidiaries of the Company which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of the Company or the financial statements of the Bank prepared in accordance with generally accepted accounting principles.

                  (b) Except as specified in the previous subsection, neither the Company nor the Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corpora tions, partnerships, and joint ventures).

         6.9.  Capital Structure.

                  (a) The authorized capital stock of the Company consists of 2,500,000 shares of preferred stock, none of which are issued or outstanding, and 15,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 2,396,809 shares have been duly issued and are validly outstanding, fully paid, and held by approximately 200 shareholders of record. The aforementioned shares of Company Common Stock are the only voting securities of the Company authorized, issued, or outstanding as of the date of this Agreement; and except as set forth on Schedule 6.9 hereof, no subscriptions, warrants, options, rights, convertible securi ties, or similar arrangements or commitments in respect of securities of the Company are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Company. No shares of Company Common Stock are held by the Company as treasury shares. None of the Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Company.

                  (b) Schedule 6.9 hereof lists all options to purchase Company securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, date of expiration, and whether such option is an incentive or a non-qualified stock option under the Code. Schedule 6.9 hereof further lists all shares of Company Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of Company Common Stock designated or made available for grant but not yet granted.

                  (c) The authorized capital stock of the Bank consists of 3,000,000 shares of common stock, $2.50 par value (the "Bank Common Stock"), of which, as of the date of this Agreement, 1,775,000 shares have been duly issued and are validly outstanding, fully paid, and all of which are held of record and beneficially by the Company. The aforementioned shares of Bank Common Stock are the only voting securities of the Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Bank. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Bank.

                  (d) None of the shares of Company Common Stock or Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

                  (e) As of the date hereof, to the best of the knowledge of the Company, and except for this Agreement, there are no shareholder agreements, or other agreements, under standings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either the Company or the Bank to vote or to dispose of his or its shares of capital stock of that entity.

         6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Company and the Bank that have been provided to Zions Bancorp and certified by the Company as complete and true copies are true, correct, and complete copies thereof. The minute books of the Company and the Bank which have been made available to Zions Bancorp for its continuing inspection until the Effective Date contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Company and the Bank since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Company and the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Company or the Bank.

         6.11. Books and Records. The books and records of each of the Company and the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of the Company and the Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. The Company and the Bank have made all accruals in amounts which fairly report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of the Company and the Bank has filed all material reports and returns required by any law or regulation to be filed by it.

         6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. The Company has made or will, no later than ten business days after the date hereof, make available to Zions Bancorp or grant to Zions Bancorp continuing access until the Effective Date to originals or copies of the following documents relating to the Company and the Bank:

                  (a) All regulatory approvals received since January 1, 1992, of the Company and the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                  (b) All employment contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Company or the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

                  (c) All material contracts, agreements, leases, mortgages, and commitments, except those entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All material contracts, agreements, leases, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Company or the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Company or the Bank has any application pending for authorization to operate its businesses;

                  (f) Any pending application, including any documents or materials related thereto, which has been filed by the Company or the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (g) All federal, state, and local tax returns, including any amended returns, filed by the Company or the Bank for the years 1991 through 1997, a copy of the most recent audit examination of each of the Company and the Bank by the Internal Revenue Service ("IRS"), and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent state or local tax agency examination, if any, of each of the Company and the Bank, and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to the Company or the Bank received from or entered into with the IRS or any other taxing authority since January 1, 1988 or that would have continuing effect after the Effective Date.

         6.13. Financial Statements. The Company has furnished to Zions Bancorp its consolidated statement of condition as of each of December 31, 1995, December 31, 1996, and December 31, 1997, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its consolidated statement of condition as of March 31, 1998 and its related consolidated statement of income (collectively, the "Company Financial Statements"). All of the Company Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects, and
(b) are in accordance with the books and records of the Company and the Bank which have been maintained in accordance with generally accepted accounting principles or the requirements of financial institution regulatory authorities, as the case may be, and (c) fairly reflect the consolidated financial position of the Company as of such dates, and the consolidated results of operations of the Company for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects, adequate provision for, or reserves against, the possible loan losses of the Company as of such dates.

         6.14.  Call Reports; Bank Holding Company Reports.

                  (a) The Bank has made available to Zions Bancorp its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters dated March 31, 1995 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

                  (b) No adjustments are required to be made to the equity capital account of the Bank as reported on any of the Consolidated Reports of Condition referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

                  (c) The Company has furnished to Zions Bancorp (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1997, and (ii) its quarterly report on Form FR Y-9LP as filed with the Board of Governors as of March 31, 1998.

         6.15. Absence of Undisclosed Liabilities. At March 31, 1998, neither the Company nor the Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Company, except (a) as disclosed in the Company Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by the Company or the Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the Company Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes and any interest, penalties, or additions to tax with respect thereto ("Tax" or "Taxes")) accrued in accordance with generally accepted accounting principles and unpaid at March 31, 1998. Since March 31, 1998, neither the Company nor the Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to the Company, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or (z) as expressly contemplated herein.

         6.16. Absence of Certain Developments. Since March 31, 1998, except as set forth on Schedule 6.16 hereof, there has been (a) no material adverse change in the condition, financial or otherwise, or to the assets, properties, liabilities, or businesses of the Company and the Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of the Company, and no increase in the consolidated level of nonperforming assets or non-accrual loans at the Company which are reasonably likely to result in a material loss, or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses; (c) except as set forth on
Schedule 6.16 hereof, no declaration, setting aside, or payment by the Company or the Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of the Company or the Bank, other than customary cash dividends paid by the Company or the Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (d) no repurchase by the Company of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Company or the Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Company or the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Company or the Bank is a party, nor any other transaction by the Company or the Bank involving an amount in excess of $50,000 other than for fair value in the ordinary course of its business. Since March 31, 1998, except as set forth on Schedule 6.16 hereof, (x) each of the Company and the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) the Company, on a consolidated basis, has maintained the quality of its loan portfolio and that of each of its major components at approxi mately the same level as existed at March 31, 1998; and
(z) the Company, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1996 and 1997, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

         6.17. Reserve for Possible Credit Losses. The Company's consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management periodically reevaluates the adequacy of such reserve based on portfolio performance, current economic conditions, and other factors.

         6.18.  Tax Matters.

                  (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of the Company or the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1996, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to the Company or the Bank, except as reserved against in the Company Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither the Company nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, the Company or the Bank for the period or periods beginning January 1, 1997 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of the Company.

                  (d) Except as set forth on Schedule 6.18 hereof, deferred Taxes of the Company and the Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

                  (e) The deductions of the Bank for bad debts taken and the reserve of the Bank for loan losses for federal income tax purposes at December 31, 1996, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

                  (f) Other than liens arising under the laws of the State of Washington with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the proper ties or assets of the Company or the Bank.

                  (g) The Company and the Bank (A) have timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code, (B) have properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (C) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

                  (h) The taxable year end of the Company for federal income tax purposes is, and since the inception of the Company has continuously been, December 31.

                  (i) The Company and the Bank have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

                  (j) Neither the Company nor the Bank (A) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was the Company, or (B) has any liability for the Taxes of any person (other than the Company and the Bank) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         6.19. Consolidated Net Worth. The consolidated net worth of the Company on the date of this Agreement, as determined in accordance with generally accepted accounting principles, is not less than $20,220,000.

         6.20. Examinations. To the extent consistent with law, the Company has heretofore disclosed to Zions Bancorp relevant information contained in the most recent safety-and- soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Company issued by the Board of Governors and the most recent safety-and- soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Bank issued by the Comptroller of the Currency. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

         6.21. Reports. Since January 1, 1995, each of the Company and the Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the Federal Reserve Bank of San Francisco, (c) the Comptroller of the Currency, (d) the FDIC, (e) the United States Department of the Treasury, (f) the Department, and
(g) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

         6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Company or the Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Company or the Bank (collectively, "Insiders") has any ongoing material transaction with the Company or the Bank on the date of this Agreement; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company or the Bank not in the ordinary course of business; and (c) all other extensions of credit by the Company or the Bank to any Insider have heretofore been disclosed in writing by the Company to Zions Bancorp.

         6.23. SEC Registered Securities. No equity or debt securities of the Company or the Bank are registered or required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         6.24. Legal Proceedings. Except as disclosed in the Company Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Company or the Bank has been served with process or otherwise been given notice) or, to the best of the knowledge of the Company, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a material adverse effect (financial or otherwise) on the business, operating results, or financial condition of the Company or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

         6.25. Absence of Governmental Proceedings. Except as set forth on
Schedule 6.25 hereof, neither the Company nor the Bank is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the best of the knowledge of the Company, no such proceeding is threatened.

         6.26. Federal Deposit Insurance.

                  (a) The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.), and the Bank has paid all assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) The Bank is a member of and pays insurance assessments to the Bank Insurance Fund of the FDIC ("BIF"), and its deposits are insured by the BIF. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC ("SAIF"), and the Bank pays no insurance assessments to the SAIF.

         6.27. Other Insurance. Each of the Company and the Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as in the judgment of its management are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are set forth on
Schedule 6.27 hereof, are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither the Company nor the Bank is in default with respect to any such policy which is material to it.

         6.28. Labor Matters. Neither the Company nor the Bank is a party to or bound by any collective bargaining contracts with respect to any employees of the Company or the Bank. Since their respective inceptions, there has not been, nor to the best of the knowledge of the Company was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Company or the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, the Company is not aware of any attempts to organize a collective bargaining unit to represent any of the employee groups of the Company or the Bank.

         6.29. Employee Benefit Plans.

                  (a) Schedule 6.29 hereto contains a list or brief descriptions of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, any employment, deferred compensation, consultant, bonus, or collective bargaining agreement, or group insurance contract or any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements sponsored, maintained, or contributed to by the Company or the Bank for the employees or former employees of the Company or the Bank. The Company has previously made available and will continue to make available to Zions Bancorp for its continuing review until the Effective Date true, complete, and accurate copies of all plans and arrangements listed on Schedule 6.29, together with (i) the most recent actuarial and financial report prepared with respect to any such plans which constitute "qualified plans" under section 401(a) of the Code, and (ii) the most recent annual reports, if any, filed with any government agency and all IRS rulings and determination letters and any open requests for such rulings and letters that pertain to any such plan.

                  (b) Except for liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, and except for liabilities to the IRS under section 4971 of the Code, all of which have been fully paid, neither the Company nor the Bank will, as of the Effective Date, have any liability with respect to any pension plan qualified under section 401 of the Code. Except as set forth on Schedule 6.29 hereof, neither the Company nor the Bank sponsors or maintains any defined benefit plan or has ever sponsored or maintained any defined benefit plan.

                  (c) All "employee benefit plans," as defined in section 3(3) of ERISA, that cover one or more employees employed by the Company or the Bank (each individually a "Plan" and collectively the "Plans"), will, as of the Effective Date, comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of the Effective Date, neither the Company nor the Bank will have any material liability under any Plan which is not reflected on the Company Financial Statements as of March 31, 1998 (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). As of the Effective Date, none of the Plans, the Company, the Bank, nor any trustee or administrator of the Plans will have engaged in a "prohibited transaction" with respect to the Plans within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code for which no exemption is applicable, nor will there have been any "reportable events" within section 4043 of ERISA for which the thirty-day notice therefor has not been waived. As of the Effective Date, neither the Company nor the Bank will have incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan.

                  (d) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in Subsection (a) of this section, where the Company or the Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         6.30. Employee Relations. As of the date hereof, each of the Company and the Bank is, to the best of the knowledge of the Company, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither the Company nor the Bank is engaged in any unfair labor practice. As of the date hereof, except as set forth on Schedule 6.30 hereof, no dispute exists between the Company or the Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Company or the Bank.

         6.31. Fiduciary Activities. Except with respect to fiduciary and custodial activities for individual retirement accounts within the meaning of section 408 of the Code ("IRAs"), the Bank does not act, and since its inception has not acted, in a fiduciary or custodial capacity or otherwise conducted trust activities. The Bank is exempt from registration under the federal Investment Advisers Act of 1940, as amended. Since January 1, 1995, the Bank has conducted, and currently is conducting, all fiduciary and custodial activities for IRAs in all material respects in accordance with all applicable law.

         6.32.  Environmental Liability.

                  (a) Except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

                  (b) Except as set forth on Schedule 6.32 hereof, neither the Company, the Bank, nor, to the best of the knowledge of the Company, any borrower of the Company or of the Bank has received notice that it has been identified by the United States Environmental Protec tion Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Company or the Bank or, to the best of the knowledge of the Company, any borrower of the Company or of the Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of any real property at any time owned or leased by the Company or the Bank (collectively, the "Company Real Estate") has been used by the Company or the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the best of the knowledge of the Company, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Company Real Estate. In the course of its activities, neither the Company nor the Bank has generated or is generating any hazardous waste on any of the Company Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by the Company or the Bank on, upon, or into any of the Company Real Estate. In addition, to the best of the knowledge of the Company and the Bank, except as set forth on
Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Company Real Estate that, through soil or groundwater contamination, may be located on any of such Company Real Estate.

                  (d) With respect to any real property at any time held as collateral for any outstanding loan by the Company or the Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank has since January 1, 1988 received notice from any borrower thereof or third party, and the Company has no knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this Section 6.32, each of the terms "Company" and "Bank" includes the applicable entity and any partnership or joint venture in which it has an interest.

         6.33. Intangible Property. To the best of the knowledge of the Company, each of the Company and the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the best of the knowledge of the Company, no material product or service offered and no material trademark, service mark, or similar right used by the Company or the Bank infringes any rights of any other person, and, as of the date hereof, neither the Company nor the Bank has received any written or oral notice of any claim of such infringement.

         6.34. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, each of the Company and the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either the Company or the Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the Company Financial Statements as of March 31, 1998, or acquired by the Company or the Bank subsequent to the date thereof. The leases pursuant to which the Company and the Bank lease real or personal property are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either the Company or the Bank is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased by the Company and the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         6.35. Loans, Leases, and Discounts.

                  (a) To the best of the knowledge of the Company, each loan, lease, and discount reflected as an asset of the Company in the Company Financial Statements as of March 31, 1998, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $50,000 is subject to any asserted defense, offset, or counterclaim known to the Company.

                  (b) Except as set forth on Schedule 6.35 hereof, neither the Company nor the Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any person other than the Company or the Bank.

         6.36. Material Contracts. Neither the Company nor the Bank nor any of the assets, businesses, or operations of either of them is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         6.37. Employment and Severance Arrangements. Schedule 6.37 hereof sets forth

                  (a) all employment contracts granted by the Company or the Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to the Company or the Bank or any other event affecting the ownership, control, or management of the Company or the Bank; and

                  (b) all employment and severance contracts, agreements, and arrangements between the Company or the Bank and any officer, director, consultant, or other management official of any of them.

         6.38. Material Contract Defaults. All contracts, agreements, leases, mortgages, or commitments referred to in Section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Date, neither the Company nor the Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         6.39. Capital Expenditures. Except as set forth on Schedule 6.39 hereof, neither the Company nor the Bank has any outstanding commitments in the nature of capital expenditures which in the aggregate exceed $50,000.

         6.40. Repurchase Agreements. With respect to all agreements pursuant to which the Company or the Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         6.41. Internal Controls. Each of the Company and the Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguard ed, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of the Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the Comptroller of the Currency. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

         6.42. Dividends. Neither the Company nor the Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

         6.43. Brokers and Advisers. Except as set forth on Schedule 6.43 hereof, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Company or the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Company or the Bank, and (b) neither the Company nor the Bank has entered into any agreement or under standing with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         6.44. Interest Rate Risk Management Instruments.

                  (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrange ments to which the Company or the Bank is a party or by which any of its properties or assets may be bound.

                  (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to the best of the knowledge of the Company, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and the Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the best of the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         6.45. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Company or the Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. Copies of all documents referred to in this Agreement, unless prepared solely by Zions Bancorp or solely by Zions Bancorp and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         6.46. Regulatory and Other Approvals. As of the date hereof, except as set forth on Schedule 6.46 hereof, the Company is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a material adverse effect upon the business, operations, activities, earnings, or prospects of the Company. As of the date hereof, the Company is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date.


7. Covenants of the Company and the Bank.

         The Company hereby covenants and agrees as follows:

         7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to Zions Bancorp herein, until the Effective Date the Company and the Bank will give to Zions Bancorp and to its representatives, including its certified public accountants, KPMG, full access during normal business hours to all of the property, documents, contracts, books, and records of the Company and the Bank, and such information with respect to their business affairs and properties as Zions Bancorp from time to time may reasonably request.

         7.2. Corporate Records, Contracts, etc.

                  (a) The Company and the Bank will make available to Zions Bancorp copies of their respective articles of incorporation and bylaws, and will make available their respective minute books, all of which shall be certified to be complete and true copies.

                  (b) The Company and the Bank will make available a copy of each contract or agreement to which the Company or the Bank is a party and which requires one or more payments by the Company or the Bank in excess of $50,000 in the aggregate to which the Company or the Bank is a party, including but not limited to data processing contracts, service contracts, contracts to purchase or lease real property or equipment, guaranties, employment contracts, and insurance contracts pertaining to fire, accident, indemnity, fidelity, health, life, hospitalization, or other employee benefits.

                  (c) The Company and the Bank will furnish to Zions Bancorp the following information with respect to properties owned by the Company and the
Bank: (i) a brief description and location of each parcel of real property owned by the Company or the Bank, (ii) a brief description of real property covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases; and (iii) a brief description of personal property with a value in excess of $50,000 covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases.

         7.3. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

                  (a) The Company and the Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between January 1, 1998 and the Effective Date which it customarily prepared during the period between January 1, 1995 and March 31, 1998 and shall promptly provide Zions Bancorp with copies of all such financial statements and reports. Such financial statements and reports shall be verified by the chief financial officer of the reporting entity. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects (except that Consolidated Reports of Condition and Consolidated Reports of Income required to be filed by the Bank under federal law may be prepared in accordance with the official instructions applicable thereto at the time of filing).

                  (b) The Company and the Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Date, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Date, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Company or the Bank, as the case may be.

         7.4. Extraordinary Transactions. Without the prior written consent of Zions Bancorp, neither the Company nor the Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of customary periodic cash dividends paid by the Company or the Bank to holders of its common stock at such intervals and in such amounts as are in every case consistent with the amounts and intervals characteristic of that payer, or by the Bank to the Company to fund any expenditures permitted by this Agreement; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of Company Common Stock upon exercise of stock options or warrants outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein or if the board of directors of the Company, based upon the advice of Foster Pepper & Shefelman LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the charter or form of entity of the Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of January 1, 1998, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (i) create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in Section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; nor (k) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person other than the Company or the Bank. It is specifically agreed, however, that prior to the Effective Date the Company may make the payments anticipated by its Shareholder Value Long Term Incentive Plan.

         7.5. Preservation of Business. Each of the Company and the Bank will
(a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) maintain the ratio of its loans to its deposits, or the variance in that ratio over time, substantially as maintained heretofore; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1996 and 1997, and will take no action to lengthen the average maturity of its investment portfolio, or of any significant category thereof, to any material extent; (d) continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use its best efforts to preserve its business organization intact; except as otherwise consented to by Zions Bancorp, to keep available its present employees; and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (g) not amend its articles of incorporation or bylaws.

         7.6. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Date, the Company shall furnish Zions Bancorp with a letter from KPMG, its independent auditors, in form and substance acceptable to Zions Bancorp, stating that (a) they are independent accountants with respect to the Company within the meaning of the 1933 Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of the Company included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder, and (c) a reading of the Company's audited consolidated financial statements and the latest available unaudited consolidated financial statements of the Company and unaudited financial statements of the Bank and inquiries of certain officials of the Company and the Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to the Company did not cause them to believe that (i) the Company's audited consolidated financial statements and such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in the Company's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Company's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of the Company as compared with the respective amounts shown in the most recent Company audited consolidated financial statements. The letter shall also cover such other matters pertaining to the Company's and the Bank's financial data and statistical informa tion included in the Registration Statement as may reasonably be requested by Zions Bancorp.

         7.7. Affiliates' Agreements. The Company will furnish to Zions Bancorp a list of all persons known to the Company who at the date of the Company's special meeting of share holders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the 1933 Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. The Company will use its best efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of (a) the shares of Company Common Stock beneficially owned by such person, or the shares of Zions Bancorp Stock to be received by such person in the Merger (the "Company Merger Shares") or any other shares of Zions Bancorp Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Holding Company Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Company Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

         7.8.  Inconsistent Activities.

                  (a) Subject to subsection (b) of this section 7.8, unless and until the Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither the Company nor the Bank will (a) solicit or encourage, directly or indirectly, any inquiries or proposals (each an "Alternative Proposal") to acquire more than 1 percent of the Company Common Stock or any capital stock of the Bank or any significant portion the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type) (each an "Alternative Transaction"); (b) afford any third party which may be considering an Alternative Proposal or Alternative Transaction access to its properties, books or records except as required by mandatory provisions of law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any Alternative Transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Company or the Bank becomes aware of any Alternative Proposal or of any other matter which could adversely affect this Agreement or the Merger, the Company and the Bank shall immediately give notice thereof to Zions Bancorp.

                  (b) Nothing contained in subsection (a) of this section 7.8 shall prohibit the board of directors of the Company from furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited bona fide Alternative Proposal if, and only to the extent that, (i) the board of directors of the Company, based upon the advice of Foster Pepper & Shefelman LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Zions Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) the Company keeps Zions Bancorp informed of the status and all material information with respect to any such discussions or negotiations.

                  (c) Nothing in subsection (b) of this section 7.8 shall (i) permit the Company to terminate this Agreement (except as specifically provided in section 10.1 or 10.2 of this Agreement), (ii) permit the Company or the Bank to enter into any agreement with respect to an Alternative Transaction for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company and the Bank shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction (other than a confidentiality agreement in customary form)), or (iii) affect any other obligation of the Company or the Bank under this Agreement.


8. Representations and Warranties of Zions Bancorp.

         Zions Bancorp represents and warrants to the Company as follows:

         8.1. Organization, Powers, and Qualification. Zions Bancorp is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Zions Bancorp owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect its operation and properties in any material respect. Zions Bancorp is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect its operation and properties in any material respect.

         8.2. Execution and Performance of Agreement. Zions Bancorp has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         8.3. Binding Obligations; Due Authorization. This Agreement constitutes the valid, legal, and binding obligations of Zions Bancorp enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of Zions Bancorp. No other corporate proceedings on its part are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         8.4. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Zions Bancorp. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Zions Bancorp pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor, or (b) if the Merger is approved by the Board of Governors under the BHC, and if the Merger is approved by the Commissioner and the Department, violate any law, statute, rule, or regulation of any government or agency to which Zions Bancorp is subject and which is material to its operations, or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by the Board of Governors, the Commissioner, and the Department.

         8.5.  Brokers and Advisers.

                  (a) There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp in connection with the trans actions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of any of them.

                  (b) Zions Bancorp has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         8.6. Books and Records. The books and records of Zions Bancorp fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Zions Bancorp follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and invest ments, interest expense on deposits and all other liabilities, and all other items of income and expense. Zions Bancorp has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Zions Bancorp has filed all material reports and returns required by any law or regulation to be filed by it.

         8.7. Financial Statements. Zions Bancorp has furnished to the Company its consolidated statement of condition as of each of December 31, 1995, December 31, 1996, December 31, 1997, and March 31, 1998, and its related consolidated statement of income, consolidated state ment of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, each as filed with the SEC (collectively, the "Zions Bancorp Financial Statements"). Each of the consolidated balance sheets included in the Zions Bancorp Financial Statements complied as to form in all material respects with applicable accounting requirements (including accounting requirements of financial institution regulatory authorities) and the published rules and regulations of the SEC with respect thereto, fairly presented the consolidated financial position of Zions Bancorp and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the Zions Bancorp Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of Zions Bancorp and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied, and the accounting requirements of financial institution regulatory authorities, during the periods involved, except as may be noted therein.

         8.8. Absence of Certain Developments. Since March 31, 1998, there has been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of Zions Bancorp, and (b) no material deterioration in the quality of the loan portfolio of Zions Bancorp or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its provision for credit losses or its reserve for possible credit losses.

         8.9. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by Zions Bancorp hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. Copies of all documents referred to in this Agreement, unless prepared solely by the Company and the Bank or solely by the Company and the Bank and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.


9. Closing.

         9.1. Place and Time of Closing. Closing shall take place at the offices of Zions Bancorp, One South Main, Suite 1380, Salt Lake City, Utah, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         9.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

                  (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                  (b) the Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Merger will be settled as soon thereafter as shall be reasonable under the circumstances.


10. Termination, Damages for Breach, Waiver, and Amendment.

         10.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after January 31, 1999, by instrument duly authorized and executed and delivered to the other parties, unless the Effective Date shall have occurred on or before such date.

         10.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Company):

                  (a) by mutual consent of the parties hereto;

                  (b) by Zions Bancorp, upon written notice to the Company given at any time (i) if any of the representations and warranties of the Company contained in Section 6 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by the Company of any covenant or agreement of the Company contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to the Company;

                  (c) by the Company, upon written notice to Zions Bancorp given at any time (i) if any of the representations and warranties of Zions Bancorp contained in Section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by Zions Bancorp of any covenant or agreement of Zions Bancorp contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Zions Bancorp, or (iii) if the board of directors of the Company, based upon the advice of Foster Pepper & Shefelman LLP, determines in good faith that such termination is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law by reason of an Alternative Proposal being made; provided that the Company shall notify Zions Bancorp promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement; or

                  (d) by either Zions Bancorp or the Company upon written notice given to the other if the board of directors of either Zions Bancorp or the Company shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Washington or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement.

         10.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.1 or Section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, the Company, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in Section 11.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination; (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the amount of $750,000 to the other party or parties hereto that are not affiliated with it; and (c) if

                   (i) such termination is pursuant to section 10.2(c) (iii) of this Agreement, or if

                   (ii) this Agreement is terminated for any reason specified in section 10.2(b)(ii) of this Agreement and a definitive agreement with respect to an Alternative Proposal is executed by the Company or the Bank within one year after such termination,

then in either case, the Company shall be liable to Zions Bancorp in the amount of $2,000,000, which amount will be payable to Zions Bancorp in immediately available funds within two business days after such amount becomes due. The Company acknowledges that the agreements contained in subsection (c) of this section 10.3 are an integral part of the transactions contem plated in this Agreement and that, without these agreements, Zions Bancorp would not enter into this Agreement.

         10.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party (if an individual) or by the board of directors of such party (if a corporation), or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         10.5.  Amendment.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of the Company in any respect that would prejudice the economic interests of such Company shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.

                  (b) If Zions Bancorp and the Company should mutually determine (following receipt of advice of legal or other counsel) that it has become inadvisable or inexpedient to effectuate the transactions contemplated by this Agreement through means of a sequence of mergers such as is contemplated herein, then the parties hereto agree to effect such change in the form of transaction as described especially in Sections 1.1 and 9.2 of this Agreement by written instrument in amendment of this Agreement.

11. General Provisions.

         11.1. Allocation of Costs and Expenses. Except as provided in this Section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this Section, (i) the cost of printing and delivering the proxy statement and other material to be transmitted to share holders of the Company shall be deemed to be incurred on behalf of the Company, (ii) the cost of registering under federal and state securities laws the stock of Zions Bancorp to be received by the shareholders of the Company shall be deemed to be incurred on behalf of Zions Bancorp, and (iii) the cost of procuring the tax opinion referred to in section 3.4 of this Agreement shall be deemed to be incurred on behalf of the Company.

         11.2. Mutual Cooperation.

                  (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instru ments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date (and, if practicable, prior to September 1, 1998) the transactions contemplated hereby.

                  (b) Prior to the Effective Date, the parties shall cooperate, and shall make all reasonable efforts to cause their respective data processing service providers to cooperate, to complete all reasonable steps for an orderly transfer of all applicable data tapes and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding the Bank to Zions Bancorp's own system of electronic data processing by the next business day following the Effective Date. Each party shall bear its own costs associated with the transfer of tapes and information and the conversion of data. Prior to the Effective Date, the Bank will provide all test tapes and reports necessary to complete the transfer and will provide a test tape and deconversion reports within fifteen days of the date of this Agreement, a prelimi nary tape and set of deconversion reports six weeks prior to the Effective Date, and an updated preliminary tape and set of deconversion reports no more than two weeks prior to the Effective Date. The Bank shall also arrange the delivery to Zions Bancorp at the main office of Zions Bancorp (or at such other location as has been designated in writing by Zions Bancorp no later than five business days before the Effective Date) no later than 6:00 a.m. Mountain time on the day immediately following the Effective Date, two duplicate final data processing conversion file packages and deconversion reports in an industry standard format.

         11.3. Form of Public Disclosures. Zions Bancorp and the Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         11.4. Confidentiality. Zions Bancorp, the Company, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, the Company, nor their respective subsidiaries shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. Zions Bancorp and the Company shall maintain as strictly confidential all information each of them learns from the other and shall, at any time, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such informa tion to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confiden tiality agreement contained in this Section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         11.5. Claims of Brokers.

                  (a) The Company shall indemnify, defend, and hold Zions Bancorp harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or him or on its or his behalf with respect to Zions Bancorp.

                  (b) Zions Bancorp shall indemnify, defend, and hold the Company harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to the Company.

         11.6. Information for Applications and Registration Statement.

                  (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                  (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in Section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         11.7. Standard of Materiality.

                  (a) For purposes of Sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of the Company as of March 31, 1998, as determined in accordance with generally accepted accounting principles.

                  (b) For purposes of Sections 5 and 8 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of Zions Bancorp as of March 31, 1998, as determined in accordance with generally accepted accounting principles.

                  (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

         11.8. Covenants of Zions Bancorp.

                  (a) From the date hereof to the Effective Date, Zions Bancorp shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to the Company.

                  (b) Following the Effective Date Zions Bancorp will take no action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of the Company or the Bank as they existed immediately prior to the Effective Date to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Date. To the extent not provided by the foregoing, following the Effective Date and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of the Company or the Bank to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank shall survive the Effective Date and, following the Merger, to the extent permitted by law, Zions Bancorp will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Date.

         11.9. Adjustments for Certain Events. Anything in this Agreement to the contrary notwithstanding, all prices per share, share amounts, and per-share amounts referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         11.10. Stock Repurchases. The Company acknowledges that from time to time Zions Bancorp repurchases shares of its common stock in the open market in accordance with market conditions. Nothing in this Agreement shall be construed to abridge the right of Zions Bancorp to continue to do so in compliance with Exchange Act rules and regulations and pursuant to advice of independent securities counsel for Zions Bancorp.

         11.11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counter parts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         11.12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp, the Company, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         11.13. Survival of Representations, Warranties, and Covenants. The respective represen tations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and shall survive the Effective Date. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         11.14. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         11.15. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by confirmed facsimile transmission, express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed or directed to the appropriate address or facsimile number of each party as follows:

If to Zions Bancorp:

         Zions Bancorporation
         One South Main, Suite 1380
         Salt Lake City, Utah  84111
         fax:  801-524-2129

         Attention: Mr. Harris H. Simmons
                    President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C.  20006
         fax:  202-776-7801

If to the Company or the Bank:

         The Commerce Bancorporation
         601 Union Street, Suite 3600
         Seattle, Washington 98101-3000
         fax:  206-346-2392

         Attention: James C. Hawkanson
                    Secretary

With a required copy to:

         Kenneth E. Roberts, Esq.
         Foster Pepper & Shefelman LLP
         101 S.W. Main Street, 15th Floor
         Portland, Oregon  97204
         fax:  1-800-601-9234


         All such notices shall be deemed to have been given on the date delivered, confirmed, or mailed in the manner provided above.

         11.16. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent, if any, for service of process in the state of Utah. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         11.17. Knowledge of a Party. References in this Agreement to the knowledge of a party shall mean the knowledge possessed by any of such parties or the present executive officers of such party including, without limitation, information which is or has been in the books and records of such party.

         11.18. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       ZIONS BANCORPORATION



Attest: __________________________     By: _____________________________________
           Jennifer R. Jolley                      Dale M. Gibbons
           Assistant Secretary                 Executive Vice President
                                                    and Secretary


                                       THE COMMERCE BANCORPORATION



Attest: __________________________     By: _____________________________________
                                                    Robert R. Richards
                                           President and Chief Executive Officer



Attest: __________________________     By: _____________________________________
                                                     James C. Hawkanson
                                                          Secretary

__________________


                        )
State of Utah           )
                        )       ss.
County of Salt Lake     )
________________________)


         On this thirteenth day of May, 1998, before me personally appeared Dale
M. Gibbons, to me known to be the Executive Vice President and Secretary of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                 _______________________________
                                                         Notary Public

_______________________
                       )
State of Washington    )
                       )       ss.
County of King         )
_______________________)


         On this thirteenth day of May, 1998, before me personally appeared Robert R. Richards and James C. Hawkanson, to me known to be the President and Chief Executive Officer and the Secretary, respectively, of The Commerce Bancorporation, and each of whom acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

         In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                 _______________________________
                                                         Notary Public

         The undersigned members of the Board of Directors of The Commerce Bancorporation (the "Company"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of the Company.

         The undersigned do hereby, individually and as a group, until the Effective Date or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or The Commerce Bank of Washington, National Association.


_____________________       ______________________       ______________________




_____________________       ______________________       ______________________




_____________________       ______________________       ______________________




_____________________       ______________________       ______________________




_____________________       ______________________       ______________________




_____________________       ______________________       ______________________

                                  SCHEDULE 1.8


                               Graham S. Anderson
                                Stanley H. Barer
                              Christopher T. Bayley
                                 Carl G. Behnke
                               William D. Bradford
                              Richard C. Clotfelter
                                 Kirby L. Cramer
                                Michael D. Garvey
                          Herbert M. (Budd) Gould, III
                               James C. Hawkanson
                               John A. Hilton, Jr.
                               Garfield R. Jeffers
                                 Patrick W. Kuo
                             Laurie McDonald Jonsson
                             William Rademaker, Jr.
                               Robert R. Richards
                                 Faye Sarkowsky
                                 David C. Wyman

                                   APPENDIX B

                       WASHINGTON BUSINESS CORPORATION ACT
                           Rights of Dissenting Owners


                               DISSENTERS' RIGHTS

         23B.13.010        DEFINITIONS.--As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         23B.13.020 RIGHT TO DISSENT.--(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party (i) if share holder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

         (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

         (a) The proposed corporate action is abandoned or rescinded;

         (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

         23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the ben eficial shareholder's behalf only if:

         (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder does so with respect to all shares of which such share holder is the beneficial shareholder or over which such shareholder has power to direct the vote.

         23B.13.200 NOTICE OF DISSENTERS' RIGHTS.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

         23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this sec tion is not entitled to payment for the shareholder's shares under this chapter.

         23B.13.220 DISSENTERS' NOTICE.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

         (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

         (e) Be accompanied by a copy of this chapter.

         23B.13.230 DUTY TO DEMAND PAYMENT.--(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share cer tificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

         23B.13.240 SHARE RESTRICTIONS.--(1) The corporation may restrict the trans fer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

         23B.13.250 PAYMENT--(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2)      The payment must be accompanied by:

         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) An explanation of how the corporation estimated the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

         (e) A copy of this chapter.

         23B.13.260 FAILURE TO TAKE ACTION.--(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

         23B.13.270 AFTER-ACQUIRED SHARES.--(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

         23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

         (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

         (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

         23B.13.300 COURT ACTION.--(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall continence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

         23B.13.310 COURT COSTS AND COUNSEL FEES.--(l) The court in a proceed ing commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX C

                FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.



_______________, 1998



Board of Directors
The Commerce Bancorporation
Two Union Square
Suite 3600
601 Union Street
Seattle, WA  98101

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of The Commerce Bancorporation ("the Company") of the consideration to be received by such stockholders in the proposed reorganization (the "Reorganization") between the Company and Zions Bancorporation ("Zions"), pursuant to the Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of May 13, 1998 between the Company and Zions. Under the terms of the Plan of Reorganization, stockholders of the Company will receive $30.70 of Zions' common stock for each of their shares of common stock, par value $2.50 per share of the Company (the "Consideration"). It is our understanding that the Reorganization will be accounted for as a pooling accounting transaction under generally accepted accounting practices.

         Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to Zions and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Zions for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

         In rendering our opinion, we have (i) reviewed, among other things, the Plan of Reorganization, Audited Financial Statements of the Company and Annual Reports to stockholders and Annual Report on Form 10-K of Zions for the four years ended December 31, 1997, certain interim reports of the Company and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zions and certain internal financial analyses and forecasts for the Company prepared by management; (ii) held discussions with members of senior management of the Company and Zions regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Zions with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the Company and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for the Company and Zions are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company or Zions, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and Zions; (ii) the assets and liabilities of the Company and Zions; and
(iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the common stockholders of the Company.

                                     Very truly yours,


                                     KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Utah law provides for indemnification of directors and officers as follows:

16-10a-902  AUTHORITY TO INDEMNIFY DIRECTORS.

         (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

              (a) his conduct was in good faith; and

              (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

              (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

              (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

              (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

16-10a-903  MANDATORY INDEMNIFICATION OF DIRECTORS.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

16-10a-907  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
AGENTS.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16- 10a-905, in each case to the same extent as a director;

         (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

         (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

16-10a-908  INSURANCE.

         A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a- 907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

16-10a-909        LIMITATIONS OF INDEMNIFICATION OF DIRECTORS.

         (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

         (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

Item 21.  Exhibits and Financial Statement Schedules.

         (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-7.

         (b)      Financial Statement Schedules.  Not applicable.

         (c)      Report, Opinion or Appraisal.  Not applicable.

Item 22.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

         (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (8) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (9) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (10) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 16th day of July, 1998.

                                             Zions Bancorporation


                                             By: /s/ Harris H. Simmons
                                                 -----------------------------
                                                 Harris H. Simmons, President
                                                  and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons, and Dale M. Gibbons, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Capacity                                    Date
---------                                    --------                                    ----
/s/ Harris H. Simmons
---------------------                        President, Chief Executive                  July 16, 1998
Harris H. Simmons                            Officer and Director

/s/ Dale M. Gibbons
---------------------                        Executive Vice President                    July 16, 1998
Dale M. Gibbons                              and Chief Financial Officer

/s/ Nolan X. Bellon
---------------------                        Senior Vice President                       July 16, 1998
Nolan X. Bellon                              and Controller


                                      II-7



/s/ Roy W. Simmons
---------------------                        Chairman and Director                       July 16, 1998
Roy W. Simmons

/s/ Jerry C. Atkin
---------------------                        Director                                    July 16, 1998
Jerry C. Atkin

/s/ R. D. Cash
---------------------                        Director                                    July 16, 1998
R. D. Cash

/s/ L. E. Simmons
---------------------                        Director                                    July 16, 1998
L. E. Simmons

/s/ Grant R. Caldwell
---------------------                        Director                                    July 16, 1998
Grant R. Caldwell

/s/ I. J. Wagner
---------------------                        Director                                    July 16, 1998
I. J. Wagner

/s/ Roger B. Porter
---------------------                        Director                                    July 16, 1998
Roger B. Porter

/s/ Richard H. Madsen
---------------------                        Director                                    July 16, 1998
Richard H. Madsen

/s/ Robert G. Sarver
---------------------                        Director                                    July 16, 1998
Robert G. Sarver

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

                                                                                                  Page Number
                                                                                                 in Sequential
Exhibit                                                                                            Numbering
  No.             Description and Method of Filing                                                  System
-------           -------------------------------                                                   ------

2.1 Agreement and Plan of Reorganization dated as of May 13, 1998 between Zions Bancorporation and The Commerce Bancorporation
                  (filed herewith as Appendix A to the Proxy
                  Statement/Prospectus; Exhibits I, II, and V are filed herewith)

3.1               Restated Articles of Incorporation of Zions Bancorporation                           *
                  dated November 8, 1993, and filed with the Department of
                  Business Regulation, Division of Corporations of the State of
                  Utah on November 9, 1993 (incorporated by reference to Exhibit
                  3.1 to the Registrant's Form S-4 Registration Statement, File
                  No. 33-51145, filed on November 22, 1993)

3.2               Restated Bylaws of Zions Bancorporation, dated November 8,                           *
                  1993 (incorporated by reference to Exhibit 3.2 to the
                  Registrant's Form S-4 Registration Statement, File
                  No. 33-51145, filed November 22, 1993)

3.3               Articles of Amendment to the Restated Articles of                                    *
                  Incorporation of Zions Bancorporation dated April 30, 1997 and filed with the Department of Business Regulation, Division of
                  Corporations of the State of Utah on May 2, 1997 (incorporated by reference to Exhibit 3.1 of Zions Bancorporation's
                  Quarterly Report on Form 10-Q for the quarter ended June 30,
                  1997, File No. 0-2610)

4                 Shareholder Protection Rights Agreement, dated as of September                       *
                  27, 1996, between Zions Bancorporation and Zions First
                  National Bank as Rights Agent (incorporated by reference to
                  Exhibit 1 to the Registrant's Form 8-K, filed October 12,
                  1996)

5 Opinion of Duane, Morris & Heckscher LLP regarding the legality of the shares of Common Stock being registered (filed herewith)



                                      II-9




8                 Opinion of Foster Pepper & Shefelman PLLC regarding tax                              *
                  matters (filed herewith)

10.1              Amended and Restated Zions Bancorporation Pension Plan                               *
                  (incorporated by reference to Exhibit 10.1 of Zions
                  Bancorporation's Annual Report on Form 10-K for the year ended
                  December 31, 1994, File No. 0-2610) *

10.2              Amendment to Zions Bancorporation Pension Plan effective                             *
                  December 1, 1994 (incorporated by reference to Exhibit 10.2 of
                  Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-2610) *

10.3              Zions Utah Bancorporation Supplemental Retirement Plan Form                          *
                  (incorporated by reference to Exhibit 19.4 of Zions Utah
                  Bancorporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1985, File No. 0-2610) *

10.4              Zions Utah Bancorporation Key Employee Incentive Stock                               *
                  Option Plan approved by the shareholders of the Company on
                  April 28, 1982 (incorporated by reference to Exhibit 10.1 of
                  Zions Bancorporation's Quarterly Report on Form 10-Q for the
                  quarter ended June 30, 1995, File No. 0-2610) *

10.5              Amendment No. 1 to Zions Bancorporation Key Employee Incentive                       *
                  Stock Option Plan approved by the shareholders of the Company on April 27, 1990 (incorporated by reference to Exhibit 10.2 of Zions Bancorporation's Quarterly Report on Form 10-Q for
                  the quarter ended June 30, 1995, File No. 0- 2610)

10.6              Amendment No. 2 to Zions Bancorporation Key Employee Incentive                       *
                  Stock Option Plan approved by the shareholders of the Company of April 28, 1995 (incorporated by reference to Exhibit 10.3 of Zions Bancorporation's Quarterly Report on Form 10-Q for
                  the quarter ended June 30, 1995, File No. 0- 2610) *

10.7              Zions Bancorporation Deferred Compensation Plan for Directors,                       *
                  as amended May 1, 1991 (incorporated by reference to Exhibit
                  19 of Zions Bancorporation's Annual Report on Form 10-K for
                  the year ended December 31, 1991, File No. 0-2610) *

                                     II-10





10.8              Zions Bancorporation Senior Management Value Sharing Plan,                           *
                  Award Period 1993-1996 (incorporated by reference to Exhibit
                  10.8 of Zions Bancorporation's Annual Report on Form 10-K for
                  the year ended December 31, 1993, File No. 0-2610) *

10.9              Zions Bancorporation Senior Management Value Sharing Plan,                           *
                  Award Period 1994-1997 (incorporated by reference to exhibit
                  10.9 of Zions Bancorporation's Annual Report on Form 10-K for
                  the year ended December 31, 1994, File No. 0-2610)

10.10             Zions Bancorporation Senior Management Value Sharing Plan                            *
                  Award Period 1995-1998 (incorporated by reference to Exhibit
                  10.14 of Zions Bancorporation's Annual Report on Form 10-K for
                  the year ended December 31, 1995, File No. 0-2610)

10.11             Zions Bancorporation Senior Management Value Sharing Plan                            *
                  Award Period 1996-1999 (incorporated by reference to Exhibit
                  10.16 of Zions Bancorporation's Annual Report on Form 10-K for
                  the year ended December 31, 1996, File No. 0-2610)

10.12             Zions Bancorporation Executive Management Pension Plan                               *
                  (incorporated by reference to Exhibit 10.10 of Zions
                  Bancorporation's Annual Report on Form 10-K for the year ended
                  December 31, 1994, File No. 0-2610)

10.13             Employment Agreement between Zions Bancorporation and Mr. John                       *
                  Gisi (incorporated by reference to Exhibit 10.13 of Zions
                  Bancorporation's Annual Report on Form 10-K for the year ended
                  December 31, 1995, File No. 0-2610)

10.14             Zions Bancorporation Non-Employee Directors Stock Option Plan                        *
                  approved by the shareholders of the Company on April 26, 1996
                  (incorporated by reference to Exhibit 10 of Zions
                  Bancorporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-2610)

10.15             Form of Employment Agreement between Pitkin County Bank &                            *
                  Trust Company and Charles B. Israel (incorporated


                                     II-11



                  by reference to Exhibits 10.16 to the Registrant's Form S-4
                  Registration Statement, File No. 333-23839, filed on March 24,
                  1997)

10.16             Zions Bancorporation Pension Plan amended and restated                               *
                  effective April 1, 1997 (incorporated by reference to Exhibit
                  10 of Zions Bancorporation's Quarterly Report on Form 10-Q
                  for the quarter ended March 31, 1997, File No. 0-2610)

10.17             Form of Employment Agreement between The First National Bank                         *
                  in Alamosa and David E. Broyles (incorporated by reference to
                  Exhibit 10.17 to the Registrant's Form S-4 Registration
                  Statement, File No. 333-41821, filed on December 10, 1997) *

10.18             Form of Employment Agreement between Valley National Bank of                         *
                  Cortez and Richard C. Tucker (incorporated by reference to
                  Exhibit 10.21 to the Registrant's Form S-4 Registration
                  Statement, File No. 333-43405, filed on December 29, 1997) *

10.19             Form of Employment Agreement between Bank Colorado, National                         *
                  Association and James A. Simon (incorporated by reference to
                  Exhibit 10.21 to the Registrant's Form S-4 Registration
                  Statement, File No. 333-50733, filed on April 22, 1998) *

10.20             Form of Employment Agreement between Bank Colorado, National                         *
                  Association and John G. Jackson (incorporated by reference to
                  Exhibit 10.24 to the Registrant's Form S-4 Registration
                  Statement, File No. 333-50823, filed on April 23, 1998) *

10.21             Form of Employment Agreement between Zions Bancorporation and
                  James C. Hawkanson (filed as Exhibit V to the Agreement and
                  Plan of Reorganization, incorporated by reference as Exhibit
                  2.1 above)

                                     II-12




21                List of subsidiaries of Zions Bancorporation (incorporated by                        *
                  reference to Exhibit 21 of Zions Bancorporation's Annual
                  Report on Form 10-K for the year ended December 31, 1997, File
                  No. 0-2610)

23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants for Zions Bancorporation (filed herewith)

23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants for The Commerce Bancorporation (filed herewith)

23.3 Consent of Arthur Andersen LLP, independent certified public accountants for Sumitomo Bank of California (filed herewith)

23.4 Consent of Duane, Morris & Heckscher LLP (contained in their opinion filed as Exhibit 5)

23.5 Consent of Foster Pepper & Shefelman PLLC (contained in their opinion filed as Exhibit 8)

23.6              Consent of Keefe, Bruyette & Woods, Inc. (filed herewith)

24.1              Power of Attorney (set forth on Page II-5 of the Registration
                  Statement)

99.1              Preliminary copy of letter to shareholders of The Commerce
                  Bancorporation (filed herewith)

99.2 Preliminary copy of Notice of Special Meeting of Shareholders of The Commerce Bancorporation (filed herewith)

99.3 Preliminary copy of form of proxy for use by shareholders of The Commerce Bancorporation (filed herewith)

99.4 Form of Voting Agreement between Zions Bancorporation and various shareholders of The Commerce Bancorporation (filed herewith as part of Agreement and Plan of Reorgani zation, filed as Exhibit 2.1)




* incorporated by reference

                                   EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    EXHIBIT I

                        HOLDING COMPANY MERGER AGREEMENT

                              AGREEMENT OF MERGER


         This Agreement of Merger is made and entered into as of [ ], 1998, _______________________________ between ZIONS BANCORPORATION ("Zions Bancorp"), a corporation organized under the laws of the State of Utah, and THE COMMERCE BANCORPORATION (the "Company"), a corporation organized under the laws of the State of Washington. Zions Bancorp and the Company are hereinafter sometimes individually called a "Constituent Corporation" and collectively called the "Constituent Corporations."

                                    RECITALS

         Zions Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. As of [_____________ ], 1998, the authorized capital stock of Zions Bancorp consisted of [______] shares of Common Stock, no par value, of which [_________] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. As of [_____________] 1998, the authorized capital stock of the Company consisted of 2,500,000 shares of preferred stock, $0.01 par value, of which no shares were outstanding, and 15,000,000 shares of Company Common Stock, $2.50 par value (the "Company Common Stock"), of which [___________] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         Zions Bancorp and the Company have entered into an Agreement and Plan of Reorgani zation, dated May 13, 1998 (the "Plan of Reorganization"), setting forth certain representations, warranties, and agreements in connection with the transactions therein and herein contemplated, which contemplates the merger of the Company with and into Zions Bancorp (the "Merger") in accordance with this Agreement of Merger (the "Agreement").

         The Boards of Directors of each of Zions Bancorp and the Company deem the Merger advisable and in the best interests of each corporation and its stockholders. The Boards of Directors of each of Zions Bancorp and the Company, by resolutions duly adopted, have approved the Plan of Reorganization. The Boards of Directors of each of Zions Bancorp and the Company, by resolutions duly adopted, have approved this Agreement. The Boards of Directors of the Company have directed that this Agreement, and authorization for the transactions contemplated hereby, be submitted to stockholders of the Company respectively for approval. Pursuant to section 16-10a-1103 of the Utah Business Corporation Act, approval by the shareholders of Zions Bancorp is not required.

         At the Effective Date (as defined in Section 1.1 below) shares of Company Common Stock shall be converted into the right to receive shares of the common stock of Zions Bancorp (the "Zions Bancorp Stock"), as provided herein.

         In consideration of the premises and the mutual covenants and agreements herein contained and subject to the terms and conditions of the Agreement, the parties hereto hereby covenant and agree as follows:


                                    ARTICLE I

         1.1. Merger of the Company into Zions Bancorp. The Company shall be merged with and into Zions Bancorp on the date and at the time to be specified in the Articles of Merger to be filed with the Secretary of State of the State of Utah pursuant to section 16-10a-1105 of the Utah Business Corporation Act and with the Secretary of State of the State of Washington pursuant to section 23B.11.070 of the Washington Business Corporation Act (such date and time being referred to herein as the "Effective Date").

         1.2. Effect of the Merger. At the Effective Date:

                  (a) The Company and Zions Bancorp shall be a single corporation, which shall be Zions Bancorp. Zions Bancorp is hereby designated as the surviving corporation in the Merger and is hereinafter sometimes called the "Surviving Corporation."

                  (b) The separate existence of the Company shall cease.

                  (c) The Surviving Corporation shall have all the rights, privileges, immuni ties, and powers and shall assume and be subject to all the duties and liabilities of a corporation organized under the Utah Business Corporation Act.

                  (d) The Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Consti tuent Corporations shall not revert or be in any way impaired by reason of the Merger.

                  (e) The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. The Surviving Corporation expressly assumes and agrees to perform all of the Company's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

                  (f) The Articles of Incorporation of Zions Bancorp as they exist immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until later amended pursuant to Utah law.

                  (g) At the Effective Date and until surrendered for exchange and payment, each outstanding stock certificate which, prior to the Effective Date, represented shares of Company Common Stock shall, without further action, cease to be an issued and existing share and shall be converted into a right to receive from Zions Bancorp, and shall for all purposes represent the right to receive, upon surrender of the certificate formerly representing such shares, the number of shares of Zions Bancorp Stock specified in Article III; provided that, with respect to any matters relating to stock certificates representing Company Common Stock, Zions Bancorp may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of the Company's Common Stock at the Effective Date.

         1.3.  Acts to Carry Out This Merger Plan.

                  (a) The Company and its proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in Zions Bancorp and otherwise to carry out the purposes of this Agreement.

                  (b) If, at any time after the Effective Date, Zions Bancorp shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Zions Bancorp its right, title, or interest in or under any of the rights, properties, or assets of the Company acquired or to be acquired by Zions Bancorp as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to Zions Bancorp an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Zions Bancorp and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Zions Bancorp are fully authorized in the name of the Company or otherwise to take any and all such action.


                                   ARTICLE II

         2.1. Capitalization. The authorized shares of capital stock of Zions Bancorp as of the Effective Date shall be [______________] shares of Common Stock, no par value.

         2.2. By-Laws. The By-Laws of Zions Bancorp as they exist immediately prior to the Effective Date shall be the By-Laws of Zions Bancorp until later amended pursuant to Utah law.

                                   ARTICLE III

         3.1. Manner of Converting Shares. Subject to the terms, conditions, and limitations set forth herein, upon surrender of his, her or its certificate or certificates, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares (the "Exchange Ratio") of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") (together with the number of rights issued pursuant to the Shareholders' Protection Rights Plan of Zions Bancorp associated therewith) calculated by dividing $30.70 by the average of each Daily Sales Price over the twenty consecutive trading days ending on and including the trading day immediately preceding the Effective Date (the "Average Closing Price"). As used in the previous sentence, "Daily Sales Price" means, for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Bancorp Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Company shall mutually agree.

         3.2.  No Fractional Shares; Dissenters' Rights.

                  (a) Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

                  (b) Notwithstanding anything to the contrary herein, each share of Company Common Stock held by a shareholder of the Company who has timely and properly exercised his, her or its dissenters' rights in accordance with the applicable laws of the State of Washington dealing with appraisal rights (the "Appraisal Laws"), and whose holder, as of the Effective Date, has not effectively withdrawn or lost his, her or its dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive Zions Bancorp Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of such shares who becomes entitled to payment for his, her or its Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from Zions Bancorp in accordance with the Appraisal Laws.

         3.3. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his, her or its Zions Bancorp Stock until he, she or it exchanges his, her or its certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Company who have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in Section 3.4 of this Agreement) and, upon receipt from a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (i) certificates representing his, her or its shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 3.2 hereof.

         3.4.  Designation of Exchange Agent.

                  (a) The parties of this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank") as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) Zions Bancorp will, promptly after the Effective Date, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash to be paid to holders of Company Common Stock in accordance with this Agreement.

         3.5. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock except to such holders as shall have waived the notice required by this Section 3.5, a notice specifying the Effective Date and notifying such holder to surrender his, her or its certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

         3.6. Treatment of Stock Options. At the Effective Date, each stock option to purchase Company Common Stock not exercised prior to the Effective Date (each, a "Converted Option"), whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of Zions Bancorp Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of Company Common Stock subject to such Converted Option as of the Effective Date multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of Common Stock subject to such Converted Option at the Effective Date divided by (y) the number of shares of Zions Bancorp Stock subject to such Replacement Option. Notwithstanding the foregoing, each Converted Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Date, the Company shall take all action, if any, necessary with respect to any Converted Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 3.6. At the Effective Time, Zions Bancorp shall assume such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that Zions Bancorp shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.


                                   ARTICLE IV

         4.1. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         4.2. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corpora tion, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         4.3. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contem plated thereby by certified or registered mail, return receipt requested, or to its registered agent, if any, for service of process in the State of Utah. Each of the parties irrevocably and uncondi tionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         4.4. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

         4.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto, provided that this Agreement may not be amended after the action by shareholders of the Company in any respect that would prejudice the economic interests of such Company shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.

         4.6. Termination. This Agreement shall terminate and be abandoned upon
(i) termina tion of the Plan of Reorganization or (ii) the mutual consent of Zions Bancorp and the Company at any time prior to the Effective Date, and there shall be no liability on the part of either of the parties hereto (or any of their respective officers or directors) except to the extent provided in the Plan of Reorganization.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       ZIONS BANCORPORATION



Attest:                                 By:
        ------------------                  ---------------------------
        Jennifer R. Jolley                        Dale M. Gibbons
        Assistant Secretary                   Executive Vice President
                                                   and Secretary


                                        THE COMMERCE BANCORPORATION



Attest:                                 By:
        ------------------                  ---------------------------
                                                 Robert R. Richards
                                           President and Chief Executive Officer



Attest:                                 By:
        ------------------                  ---------------------------
                                                  James C. Hawkanson
                                                      Secretary

--------------------------------
                                )
State of Utah                   )
                                )       ss.
County of Salt Lake             )
                                )
--------------------------------

         On this [_____________] day of [___________], 1998, before me personally appeared Dale M. Gibbons, to me known to be the Executive Vice President and Secretary of Zions Bancorpora tion, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.






                                              --------------------------
                                                     Notary Public

--------------------------------
                                )
State of Washington             )
                                )       ss.
County of King                  )
                                )
--------------------------------

         On this [_____________] day of [_______] 1998, before me personally appeared Robert R. Richards and James C. Hawkanson, to me known to be the President and Chief Executive Officer and the Secretary, respectively, of The Commerce Bancorporation, and each of whom acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.






                                              --------------------------
                                                      Notary Public

                                   EXHIBIT II

                                VOTING AGREEMENT

                                  May 13, 1998


Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah  84111

Mesdames and Gentlemen:

         The undersigned understands that Zions Bancorporation ("Zions Bancorp") is about to enter into an Agreement and Plan of Reorganization with The Commerce Bancorporation (the "Company") (the "Agreement"). The Agreement provides for the merger of the Company with and into Zions Bancorp (the "Merger") and the conversion of outstanding shares of Company Stock into Zions Bancorp Common Stock and cash in lieu of fractional shares in accordance with the formula therein set forth.

         In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the Company Shareholders' Meeting contemplated by Section 4.1 of the Agreement and Plan of Reorganization (the "Meeting"), and any adjournment thereof, the under signed will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Company Common Stock beneficially owned by the undersigned individu ally or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Company Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he or she will use his or her best efforts to cause any other shares of Company Common Stock over which he or she has or shares voting power to be voted in favor of the Agreement and the Merger.

         The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by the Company until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

         (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets, reclassification, or other transaction involving the Company or any of its subsidiaries which would have the effect of assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate thereof over the Company or any substantial portion of

Zions Bancorporation
May 13, 1998
Page 2



its assets or assisting or facilitating the acquisition of control by any personits other than Zions Bancorp or an affiliate, or the Company or a wholly-owned subsidiary of the Company, of any subsidiary of the Company or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement, or understanding or otherwise.

         (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer, or similar proposal made by any person other than Zions Bancorp or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph (a), above) of the Company, any of its subsidiaries or any substantial portion of the assets of the Company or any subsidiary thereof or to any other person (other than Zions Bancorp or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control,
(iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

         It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of the Company or a member of the Board of Directors of The Commerce Bank of Washington, National Association, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another (unless such other person is affiliated with the undersigned or is bound by an agreement with Zions Bancorp substantially similar to this agreement), and that this agreement is not in any way intended to affect the exercise by the undersigned of the under signed's fiduciary responsibility in respect of any such securities.

                                      Very truly yours,




                                      --------------------------------

Zions Bancorporation
May 13, 1998
Page 3





Accepted and Agreed to:
ZIONS BANCORPORATION


By:
    --------------------------------

Title:
       -----------------------------

Zions Bancorporation
May 13, 1998
Page 4




Name of Shareholder:


              Shares of Common Stock of The Commerce Bancorporation
                               Beneficially Owned
                               As of May 13, 1998


  Name(s) of                                                        Number of
Record Owner(s)                 Beneficial Ownership 1/              Shares
---------------                 -----------------------             ---------





















--------
     1/ For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust and other than a fiduciary capacity on behalf of a person who is affiliated with the share holder or is bound by an agreement with Zions Bancorp substantially similar to this agreement) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his or her spouse, together with his or her spouse) to direct the voting of such shares.

                                    EXHIBIT V

                              EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this [_______________] day of [__________], 1998, by and between James C. Hawkanson
("Executive") and ZIONS BANCORPORATION, a Utah corporation having its principal office in Salt Lake City, Utah ("Zions Bancorp")

                         W I T N E S S E T H   T H A T :

         WHEREAS, the Agreement and Plan of Reorganization (the "Plan") dated as of May 13, 1998 by and between Zions Bancorporation and The Commerce Bancorporation, a Washington corporation having its principal office in Seattle, Washington (the Company"), provides that the Company will be merged with and into Zions Bancorp (the "Merger");

         WHEREAS, Executive is the chief executive officer of The Commerce Bank of Washington, National Association, a national banking association which is a wholly-owned subsidiary of the Company (the "Bank");

         WHEREAS, Zions Bancorp desires to secure the employment of Executive upon consummation of the Merger;

         WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein; and

         WHEREAS, to assist in achieving the objectives of the transactions described in the Plan, section 4.10 of the Plan contemplates that Executive will enter into an employment agreement as a condition to the consummation of the transactions described therein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agree ments hereinafter set forth, the parties agree as follows:

         1. Employment; Responsibilities and Duties.

         (a) Zions Bancorp hereby agrees to employ Executive, and Executive hereby agrees to serve as chief executive officer of the Bank and of any depository institution which is successor-in-interest thereto ("the Bank" hereafter to include any depository institution which is successor-in-interest thereto) and as a member of the executive Committee of Zions Bancorp during the Term of Employment. Executive shall have such duties, responsibilities, and authority as shall be set forth in the bylaws of the Bank on the date of this Agreement or as may otherwise be determined by Zions Bancorp or by the Bank.

         (b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement. During the Term of Employment, Executive shall not, without the prior written consent of the Board of Directors of the Bank, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior permission of the Board of Directors of Zions Bancorp, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

         2. Term of Employment.

         (a) The term of this Agreement ("Term of Employment") shall be the period com mencing on the date hereof (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

                  (i) the third anniversary of the Commencement Date, unless the Term of Employment shall be extended by mutual written agreement of Executive and Zions Bancorp;

                  (ii) the death of Executive;

                  (iii) Executive's inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

                  (iv) the discharge of Executive by Zions Bancorp "for cause," which shall mean one or more of the following:

                           (A) any willful or gross misconduct by Executive with
respect to the business and affairs of Zions Bancorp or the Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

                           (B) the conviction of Executive of a felony (after
the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by Zions Bancorp;

                           (C) Executive's willful neglect, failure, or refusal
to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Zions Bancorp believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within fourteen days of receiving such demand; or

                           (D) the breach by Executive of any representation or
warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to Zions Bancorp or the Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

                  (v) Executive's resignation from his position as chief executive officer of the Bank other than for "Good Reason," as hereinafter defined; or

                  (vi) the termination of Executive's employment by Zions Bancorp "without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive; or

                  (vii) Executive's resignation for "Good Reason."

For purposes of this Section 2(a), no act or failure to act will be deemed "willful" unless done, or omitted, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Zions Bancorp or the Bank.

"Good Reason" shall mean the occurrence of one or more of the following events, without Executive's express written consent: (i) reassignment of Executive to a position other than as chief executive officer of the Bank and member of the Executive Committee of Zions Bancorp other than for "Cause"; (ii) beginning on the Commencement Date and for twelve months thereafter, a decrease in the amount of Executive's total cash compensation from the amount established in Section 3(a) hereof; (iii) beginning on the date that is twelve months from the Commencement Date, a decrease of more than 1 percent in Executive's opportunity for cash compensation from the amount established in Section 3(a) hereof; (iv) a relocation of Executive's job to a location which is both outside the Seattle metropolitan area and more than thirty miles from the current main office of the Bank; or (v) Executive's loss of eligibility for welfare benefit plans.

         (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occurrence of any such event:

                  (i) any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

                  (ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

         (c) In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive:

                  (i) for the period commencing on the date immediately following the Termi nation Date and ending upon and including the third anniversary of the Commencement Date, cash compensation payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of the Bank with respect to executive personnel as presently in effect or as they may be modified by the Bank from time to time; and

                  (ii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) hereof.

         3. Compensation. For the services to be performed by Executive for the Bank under this Agreement, Executive shall be compensated in the following manner:

         (a) Cash Compensation.

                  (i) During the Term of Employment the Bank shall pay Executive cash compensation which shall not be less than the cash compensation paid to Executive by the Bank as of May 13, 1998, together with the cash bonus paid to Executive for the year ended December 31, 1997 assuming Executive performs competently. Salary shall be payable in accordance with the normal payroll practices of the Bank with respect to executive personnel as presently in effect or as they may be modified by the Bank from time to time.

                  (ii) During the Term of Employment Executive shall be eligible to be considered for salary increases, upon review, in accordance with the compensation policies of Zions Bancorp with respect to executive personnel as presently in effect or as they may be modified by Zions Bancorp from time to time.

         (b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Zions Bancorp, as presently in effect or as they may be modified by Zions Bancorp from time to time, under such terms as may be applicable to officers of Executive's rank employed by Zions Bancorp or its affiliates, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance. Executive's eligibility, but not vesting (other than for plans of the Company or the Bank which are not terminated), for such benefits shall include Executive's prior service with the Company and the Bank.

         (c) Supplemental Executive Retirement Plan. Zions Bancorp shall assume and continue in effect the Executive Deferred Compensation Agreement between

Executive and the Bank dated August 15, 1997, and, in return therefor, Executive renounces entitlement to benefits under any supplemental executive retirement plan to which he would otherwise be entitled as an exeuctive of Zions Bancorp or an affiliate of Zions Bancorp.

         (d) Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of Zions Bancorp as in effect as of the Commencement Date or as may be modified by Zions Bancorp from time to time as may be applicable to officers of Executive's rank employed by Zions Bancorp or its affiliates, but in no event less than that provided to Executive by the Bank at December 31, 1997.

         (e) Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

         (f) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of Zions Bancorp as are in effect as of the Commencement Date and as may be modified by Zions Bancorp from time to time, under such terms as may be applicable to officers of Executive's rank employed by Zions Bancorp or its affiliates.

         4. Confidential Business Information; Non-Competition.

         (a) Executive acknowledges that certain business methods, creative techniques, and technical data of Zions Bancorp and its affiliates and the like are deemed by Zions Bancorp to be and are in fact confidential business information of Zions Bancorp or its affiliates or are en trusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Zions Bancorp or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Zions Bancorp or the Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Zions Bancorp or the Bank or their affiliates. In this regard, Zions Bancorp asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Zions Bancorp, nor shall he use to the detriment of Zions Bancorp or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of Zions Bancorp or the Bank or their affiliates, any confidential business information obtained during the course of his employment by the Bank.

The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of Zions Bancorp or the Bank or their affiliates.

         (b) Executive hereby agrees that from the Commencement Date until the second anniversary of the Termination Date, Executive will not (i) engage in the banking business other than on behalf of Zions Bancorp or the Bank or their affiliates within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions Bancorp or the Bank or their affiliates) engaged in the banking business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any person known to Executive to be an employee, officer, or member of the respective Boards of Directors of the Bank or any of its affiliates to engage in any action prohibited under (i) or (ii) of this section 4(b); provided that the ownership by Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation, or the shares of any investment company as defined in section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive's obligations under this section 4(b).

         (c) Executive acknowledges and agrees that irreparable injury will result to Zions Bancorp in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that Zions Bancorp will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Zions Bancorp or the Bank may have, Zions Bancorp shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Salt Lake County, Utah, King County, Washington, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

         (d) It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each juris diction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Zions Bancorp, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

         (e) As used herein, "Market Area" shall mean the Washington counties of King, Kitsap, Pierce, and Snohomish.

         5. Life Insurance. In light of the unusual abilities and experience of Executive, Zions Bancorp in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as Zions Bancorp may choose. Zions Bancorp shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Zions Bancorp, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Zions Bancorp has applied for insurance.

         6. Representations and Warranties.

         (a) Executive represents and warrants to Zions Bancorp that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

         (b) Executive shall indemnify, defend, and hold harmless Zions Bancorp for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Zions Bancorp has incurred or to which Zions Bancorp may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

         7. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp:

         Zions Bancorporation
         One South Main, Suite 1380
         Salt Lake City, Utah  84111

         Attention:  Mr. Harris H. Simmons
                     President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C.  20006

If to Executive:

         Mr. James C. Hawkanson
         5011 88th Avenue SE
         Mercer Island, Washington  98040

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

         8. Assignment. Neither party may assign this Agreement or any rights or obliga tions hereunder without the consent of the other party.

         9. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah and King County, Washington to be proper jurisdictions and venues for any suit or action arising out of this Agree ment. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that he or it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, at the address provided in section 7, or in the case of Zions Bancorp to its registered agent, if any, for service of process in the state of Utah or Washington. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         10. Entire Agreement. This Agreement constitutes the entire understanding among Zions Bancorp, the Bank and Executive relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

         11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

         (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement contain ing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

         (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

         12. Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the District of Washington. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

         13. Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

         14. Affiliation. A company will be deemed to be "affiliated" with Zions Bancorp or the Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         15. Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.


                                      ZIONS BANCORPORATION



Attest:                                By:
         -------------------                ------------------------
          Jennifer R. Jolley                    Dale M. Gibbons
         Assistant Secretary                Executive Vice President
                                                 and Secretary


                                      JAMES C. HAWKANSON



Witness:
         -------------------          ----------------------